                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-57546


PROSPECTUS SUPPLEMENT
(To Prospectus dated June 29, 2001)

                               3,300,000 Shares

                                    [LOGO]
                          W. R. Berkley Corporation

                                 COMMON STOCK
                            ---------------------
WE ARE OFFERING 3,300,000 SHARES OF OUR COMMON STOCK.
                             ---------------------
OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "BER." ON NOVEMBER 1, 2001, THE LAST REPORTED SALE PRICE OF OUR COMMON STOCK ON THE NEW YORK STOCK EXCHANGE WAS $54.00 PER SHARE.
                             ---------------------
INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-12.
                             ---------------------
                              PRICE $54.00 A SHARE
                             ---------------------

                                                                     UNDERWRITING
                                                        PRICE TO     DISCOUNTS AND    PROCEEDS TO
                                                         PUBLIC       COMMISSIONS    W. R. BERKLEY
                                                        --------     -------------   -------------
Per Share...........................................     $54.00         $2.70           $51.30
Total...............................................  $178,200,000    $8,910,000     $169,290,000

We have granted the underwriters the right to purchase up to an additional 495,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on November 6, 2001.
                             ---------------------
MORGAN STANLEY
                         CREDIT SUISSE FIRST BOSTON
                                            MERRILL LYNCH & CO.
November 1, 2001

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.........   S-3
Risk Factors..........................  S-12
Forward-Looking Statements............  S-19
Use of Proceeds.......................  S-20
Capitalization........................  S-21
Business..............................  S-22
Price Range of Our Common Stock.......  S-38
Dividend Policy.......................  S-38
Underwriters..........................  S-39
Legal Matters.........................  S-41
Experts...............................  S-41
Where You Can Find More Information...  S-41
Incorporation of Certain Documents by
  Reference...........................  S-42
Index to Supplemental Financial
  Information.........................  SF-1
Index to Consolidated Financial
  Statements..........................   F-1

                                        PAGE
                                        ----
                 PROSPECTUS
About This Prospectus.................   ii
Table of Contents.....................  iii
W. R. Berkley Corporation.............    1
The Trusts............................    1
Risk Factors..........................    3
Forward-Looking Statements............    8
Use of Proceeds.......................    8
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends...........................    9
General Description of the Offered
  Securities..........................   10
Description of Our Capital Stock......   10
Description of the Depositary
  Shares..............................   17
Description of the Debt Securities....   20
Description of the Warrants to
  Purchase Common Stock or Preferred
  Stock...............................   37
Description of the Warrants to
  Purchase Debt Securities............   39
Description of Preferred Securities...   40
Description of Preferred Securities
  Guarantees..........................   51
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................   55
Plan of Distribution..................   55
Legal Opinions........................   57
Experts...............................   57
Where You Can Find More Information...   58
Incorporation of Certain Documents by
  Reference...........................   58

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the offering.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ONLY ACCURATE AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT AND THE DATE OF THE ACCOMPANYING PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR ANY SALE OF THE SHARES OF COMMON STOCK.
                            ------------------------

Unless otherwise indicated, all references in this prospectus supplement and the accompanying prospectus to "W. R. Berkley", "we", "us", "our" or similar terms refer to W. R. Berkley Corporation together with its subsidiaries.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights information about W. R. Berkley Corporation and this offering. Because this is a summary, it may not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the prospectus to which it relates together with our reports filed with the SEC that are incorporated by reference. You should be aware that the ratings of our domestic insurance subsidiaries by A.M. Best Company, Inc., or A.M. Best, contained in this prospectus supplement are based upon factors of concern to policyholders, insurance agents and brokers and are not directed toward the protection of investors.

                           W. R. BERKLEY CORPORATION

INTRODUCTION

     We are a holding company which, through our subsidiaries, operates in five segments of the property casualty insurance business: specialty lines of insurance (including excess and surplus lines and commercial transportation); alternative markets (including the management of alternative insurance market mechanisms); reinsurance; regional property casualty insurance; and international. All of our domestic insurance subsidiaries have an A.M. Best rating of "A (Excellent)", other than Admiral Insurance Company, which has a rating of "A+ (Superior)".

     We conduct our specialty insurance, alternative markets and reinsurance operations nationwide. We conduct our regional insurance operations primarily in the Midwest, New England, Southern (excluding Florida) and Mid Atlantic regions of the United States. We currently conduct our international operations in Argentina and the Philippines.

     Our net premiums written during the six month period ended June 30, 2001 and the year ended December 31, 2000 were approximately $886 million and $1,506 million, respectively, divided among our five segments for the six months ended June 30, 2001 as follows:

                                                          PERCENTAGE OF NET
                                                          PREMIUMS WRITTEN
                                                          -----------------
Specialty...............................................         26.2%
Alternative Markets.....................................          7.9
Reinsurance.............................................         18.1
Regional................................................         39.8
International...........................................          8.0
                                                                -----
     Total..............................................        100.0%
                                                                =====

INDUSTRY AND COMPANY OUTLOOK

     Following an extended period of declining premium rates and unfavorable underwriting terms over the past decade, capacity in the property casualty industry began to contract in 2000, as companies withdrew from the business or ceased operations. With this industry contraction, insurers and reinsurers were generally able to raise rates commencing in the second half of 2000. While raising rates, they have also been able to insist on policies with more favorable terms and conditions, which limit their exposure. Due to the hardening of the market, we have enjoyed more favorable terms and conditions and achieved significant price increases in 2000 and 2001, particularly for certain specialty lines.

     The property casualty industry, and the reinsurance market in particular, experienced significant losses in the attacks of September 11, 2001. As a result, we expect that the hardening of the property casualty market which began in 2000 will accelerate in the remainder of 2001 and in 2002, as demand for insurance and reinsurance increases while capacity continues to contract. In such an environment, we expect that premiums will continue to rise and we will be able to obtain even more favorable terms and conditions.

     We believe that the current industry conditions are similar in many ways to the last hardening market, which occurred in the mid-1980s. We experienced significant growth at that time, particularly in our specialty insurance segment, which achieved a threefold increase in net premiums written from 1984 to 1986. We expect the beneficial impact of these improving market conditions to be reflected in our financial results over time. While we generally recognize immediately our increases in service fees, our increased premiums are not fully recognized on our financial statements until at least the fifth quarter following such price increases.

     As further described below, based on current market trends, we expect significant growth in the specialty segment, our facultative reinsurance operations and portions of our alternative markets segment, accompanied by further improvements in policy terms and conditions. We expect the commercial lines of our regional segment to generate double-digit growth in net premiums written as a result of recently achieved and anticipated price increases. Growth in the specialty and regional segments would be affected as well by our purchase of less reinsurance, which has increased our risk retention levels.

     As a result of our strategic repositioning, we plan to devote greater resources to certain components of our business such as facultative reinsurance. We also expect improved underwriting results in the treaty sub-segment of our reinsurance operations as we anticipate that we will write treaties, although fewer in number, with more significant participations and as we continue to shift toward excess of loss treaties. As further described below, we are withdrawing from the personal lines business of our regional segment, subject to the requirements of state insurance laws, and the alternative markets portion of our reinsurance segment, which present less profitable opportunities.

STRATEGY

     Our strategy is to focus on segments of the property casualty insurance business that we believe offer opportunities for excellent returns over the long term. We operate a group of autonomous insurance entities that can compete effectively in selected markets within the property casualty industry. The following are the basic tenets of our strategy:

      -- Opportunistic Growth. We seek to deploy our capital and to position our companies to capitalize on our most profitable opportunities by concentrating on market segments where our flexibility, responsiveness, expertise and strong relationships provide us with a competitive advantage. We also seek to leverage our strong positions in specialized areas such as excess and surplus lines, the alternative markets segment and facultative reinsurance to benefit from the price increases in these areas. Moreover, we have increased our retention levels in order to take advantage of improving market conditions. We anticipate that we will use a portion of the proceeds of this offering to increase the capital of our operating companies and contribute to the growth of our business, which may include investments in new insurance ventures. As part of our strategy, we consider the acquisition or start-up of complementary businesses to be a means of obtaining a further competitive advantage in our business and we continue to evaluate possible acquisitions and new ventures on an ongoing basis.

      -- Underwriting Discipline. As a result of the hardening market, we expect to be able to apply stricter underwriting criteria and to define covered risks in a manner that enhances underwriting profitability. As a result, we expect that our companies will be able to collect higher premiums while issuing policies with the same or reduced levels of coverage. In addition, under the current market conditions, policies previously written in the standard market might be issued by one of our specialty companies with more restrictive coverage terms.

      -- Autonomous Structure. We operate through subsidiaries that have the flexibility to respond to local or specific market conditions. This structure allows us to be closer to our customers to better understand their individual needs and risk characteristics. We believe that this structure enhances our position within the distribution channels for our products. At the same time, our holding company structure allows us to capitalize on the benefits of economies of scale through centralized capital, investment and reinsurance management, technology strategy and additional actuarial, financial and legal staff support.

      -- Specialization. Our decentralized structure allows our operating companies to target specialized markets and products based on local market conditions, underwriting risk and expertise in the business covered. While we have emphasized specialty areas for many years, we are applying this expertise to our other businesses, such as our facultative reinsurance operations. We believe that this expertise to pursue specialized business niches presents the opportunity for superior underwriting results and higher margins.

      -- Disciplined Financial Approach. The discipline of maintaining a solid balance sheet is a core component of our strategy. We manage our businesses with a focus on profitability rather than market share and adjust our premium growth plans and capital allocations accordingly. We invest our assets in a conservative manner and monitor our loss reserves closely.

STRATEGIC POSITIONING

     We believe that our company has developed a reputation for underwriting expertise and discipline. Our aggregate underwriting results, as measured by statutory combined ratio, were superior to those of the property casualty industry in ten of the twelve years from 1989 to 2000. We believe that the current industry hardening presents significant opportunities for our different lines of business to expand and take advantage of both higher prices and more restrictive terms and conditions that limit our exposure, particularly in the specialty areas. We believe that we have already positioned our operating segments to capitalize on these opportunities as a result of the following:

      -- Specialty. Specialty lines of insurance are, by their nature, customized to provide the client with a risk management solution tailored to its unique needs, as opposed to standard insurance, which is priced more like a commodity. We expect the specialty segment to become even more important to our overall business as we continue to focus increasingly on high-margin, less commodity-like businesses across the organization. We experienced substantial rate increases and hardening of terms for certain specialty lines in 2001, which, as a result of the anticipated further hardening of the market, we expect will provide us with substantial growth for the segment. In addition, because of hardening in the standard insurance market, we expect insureds increasingly to turn to the specialty market for coverage, leading to additional opportunities for growth. We anticipate that our excess and surplus lines will be especially well-suited to benefit from the changing environment due to the freedom from rate and form regulatory filings that they enjoy. We believe that, due to our underwriting expertise, loss control capabilities and claims handling skills, we are well-positioned to take advantage of opportunities in this segment.

      -- Alternative Markets. As the primary markets charge higher premiums for the same or reduced levels of coverage, we expect additional insurance buyers to explore alternative markets insurance mechanisms. We also anticipate that insureds increasingly will be placed in residual market programs, which will offer us new service fee-based opportunities. In addition, since the fee-based revenues associated with alternative markets services are typically charged as a percentage of premium dollars, higher premiums (resulting from market price increases) should result in increased fee revenues without the need for further capital investment. As an insurer in this market as well as an alternative markets service provider, we believe that we are well-positioned to participate in this growth.

      -- Reinsurance. In 2000, we began to expand our facultative and other reinsurance lines of business which are more specialty-focused and where we feel we can best capitalize on our specialized underwriting expertise. In 2000, we also began redirecting our reinsurance business away from the property sub-segments, which expose us to weather-related and other natural and man-made catastrophes, and decided to withdraw altogether from certain markets where we do not view ourselves as having a competitive advantage or where the product base is too commoditized. In addition, within the treaty sub-segment, we are shifting our focus toward excess of loss treaties, which we believe present more profitable opportunities with more defined exposure. We also have announced our plan to discontinue the alternative markets division of our reinsurance business. We anticipate that these changes, coupled with the expected reduction in reinsurers' capacity and increases in reinsurer withdrawals from the markets in 2002, will allow us to have more significant participations and greater influence over the terms and conditions of coverage.

      -- Regional. By maintaining underwriting functions at the regional company level, we believe that we enjoy a significant competitive advantage over national insurance companies in the property casualty business with centralized underwriting functions. We have been repositioning our regional segment to better focus on the more profitable commercial lines business and have announced our plans to withdraw from our personal lines business. To accomplish this goal, we plan to cease writing new personal lines business and to decline to renew existing policies, subject to the requirements of state insurance laws. Exiting the personal lines business will reduce our property exposure and our exposure to catastrophe risk. Although the commercial lines market remains competitive in certain areas, we have been able to raise our rates over the past year and, as the insurance market continues to harden, we anticipate that we will be able to do so to an even greater extent in 2002.

      -- International. We began our international operations in 1995 and identified foreign markets that presented opportunities for attractive returns. Our international businesses first achieved profitability in 1999 and are ranked highly in their respective countries. We expect to continue to grow these businesses organically through increased writings in Argentina and the Philippines, where we currently operate, and to seek opportunities in those and other regions as they develop, as local conditions permit. We utilize hedging and dollar-based investments, to the extent possible, to limit our currency exposure and international credit risk.

INDUSTRY SEGMENTS

      -- Specialty. Our specialty units underwrite complex and sophisticated third-party liability risks, principally within the excess and surplus (E&S) lines, professional liability, commercial transportation and surety markets. Our customers range from those having mid-to-large-sized commercial risks with unique needs to those having products and professional liability exposures. These customers benefit from our specialty unit's ability to evaluate and manage special risks and tailor insurance products for them. Our specialty insurance segment had net premiums written of $232 million for the six months ended June 30, 2001 and $286 million for the year ended December 31, 2000. Net premiums of our specialty insurance operations grew at a compound annual rate of 7.4% from 1996 to 2000 and 68.3% (or 33.9% on a gross basis) for the six months ended June 30, 2001 over the prior-year comparable period.

      -- Alternative Markets. Our alternative markets property casualty subsidiaries specialize in developing, insuring and administering self-insurance programs and various alternative risk transfer mechanisms. Our clients include employers, employer groups, insurers and alternative markets funds seeking less costly, more efficient ways to manage exposure to risks. In addition to providing insurance, the alternative markets segment also provides a wide variety of fee-based services, including consulting and administrative services. Our alternative markets segment had net premiums written of $70 million for the six months ended June 30, 2001 and $98 million for the year ended December 31, 2000. Service fees for our insurance service operations were $36 million for the six months ended June 30, 2001 and $63 million for the year ended December 31, 2000. Total revenues for our alternative markets operations grew at a compound annual rate of 6.6% from 1996 to 2000 and 42.0% for the six months ended June 30, 2001 over the prior-year comparable period.

      -- Reinsurance. Our reinsurance operations underwrite both traditional and specialized risks. Our three operating units are: property casualty treaty, facultative, and fidelity and surety. Increasingly, we are focusing our reinsurance operations on less-commoditized, niche markets where we can add the most value through leveraging our knowledge and experience. For example, we are shifting away from pro rata treaties and toward excess of loss treaties. Our reinsurance segment had net premiums written of $160 million for the six months ended June 30, 2001 and $363 million for the year ended December 31, 2000. Net premiums of our reinsurance operations grew at a compound annual rate of 11.1% from 1996 to 2000 and, as a result of a shift in our business, decreased 4.8% for the six months ended June 30, 2001 over the prior-year comparable period.

      -- Regional. Our regional subsidiaries principally provide commercial property casualty insurance products to customers in 39 states and the District of Columbia. Key clients of this segment are small-to-mid-sized businesses and governmental entities. The regional subsidiaries are organized geographically, which provides them with the flexibility to adapt to local market conditions, while enjoying the superior administrative capabilities and financial strength of the W. R. Berkley group. Our regional insurance segment had net premiums written of $353 million for the six months ended June 30, 2001 and $641 million for the year ended December 31, 2000. Net premiums of our regional insurance operations grew at a compound annual rate of 5.5% from 1996 to 2000 and 8.1% for the six months ended June 30, 2001 over the prior-year comparable period.

      -- International. Our international operations are conducted through a limited liability company which is owned 65% by us and 35% by a wholly owned subsidiary of The Northwestern Mutual Life Insurance Company. Our international operations provide both property casualty and life insurance to customers in Argentina and savings and life products to customers in the Philippines. We focus internationally on specific value-added products in markets which we find attractive. Our international operations segment had net premiums written of $71 million for the six months ended June 30, 2001 and $119 million for the year ended December 31, 2000. Net premiums of our international operations grew at a compound annual rate of 47.4% from 1996 to 2000 and 31.4% for the six months ended June 30, 2001 over the prior-year comparable period.

RECENT DEVELOPMENTS

     The following discussion is derived from our press release dated October 25, 2001 and should be read in conjunction with the complete text of such press release, our unaudited supplemental financial information included elsewhere in this prospectus supplement and the other financial information presented and incorporated by reference herein. FOR THE SUPPLEMENTAL INFORMATION FOR THE PERIOD ENDED SEPTEMBER 30, 2001, PLEASE REFER TO THE SUPPLEMENTAL FINANCIAL INFORMATION BEGINNING ON PAGE SF-1.

     In addition to net income, we present operating income, as defined below, and operating income before September 11th loss (non-GAAP measures). These measures, although not a substitute for net income, are useful for analysis to highlight the ongoing elements of our earnings.

     Our net loss for the third quarter of 2001 was $47 million, or $1.63 per diluted share, compared with net income of $7 million, or $.27 per diluted share, for the third quarter of 2000. We reported a net loss of $27 million, or $.97 per diluted share, for the first nine months of 2001, compared with net income of $18 million, or $.70 per diluted share, in the first nine months of 2000. The loss primarily relates to the events of September 11th and the results of our discontinued businesses (as described below).

     After-tax losses related to the September 11th event were $23 million, or $.78 per diluted share. Pretax losses from the September 11th event are estimated to be $35 million, net of reinsurance recoveries. This represents our maximum retention for property and business interruption coverages and our estimated policy limits on risks exposed to casualty losses.

     We announced plans to discontinue two lines of business that are not likely to achieve a satisfactory return on capital. We are withdrawing from the personal lines business, both homeowners and private passenger automobile, by not renewing existing policies and ceasing to write new personal lines business, subject to all regulatory requirements. In addition, we are discontinuing the alternative markets division of our reinsurance business. The after-tax loss related to the discontinued businesses was $40 million, or $1.37 per diluted share, in the third quarter of 2001. We plan to present the discontinued businesses as a separate industry segment, and our segment data for prior periods will be restated in the third quarter of 2001. In addition, as a result of this decision, we expect to incur an after-tax charge of approximately $2 million for severance and related charges in the fourth quarter of 2001.

     Due to lower returns from the merger arbitrage business as well as lower returns on investment of new cash flow, net investment income decreased by $10 million to $47 million in the third quarter of 2001. For the first nine months, net investment income was $148 million in 2001, compared with $153 million in the prior-year period.

     Operating income, excluding losses related to the September 11th event, was $11 million, or $.36 per diluted share, for the third quarter ended September 30, 2001, compared with $9 million, or $.34 per diluted share, for the same period in 2000. For the first nine months, operating income, excluding losses related to the September 11th event, was $38 million, or $1.35 per diluted share, in 2001, compared with operating income of $25 million, or $.96 per diluted share, in 2000. Our operating income represents net income excluding discontinued businesses, realized investment gains and restructuring charges.

     Net premiums written for on-going business increased 31.0% to $418 million for the third quarter of 2001 from $319 million for the year-earlier period. The premium growth was led by our specialty business, which reported a 92.0% increase in net premiums written for the quarter. Net premiums written for on-going business increased 25.0% in the first nine months of 2001 to $1,187 million.

                            ------------------------

     We were organized as a New Jersey corporation in 1967 and reincorporated in Delaware in 1970. Our headquarters are located at 165 Mason Street, Greenwich, Connecticut 06836, and our telephone number is (203) 629-3000.

                                  THE OFFERING

Common stock offered..........   3,300,000 shares

Common stock to be outstanding
after the offering............   32,369,664 shares

Over-allotment option.........   495,000 shares

Use of proceeds...............   To provide additional capital for our insurance
                                 subsidiaries and for general corporate
                                 purposes, which may include investments in new insurance ventures.

New York Stock Exchange
symbol........................   "BER"

     If the underwriters exercise their over-allotment option in full, the total number of shares of common stock outstanding after the offering will be 32,864,664. Unless otherwise noted, we assume in this prospectus supplement that the underwriters will not exercise their over-allotment option.

     The number of shares of common stock shown above to be outstanding after the offering is based on the number of shares outstanding on September 30, 2001, and excludes unissued shares reserved under various employee compensation plans--namely, 4,200,532 shares issuable upon exercise of stock options granted under our stock option plan, at a weighted average exercise price of $33.95 per share; and 2,125,541 shares reserved for issuance pursuant to stock options not yet granted under our current stock option plan. It also excludes 1,978,300 shares held by certain of our subsidiaries.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data shown below is derived from and should be read in conjunction with, the financial statements and other financial information which are included in or incorporated by reference into this prospectus supplement. FOR THE SUPPLEMENTAL INFORMATION FOR THE PERIOD ENDED SEPTEMBER 30, 2001, PLEASE REFER TO THE SUPPLEMENTAL FINANCIAL INFORMATION BEGINNING ON PAGE SF-1.

                                  SIX MONTHS
                                ENDED JUNE 30,                         YEAR ENDED DECEMBER 31,
                              -------------------   --------------------------------------------------------------
                                2001       2000        2000         1999         1998         1997         1996
                              --------   --------   ----------   ----------   ----------   ----------   ----------
                                  (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net premiums written........  $885,799   $735,842   $1,506,244   $1,427,719   $1,346,254   $1,177,641   $1,052,511
Net premiums earned.........   796,995    720,851    1,491,014    1,414,384    1,278,399    1,111,747      981,221
Net investment income.......   100,798     96,512      210,448      190,316      202,420      199,588      164,490
Service fees................    36,703     35,717       68,049       72,344       70,727       71,456       69,246
Realized investment gains
  (losses)..................     4,397        793        8,364       (6,064)      25,400       13,186        7,437
Total revenues..............   940,150    855,257    1,781,287    1,673,668    1,582,517    1,400,310    1,225,166
Interest expense............    22,862     24,284       47,596       50,801       48,819       48,869       31,963
Income (loss) before income
  taxes.....................    27,225      8,294       40,851      (79,248)      62,781      129,241      115,049
Income tax (expense)
  benefit...................    (5,558)     3,216       (2,451)      45,766       (5,465)     (30,668)     (25,102)
Income (loss) before
  minority interest.........    21,667     11,510       38,400      (33,482)      57,316       98,573       89,947
Net income (loss) before
  preferred dividends.......    19,864     10,982       36,238      (34,048)      58,760       99,047       90,263
Preferred dividends.........        --         --           --         (497)      (7,548)      (7,828)     (13,909)
Cumulative effect of change
  in accounting principle
  (net of taxes)(1).........        --         --           --       (3,250)          --           --           --
Extraordinary gain (loss)
  (net of taxes)............        --         --           --          735       (5,017)          --           --
                              --------   --------   ----------   ----------   ----------   ----------   ----------
Net income (loss)
  attributable to common
  stockholders..............  $ 19,864   $ 10,982   $   36,238   $  (37,060)  $   46,195   $   91,219   $   76,354
Operating income
  (loss)(2)(3)..............    17,006     10,467       30,802      (30,603)      34,702       82,648       71,520
Data per common share:
  Basic:
    Net income (loss) before
      change in accounting
      and extraordinary
      item..................  $    .71   $    .43   $     1.41   $    (1.35)  $     1.82   $     3.09   $     2.56
    Net income (loss).......       .71        .43         1.41        (1.44)        1.64         3.09         2.56
    Operating income
      (loss)(2)(3)..........       .61        .41         1.20        (1.19)        1.23         2.80         2.40
  Diluted:
    Net income (loss) before
      change in accounting
      and extraordinary
      income................  $    .68   $    .43   $     1.39   $    (1.34)  $     1.76   $     3.02   $     2.53
    Net income (loss).......       .68        .43         1.39        (1.43)        1.59         3.02         2.53
    Operating income
      (loss)(2)(3)..........       .58        .41         1.20        (1.19)        1.19         2.74         2.38
Weighted average shares
  outstanding:
  Basic.....................    27,975     25,619       25,632       25,823       28,194       29,503       29,792
  Diluted...................    29,243     25,725       25,991       25,927       29,115       30,185       30,130

                                                                             DECEMBER 31,
                                       JUNE 30,     --------------------------------------------------------------
                                         2001          2000         1999         1998         1997         1996
                                      -----------   ----------   ----------   ----------   ----------   ----------
                                      (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA:
Investments(4)......................  $3,247,722    $3,111,602   $2,975,929   $3,233,458   $3,106,900   $2,991,606
Total assets........................   5,197,215     5,022,070    4,784,791    4,983,431    4,544,318    4,136,973
Reserves for losses and loss
  expenses..........................   2,544,854     2,533,917    2,361,238    2,126,566    1,909,688    1,782,703
Long-term debt......................     370,356       370,158      394,792      394,444      390,415      390,104
Trust preferred securities..........     198,189       198,169      198,126      207,988      207,944      207,901
Stockholders' equity................     827,560       680,896      591,778      861,281      947,292      879,732
Book value per share................  $    28.52    $    26.54   $    23.10   $    28.80   $    28.72   $    25.13

                                                SIX MONTHS
                                              ENDED JUNE 30,             YEAR ENDED DECEMBER 31,
                                              --------------    -----------------------------------------
                                              2001     2000     2000     1999     1998     1997     1996
                                              -----    -----    -----    -----    -----    -----    -----
SELECTED OPERATING RATIOS:
Total loss ratio............................   71.3%    73.1%    73.4%    76.8%    71.6%    66.1%    68.2%
Expense ratio...............................   35.2%    35.1%    34.8%    36.5%    36.5%    35.8%    33.7%
                                              -----    -----    -----    -----    -----    -----    -----
Combined ratio(5)...........................  106.5%   108.2%   108.2%   113.3%   108.1%   101.9%   101.9%
                                              =====    =====    =====    =====    =====    =====    =====

------------
(1) As of January 1, 1999, we adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance Related Assessments."

(2) Operating income (loss) is defined as net income (loss) before realized investment gains and losses, changes in accounting principle and extraordinary gains and losses on early extinguishments of long-term debt. Operating income (loss) includes one-time after-tax restructuring charges of $1,203 for the six months ended June 30, 2000, $1,203 for the year ended December 31, 2000 and $7,294 for the year ended December 31, 1999. Excluding these restructuring charges, operating income (loss) would have been $11,670, $32,005 and $(23,309), respectively, for such periods. For purposes of this financial information, operating income includes discontinued businesses. Operating income measures, although not a substitute for net income, are useful for analysis to highlight the on-going elements of our earnings.

(3) Includes amortization of goodwill of $2,071 and $1,954 for the six months ended June 30, 2001 and 2000, respectively, and $4,036, $3,866, $3,178 and
    $2,950 for the years ended December 31, 2000, 1999, 1998 and 1997, respectively.

(4) Includes trading account receivable from brokers and clearing organizations and trading securities sold but not yet purchased.

(5) The combined ratio represents a measure of underwriting profitability, excluding investment income. A number in excess of 100 generally indicates an underwriting loss; a number below 100 generally indicates an underwriting gain.

                                  RISK FACTORS

     Our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described as risks below actually occurs, our business, results of operations or financial condition could be negatively affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment. You should carefully consider and evaluate all of the information included or incorporated in this prospectus supplement and the accompanying prospectus, including the risk factors listed below, before deciding whether to invest in our common stock.

RISKS RELATED TO OUR BUSINESS

OUR RESULTS MAY FLUCTUATE AS A RESULT OF MANY FACTORS, INCLUDING CYCLICAL CHANGES IN THE INSURANCE AND REINSURANCE INDUSTRY.

     The results of companies in the property casualty insurance industry historically have been subject to significant fluctuations and uncertainties. The industry's profitability can be affected significantly by:

      -- rising levels of actual costs that are not known by companies at the time they price their products;

      -- volatile and unpredictable developments (including weather-related and other natural and man-made catastrophes);

      --   changes in levels of reinsurance capacity;

      -- changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers' liability develop;

      -- fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of loss amounts; and

      -- the long-tail and volatile nature of the reinsurance business, which may impact our operating results and limit opportunities for adequate returns.

     The demand for property casualty insurance can also vary significantly, generally rising as the overall level of economic activity increases and falling as such activity decreases. The property casualty insurance industry historically has a cyclical nature. These fluctuations in demand and competition could produce underwriting results that would have a negative impact on our results of operations and financial condition.

     For example, in 1999 we experienced deteriorated operating results due to an increase in loss reserves and, as a result of competition, inadequate rates. In 2000, we benefited from improved market conditions, including higher prices and better terms and conditions, as well as higher investment income. As has happened in the past, these improved market conditions may not persist. In addition, our third quarter 2001 loss of $47 million primarily relates to the events of September 11, 2001 and the results of our discontinued businesses.

OUR ACTUAL CLAIMS LOSSES MAY EXCEED OUR RESERVES FOR CLAIMS, INCLUDING AS A RESULT OF THE RECENT ATTACKS OF SEPTEMBER 11, 2001, WHICH MAY REQUIRE US TO ESTABLISH ADDITIONAL RESERVES.

     We maintain loss reserves to cover our estimated liability for unpaid losses and loss adjustment expenses, including legal and other fees as well as a portion of our general expenses, for reported and unreported claims incurred as of the end of each accounting period. Reserves do not represent an exact calculation of liability. Rather, reserves represent an estimate of what we expect the ultimate settlement and administration of claims will cost. These estimates, which generally involve actuarial projections, are based on our assessment of facts and circumstances then known, as well as estimates of future trends in claims severity, frequency, judicial theories of liability and other factors. In some cases, long-tail lines of business such as excess workers' compensation and the workers' compensation portion of our reinsurance business are reserved on a discounted basis. The variables described above are affected by both internal and external events, such as changes in claims handling procedures, inflation, judicial and litigation trends and legislative changes.

     The risk of the occurrence of such events is especially present in our specialty lines and reinsurance businesses. Many of these items are not directly quantifiable in advance. In some areas of our business, the level of reserves we establish is dependent in part upon the actions of third parties that are beyond our control. In our reinsurance and excess workers' compensation businesses, we may not establish sufficient reserves if third parties do not give us advance notice or provide us with appropriate information regarding certain matters. Additionally, there may be a significant delay between the occurrence of the insured event and the time it is reported to us.

     The inherent uncertainties of estimating reserves are greater for certain types of liabilities, where the various considerations affecting these types of claims are subject to change and long periods of time may elapse before a definitive determination of liability is made. Reserve estimates are continually refined in an ongoing process as experience develops and further claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Because setting reserves is inherently uncertain, we cannot assure you that our current reserves will prove adequate in light of subsequent events. Should we need to increase our reserves, our net income for the period will decrease by a corresponding amount.

     We recently announced that we estimate our pre-tax losses from the recent attacks of September 11, 2001 to be $35 million, net of reinsurance recoveries. These estimates are based on our analysis to date and our examination of known exposures and may need to be increased as more information becomes available. It is difficult to fully estimate our losses from the attacks of September 11, 2001 given the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attacks.

OUR EARNINGS COULD BE MORE VOLATILE, ESPECIALLY SINCE WE HAVE INCREASED AND MAY FURTHER INCREASE OUR LEVEL OF RETENTION IN OUR BUSINESS.

     We increased our retention levels in 2001 for our operations generally due to changes in market conditions and the pricing environment. We purchased less reinsurance, the process by which we transfer, or cede, part of the risk we have assumed to a reinsurance company, thereby retaining more risk. We may further increase our retention levels in the future. As a result, our earnings could be more volatile and increased severities are more likely to have a material adverse effect on our results of operations and financial condition. A significant change in our retention levels could also cause our historical financial results, including compound annual growth rates, to be inaccurate indicators of our future performance on a segment or consolidated basis.

AS A PROPERTY CASUALTY INSURER, WE FACE LOSSES FROM NATURAL AND MAN-MADE CATASTROPHES.

     Property casualty insurers are subject to claims arising out of catastrophes that may have a significant effect on their results of operations, liquidity and financial condition. Catastrophe losses have had a significant impact on our results. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires, as well as terrorist activities. The incidence and severity of catastrophes are inherently unpredictable. For example, during the five years ended December 31, 2000, our annual weather-related losses ranged from $28 million to $60 million. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes and earthquakes may produce significant damage in large, heavily populated areas. Catastrophes can cause losses in a variety of our property casualty lines, and most of our past catastrophe-related claims have resulted from severe storms. Seasonal weather variations may affect the severity and frequency of our losses. Insurance companies are not permitted to reserve for a catastrophe until it has occurred. It is therefore possible that a catastrophic event or multiple catastrophic events could produce unforeseen losses and have a material adverse effect on our results of operations and financial condition.

WE FACE SIGNIFICANT COMPETITIVE PRESSURES IN OUR BUSINESSES, WHICH MAY REDUCE PREMIUM RATES AND PREVENT US FROM PRICING OUR PRODUCTS AT ATTRACTIVE RATES.

     We compete with a large number of other companies in our selected lines of business. We compete, and will continue to compete, with major U.S. and non-U.S. insurers and reinsurers, other regional companies, as well as mutual companies, specialty insurance companies, underwriting agencies and diversified financial services companies. Competition in our businesses is based on many factors, including the perceived financial strength of the company, premium charges, other terms and conditions offered, services provided, ratings assigned by independent rating agencies, speed of claims payment and reputation and experience in the lines to be written.

     Some of our competitors, particularly in the reinsurance business, have greater financial and marketing resources than we do. These competitors within the reinsurance segment include Employers Reinsurance, Berkshire Hathaway and American Reinsurance, which collectively comprise a majority of the property casualty reinsurance market. We expect that perceived financial strength, in particular, will become more important as customers seek high quality reinsurers.

     A number of new, proposed or potential legislative or industry developments could further increase competition in our industry. These developments include:

      -- an increase in capital-raising by companies in our lines of business, which could result in new entrants to our markets and an excess of capital in the industry;

      -- the enactment of the Gramm-Leach-Bliley Act of 1999, which could result in increased competition from new entrants to our markets;

      -- the implementation of commercial lines deregulation in several states, which could increase competition from standard carriers for our excess and surplus lines of insurance business;

      -- programs in which state-sponsored entities provide property insurance in catastrophe prone areas or other alternative markets types of coverage; and

      -- changing practices caused by the Internet, which may lead to greater competition in the insurance business.

     New competition from these developments could cause the supply and/or demand for insurance or reinsurance to change, which could affect our ability to price our products at attractive rates and thereby adversely affect our underwriting results.

IF MARKET CONDITIONS CAUSE REINSURANCE TO BE MORE COSTLY OR UNAVAILABLE, WE MAY BE REQUIRED TO BEAR INCREASED RISKS OR REDUCE THE LEVEL OF OUR UNDERWRITING COMMITMENTS.

     As part of our overall risk and capacity management strategy, we purchase reinsurance for significant amounts of risk underwritten by our insurance company subsidiaries, especially catastrophe risks. We also purchase reinsurance on risks underwritten by others which we reinsure. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase, which may affect the level of our business and profitability. Our reinsurance facilities are generally subject to annual renewal. We may be unable to maintain our current reinsurance facilities or to obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we would have to reduce the level of our underwriting commitments, especially catastrophe exposed risks. As a result of the attacks of September 11, 2001, we anticipate a significant tightening of pricing in addition to the hardening of terms and conditions for reinsurance we purchase beginning in 2002.

WE CANNOT GUARANTEE THAT OUR REINSURERS WILL PAY IN A TIMELY FASHION, IF AT ALL, AND, AS A RESULT, WE COULD EXPERIENCE LOSSES.

     We purchase reinsurance by transferring part of the risk that we have assumed, known as ceding, to a reinsurance company in exchange for part of the premium we receive in connection with the risk. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve us, the reinsured, of our liability to our policyholders or, in cases where we are a reinsurer, to our reinsureds. Our reinsurers may not pay the reinsurance recoverables that they owe to us or they may not pay such recoverables on a timely basis. Accordingly, we bear credit risk with respect to our reinsurers, and if our reinsurers fail to pay us, our financial results would be adversely affected. The attacks of September 11, 2001 may affect the financial resources of some of our reinsurers.

WE INVEST SOME OF OUR ASSETS IN ALTERNATIVE INVESTMENTS, WHICH IS SUBJECT TO CERTAIN RISKS.

     We invest a portion of our investment portfolio in alternative investments which is primarily merger arbitrage. As of June 30, 2001, our investment in merger arbitrage securities represented approximately 14% of our total investment portfolio. Merger arbitrage is the business of investing in the securities of publicly held companies which are the targets in announced tender offers and mergers. Merger arbitrage differs from other types of investments in its focus on transactions and events believed likely to bring about a change in value over a relatively short time period, usually four months or less. While our merger arbitrage positions are generally hedged against market declines, these equity investments are exposed primarily to the risk associated with the completion of announced deals, which are subject to regulatory as well as political and other risks. As a result of the reduced activity in the merger and acquisitions area, we may not be able achieve the returns that we have enjoyed in the past. Alternative investments also include investments in high-yield bonds and real estate investment trusts.

A SIGNIFICANT AMOUNT OF OUR ASSETS IS INVESTED IN FIXED INCOME SECURITIES AND IS SUBJECT TO MARKET FLUCTUATIONS.

     Our investment portfolio consists substantially of fixed income securities. The fair market value of these assets and the investment income from these assets fluctuate depending on general economic and market conditions. With respect to our investments in fixed income securities, the fair market value of these investments generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed income securities will generally increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations. Because substantially all of our fixed income securities are classified as available for sale, changes in the market value of our securities are reflected in our balance sheet. Similar treatment is not available for liabilities. Therefore, interest rate fluctuations affect the value of our investments and could adversely affect our results of operations and financial condition.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO INVESTMENT, POLITICAL AND ECONOMIC RISKS.

     Certain assets held by our foreign subsidiaries are subject to foreign currency and credit risk. A change in the exchange rate between the U.S. dollar and either the Argentinean or Philippine peso could have an adverse effect on our results of operations and financial condition. In addition, while we have attempted to protect our capital in Argentina by investing it in U.S. Treasuries and other investments outside of Argentina, certain of our investment assets are in Argentine bonds and bank deposits, including those denominated in U.S. dollars. Accordingly, these assets are subject to risks of changes in general political and economic conditions in Argentina and to possible impairment in value as a result of further deterioration in credit quality of such investments. Our international operations are further subject to additional political and economic risks in these countries.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, WHICH INCREASES OUR COSTS AND COULD RESTRICT THE CONDUCT OF OUR BUSINESS.

     We are subject to extensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than stockholders and other investors. This system of regulation, generally administered by a department of insurance in each state in which we do business, relates to, among other things:

      --   standards of solvency, including risk-based capital measurements;

      --   restrictions on the nature, quality and concentration of investments;

      --   requiring certain methods of accounting;

      --   requiring reserves for unearned premium, losses and other purposes;
           and

      -- potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

     State insurance departments conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters. Recently adopted federal financial services modernization legislation is expected to lead to additional federal regulation of the insurance industry in the coming years. Also, foreign governments regulate our international operations.

     We may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations. Also, some regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us. Also, changes in the level of regulation of the insurance industry, whether federal, state or foreign, or changes in laws or regulations themselves or interpretations by regulatory authorities, restrict the conduct of our business. The growing number of insolvencies in the insurance industry increases the possibility that we will be assessed pursuant to various state guaranty fund requirements. We cannot predict the outcome of proposed federal legislation on insurance coverage for terrorism, including the possibility that we may be required to contribute to a pool based on certain criteria, and the legal and financial effects that such legislation might have on us and the property casualty industry.

WE ARE RATED BY A.M. BEST AND STANDARD & POOR'S, AND A DECLINE IN THESE RATINGS COULD AFFECT OUR STANDING IN THE INSURANCE INDUSTRY AND CAUSE OUR SALES AND EARNINGS TO DECREASE.

     Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Our insurance company subsidiaries are rated by A.M. Best and certain of our insurance company subsidiaries are rated for their claims-paying ability by Standard & Poor's Corporation, or Standard & Poor's. A.M. Best and Standard & Poor's ratings reflect their opinions of an insurance company's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders, are not evaluations directed to investors and are not recommendations to buy, sell or hold our securities. Our ratings are subject to periodic review by A.M. Best and Standard & Poor's, and we cannot assure you that we will be able to retain those ratings. The Standard & Poor's mid-year 2001 outlook for the U.S. property casualty insurance industry was negative. Since March 2000, Standard & Poor's has given us a negative rating outlook. While Standard & Poor's affirmed our claims-paying rating of "A+" in January 2001, as long as we remain on negative rating outlook, a downgrade in our rating is possible. If our ratings are reduced from their current levels by A.M. Best and/or Standard & Poor's, our competitive position in the insurance industry could suffer and it would be more difficult for us to market our products. A significant downgrade could result in a substantial loss of business as policyholders move to other companies with higher claims-paying and financial strength ratings.

WE CANNOT PREDICT THE EFFECTS OF THE REFOCUSING OF CERTAIN OF OUR REINSURANCE AND REGIONAL OPERATIONS.

     We are in the process of refocusing portions of our business. Specifically, we have announced our plan to withdraw from our personal lines business, subject to state insurance laws, and to discontinue the alternative markets division of our reinsurance business. We also have been redirecting our reinsurance business away from the property sub-segments and withdrawing altogether from certain markets. Within the treaty sub-segment, we are shifting away from pro rata treaties and toward excess of loss treaties. While we cannot predict all the effects of the refocusing of our business, the reduction in the amount of premiums written in the personal lines business may produce the unintended consequence of adversely affecting the commercial premiums of our regional segment that we write from certain insurance agencies.

WE, AS A PRIMARY INSURER, MAY NOT BE ABLE TO OBTAIN REINSURANCE COVERAGE FOR TERRORIST ACTS.

     It is difficult to determine the full impact of the attacks of September 11, 2001 on coverage terms with respect to future acts of terrorism both on the primary and reinsurance levels. To the extent that reinsurers are able to and do exclude coverage for terrorist acts or price such coverage at a rate at which it is not practical for primary insurers to obtain such coverage, primary insurers might not be able to likewise exclude terrorist acts because of regulatory constraints. If this does occur, we, in our capacity as a primary insurer, would have a significant gap in our reinsured protection and would be exposed for potential losses as a result of any terrorist acts.

WE ARE AN INSURANCE HOLDING COMPANY AND, THEREFORE, MAY NOT BE ABLE TO RECEIVE DIVIDENDS IN NEEDED AMOUNTS.

     Our principal assets are the shares of capital stock of our insurance company subsidiaries. We have to rely on dividends from our insurance company subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations and for paying dividends to stockholders and corporate expenses. The payment of dividends by our insurance company subsidiaries is subject to regulatory restrictions and will depend on the surplus and future earnings of these subsidiaries, as well as the regulatory restrictions. As a result, we may not be able to receive dividends from these subsidiaries at times and in amounts necessary to meet our obligations or pay dividends.

WE MAY NOT FIND SUITABLE ACQUISITION CANDIDATES OR NEW INSURANCE VENTURES AND EVEN IF WE DO, WE MAY NOT SUCCESSFULLY INTEGRATE ANY SUCH ACQUIRED COMPANIES OR SUCCESSFULLY INVEST IN SUCH VENTURES.

     As part of our present strategy, we continue to evaluate possible acquisition transactions and the start-up of complementary businesses on an ongoing basis, and at any given time, we may be engaged in discussions with respect to possible acquisitions and new ventures. We cannot assure you that we will be able to identify suitable acquisition transactions or insurance ventures, that such transactions will be financed and completed on acceptable terms or that our future acquisitions or ventures will be successful. The process of integrating any companies we do acquire or investing in new ventures may have a material adverse effect on our results of operations and financial condition.

WE MAY BE UNABLE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES.

     We depend on our ability to attract and retain experienced underwriting talent and other skilled employees who are knowledgeable about our business. If the quality of our underwriting team and other personnel decreases, we may be unable to maintain our current competitive position in the specialized markets in which we operate, and be unable to expand our operations into new markets.

RISKS RELATED TO THE SECURITIES

OUR CHARTER DOCUMENTS, OUR STOCKHOLDERS RIGHTS PLAN AND DELAWARE LAW, AS WELL AS STATE INSURANCE STATUTES, WILL MAKE IT MORE DIFFICULT TO ACQUIRE US AND MAY DISCOURAGE TAKEOVER ATTEMPTS AND THUS DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     Certain provisions of Delaware law, our certificate of incorporation and our by-laws have the effect of making more difficult or discouraging unsolicited takeover bids from third parties. While these provisions have the effect of encouraging persons seeking to acquire control of us to negotiate with our board of directors, they could also limit our stockholders' opportunity to dispose of their shares at the premium prices typically associated with such takeover attempts.

     For example, our certificate of incorporation and by-laws provide for a board of directors divided into three classes, with one class being elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for stockholders to change a majority of our board of directors. Pursuant to our share purchase rights plan, holders of our common stock will receive rights to purchase shares of preferred stock that have the same dividend, liquidation and voting rights as shares of our common stock upon the occurrence of certain events that could lead to a person or group acquiring 15% or more of our outstanding common stock. In addition to being subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a publicly held Delaware corporation from engaging in business combinations with certain stockholders, our certificate of incorporation requires the affirmative vote of 80% of our stockholders to approve mergers and other similar transactions between us and certain stockholders.

     We are subject to state statutes governing insurance holding company systems which would commonly require that any person or entity desiring to purchase more than 10% of our outstanding voting securities must obtain regulatory approval of the purchase. Under Florida law, which is applicable to us due to our ownership of Carolina Casualty Insurance Company, a Florida domiciled insurer, the acquisition of more than 5% of our capital stock must receive state regulatory approval. Applicable state insurance company laws and regulations could delay or impede a change of control of W. R. Berkley.

CERTAIN OF OUR INSTITUTIONAL STOCKHOLDERS AND MANAGEMENT MAY INFLUENCE ACTIONS REQUIRING STOCKHOLDER APPROVAL.

     Based on the most recently available public filings, Franklin Resources, Inc., Zweig Dimenna Partners and Neuberger & Berman Pension Management (with their respective affiliates) held 3,579,000, 1,445,000 and 1,270,000 shares of common stock, respectively, representing approximately 12.3%, 5.0% and 4.4%, respectively, of our outstanding common stock as of September 30, 2001. In addition, as of November 1, 2001, William R. Berkley, our founder, chairman and president, held 4,398,755 shares of common stock (including currently exercisable options), representing approximately 15.1% of our outstanding common stock as of September 30, 2001. As a result, these stockholders, acting alone or together, may be able to influence matters requiring approval by our stockholders.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION TO USE THE PROCEEDS OF THIS OFFERING, AND SOME USES MAY NOT YIELD A FAVORABLE RETURN.

     The net proceeds of this offering have not been allocated for specific uses. Our management will have broad discretion to spend the proceeds from this offering in ways with which stockholders may not agree. The failure of our management to use these funds effectively could result in unfavorable returns. This could have significant adverse effects on our financial condition and could cause the price of our common stock to decline.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus and those documents incorporated by reference herein may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking words such as "outlook", "believes", "expects", "potential", "continued", "may", "will", "should", "seeks", "approximately", "predicts", "intends", "plans", "estimates", "anticipates" or the negative version of those words or other comparable words. Any forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including statements related to our outlook for the industry and for our performance for the year 2001 and beyond, are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to:

      --   the cyclical nature of the property casualty industry;

      -- the long-tail and potentially volatile nature of the reinsurance business;

      --   product demand and pricing;

      --   claims development and the process of estimating reserves;

      -- the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attacks of September 11, 2001;

      --   the increased level of our retention;

      -- natural and man-made catastrophic losses, including as a result of terrorist activities;

      --   the impact of competition;

      --   availability of reinsurance;

      -- the ability of our reinsurers to pay reinsurance recoverables owed to us;

      --   investment results;

      --   exchange rate and political risks;

      --   legislative and regulatory developments;

      --   changes in the ratings assigned to us by ratings agencies;

      -- the effects of the refocusing of our business, including our withdrawal from the personal lines business;

      --   uncertainty as to reinsurance coverage for terrorist acts;

      --   availability of dividends from our insurance company subsidiaries;

      -- our successful integration of acquired companies or investment in new insurance ventures; and

      --   our ability to attract and retain qualified employees.

     We describe these risks and uncertainties in greater detail above under the caption "Risk Factors." These risks could cause actual results of the industry or our actual results for the year 2001 and beyond to differ materially from those expressed in any forward-looking statement we make. Any projections of growth in our net premiums written and management fees would not necessarily result in commensurate levels of underwriting and operating profits. Our future financial performance is dependent upon factors discussed elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein. Forward-looking statements speak only as of the date on which they are made. For a discussion of factors that could cause actual results to differ, see "Risk Factors" above and the information contained in our publicly available filings with the Securities and Exchange Commission, or SEC. These filings are described below under the captions "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

                                USE OF PROCEEDS

     We estimate that we will receive approximately $169.0 million in net proceeds from this offering, based upon a public offering price of $54.00 per share, after deducting approximately $9.2 million in underwriting discounts and commissions and our estimated net expenses for this offering.

     We intend to use the net proceeds from this offering for additional capital for our insurance subsidiaries and for general corporate purposes, which may include investments in new insurance ventures. Until we use the net proceeds of this offering, we intend to invest the net proceeds primarily in U.S. Treasury and government agency obligations, money market funds and high grade corporate debt securities and commercial paper.

     This use of proceeds does not reflect the underwriters' exercise of their over-allotment option. If the underwriters exercise their over-allotment option in full, we will receive additional net proceeds of approximately $25.4 million.

                                 CAPITALIZATION

     The following table shows our capitalization at September 30, 2001, and as adjusted to give effect to the sale of the common stock offered by this prospectus supplement based upon a public offering price of $54.00 per share and underwriting discounts and commissions and estimated net offering expenses of approximately $9.2 million.

                                                                                AS
                                                                ACTUAL       ADJUSTED
                                                              ----------    -----------
                                                                (IN THOUSANDS, EXCEPT
                                                              PERCENTAGE AND PER SHARE
                                                                        DATA)
Long-term debt..............................................  $  370,456    $  370,456
Trust preferred securities..................................     198,199       198,199
Minority interest...........................................      28,246        28,246
Stockholders' equity:
  Preferred stock, par value $.10 per share:
     Authorized 5,000,000 shares; no shares issued..........          --            --
  Common stock, par value $.20 per share:
     Authorized 80,000,000 shares, issued and outstanding,
      net of treasury shares, 29,069,664 shares and
      32,369,664 shares.....................................       7,902         8,562
Additional paid-in capital..................................     456,652       624,982
Retained earnings...........................................     535,651       535,651
Accumulated other comprehensive income......................      57,390        57,390
Treasury stock, at cost, 10,439,180 shares..................    (248,060)     (248,060)
                                                              ----------    ----------
  Total stockholders' equity................................     809,535       978,525
                                                              ----------    ----------
     Total capitalization...................................  $1,406,436    $1,575,426
                                                              ==========    ==========
Ratios:
  Long-term debt to total capitalization....................        26.3%         23.5%
  Long-term debt and trust preferred securities to total
     capitalization.........................................        40.4%         36.1%
Book value per share........................................  $    27.85    $    30.23

                                    BUSINESS

GENERAL

     We are a holding company which, through our subsidiaries, operates in five segments of the property casualty insurance business: specialty lines of insurance (including excess and surplus lines and commercial transportation); alternative markets (including the management of alternative insurance market mechanisms); reinsurance; regional property casualty insurance; and international. All of our domestic insurance subsidiaries have an A.M. Best rating of "A (Excellent)", other than Admiral Insurance Company, which has a rating of "A+ (Superior)". A.M. Best's ratings are based upon factors of concern to policyholders, insurance agents and brokers and are not directed toward the protection of investors. A.M. Best states: "Best's Ratings reflect [its] opinion as to the relative financial strength and performance of each insurer in comparison with others, based on [its] analysis of the information provided to [it]. These ratings are not a warranty of an insurer's current or future ability to meet its contractual obligations." A.M. Best reviews its ratings on a periodic basis, and ratings of our subsidiaries are therefore subject to change.

     We conduct our specialty insurance, alternative markets and reinsurance operations nationwide. We conduct our regional insurance operations primarily in the Midwest, New England, Southern (excluding Florida) and Mid Atlantic regions of the United States. We currently conduct our international operations in Argentina and the Philippines.

     Our net premiums written grew at a compound annual rate of 9.4% from 1996 to 2000. Our net premiums written were divided among our five segments as follows:

                                   SIX MONTHS
                                      ENDED
                                    JUNE 30,                            YEAR ENDED DECEMBER 31,
                               -------------------   --------------------------------------------------------------
                                 2001       2000        2000         1999         1998         1997         1996
                               --------   --------   ----------   ----------   ----------   ----------   ----------
                                                      (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
Net Premium Written:
  Specialty..................  $231,731   $137,691   $  285,525   $  260,380   $  253,472   $  219,272   $  214,738
  Alternative Markets........    70,398     49,580       98,001       73,089       66,418       57,848       56,464
  Reinsurance................   160,222    168,294      362,894      358,229      309,942      239,674      238,612
  Regional...................   352,807    326,518      640,843      649,849      641,316      618,768      517,515
  International..............    70,641     53,759      118,981       86,172       75,106       42,079       25,182
                               --------   --------   ----------   ----------   ----------   ----------   ----------
    Total....................  $885,799   $735,842   $1,506,244   $1,427,719   $1,346,254   $1,177,641   $1,052,511
                               ========   ========   ==========   ==========   ==========   ==========   ==========
Percentage of Net Premiums
  Written:
  Specialty..................      26.2%      18.7%        19.0%        18.2%        18.8%        18.6%        20.4%
  Alternative Markets........       7.9        6.7          6.5          5.1          4.9          4.9          5.4
  Reinsurance................      18.1       22.9         24.1         25.1         23.0         20.4         22.7
  Regional...................      39.8       44.4         42.5         45.6         47.7         52.5         49.1
  International..............       8.0        7.3          7.9          6.0          5.6          3.6          2.4
                               --------   --------   ----------   ----------   ----------   ----------   ----------
    Total....................     100.0%     100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
                               ========   ========   ==========   ==========   ==========   ==========   ==========

INDUSTRY AND COMPANY OUTLOOK

     Following an extended period of declining premium rates and unfavorable underwriting terms over the past decade, capacity in the property casualty industry began to contract in 2000, as companies withdrew from the business or ceased operations. With this industry contraction, insurers and reinsurers were generally able to raise rates commencing in the second half of 2000. While raising rates, they have also been able to insist on policies with more favorable terms and conditions, which limit their exposure. Due to the hardening of the market, we have enjoyed more favorable terms and conditions and achieved significant price increases in 2000 and 2001, particularly for certain specialty lines.

     The property casualty industry, and the reinsurance market in particular, experienced significant losses in the attacks of September 11, 2001. As a result, we expect that the hardening of the property casualty market which began in 2000 will accelerate in the remainder of 2001 and in 2002, as demand for insurance and reinsurance increases while capacity continues to contract. In such an environment, we expect that premiums will continue to rise and we will be able to obtain even more favorable terms and conditions.

     We believe that the current industry conditions are similar in many ways to the last hardening market, which occurred in the mid-1980s. We experienced significant growth at that time, particularly in our specialty insurance segment, which achieved a threefold increase in net premiums written from 1984 to 1986. We expect the beneficial impact of these improving market conditions to be reflected in our financial results over time. While we generally recognize immediately our increases in service fees, our increased premiums are not fully recognized on our financial statements until at least the fifth quarter following such price increases.

     As further described below, based on current market trends, we expect significant growth in the specialty segment, our facultative reinsurance operations and portions of our alternative markets segment, accompanied by further improvements in policy terms and conditions. We expect the commercial lines of our regional segment to generate double-digit growth in net premiums written as a result of recently achieved and anticipated price increases. Growth in the specialty and regional segments would be affected as well by our purchase of less reinsurance, which has increased our risk retention levels.

     As a result of our strategic repositioning, we plan to devote greater resources to certain components of our business such as facultative reinsurance. We also expect improved underwriting results in the treaty sub-segment of our reinsurance operations as we anticipate that we will write treaties, although fewer in number, with more significant participations and as we continue to shift toward excess of loss treaties. As further described below, we are withdrawing from the personal lines business of our regional segment, subject to the requirements of state insurance laws, and the alternative markets portion of our reinsurance segment, which present less profitable opportunities.

STRATEGY

     Our strategy is to focus on segments of the property casualty insurance business that we believe offer opportunities for excellent returns over the long term. We operate a group of autonomous insurance entities that can compete effectively in selected markets within the property casualty industry. The following are the basic tenets of our strategy:

      -- Opportunistic Growth. We seek to deploy our capital and to position our companies to capitalize on our most profitable opportunities by concentrating on market segments where our flexibility, responsiveness, expertise and strong relationships provide us with a competitive advantage. We also seek to leverage our strong positions in specialized areas such as excess and surplus lines, the alternative markets segment and facultative reinsurance to benefit from the price increases in these areas. Moreover, we have increased our retention levels in order to take advantage of improving market conditions. We anticipate that we will use a portion of the proceeds of this offering to increase the capital of our operating companies and contribute to the growth of our business, which may include investments in new insurance ventures. As part of our strategy, we consider the acquisition or start-up of complementary businesses to be a means of obtaining a further competitive advantage in our business and we continue to evaluate possible acquisitions and new ventures on an ongoing basis.

      -- Underwriting Discipline. As a result of the hardening market, we expect to be able to apply stricter underwriting criteria and to define covered risks in a manner that enhances underwriting profitability. As a result, we expect that our companies will be able to collect higher premiums while issuing policies with the same or reduced levels of coverage. In addition, under the current market conditions, policies previously written in the standard market might be issued by one of our specialty companies with more restrictive coverage terms.

      -- Autonomous Structure. We operate through subsidiaries that have the flexibility to respond to local or specific market conditions. This structure allows us to be closer to our customers to better understand their individual needs and risk characteristics. We believe this structure enhances our position within the distribution channels for our products. At the same time, our holding company structure allows us to capitalize on the benefits of economies of scale through centralized capital, investment and reinsurance management, technology strategy and additional actuarial, financial and legal staff support.

      -- Specialization. Our decentralized structure allows our operating companies to target specialized markets and products based on local market conditions, underwriting risk and expertise in the business covered. While we have emphasized specialty areas for many years, we are applying this expertise to our other businesses, such as our facultative reinsurance operations. We believe that this expertise to pursue specialized business niches presents the opportunity for superior underwriting results and higher margins.

      -- Disciplined Financial Approach. The discipline of maintaining a solid balance sheet is a core component of our strategy. We manage our businesses with a focus on profitability rather than market share and adjust our premium growth plans and capital allocations accordingly. We invest our assets in a conservative manner and monitor our loss reserves closely.

STRATEGIC POSITIONING

     We believe that our company has developed a reputation for underwriting expertise and discipline. Our aggregate underwriting results, as measured by statutory combined ratio, were superior to those of the property casualty industry in ten of the twelve years from 1989 to 2000. We believe that the current industry hardening presents significant opportunities for our different lines of business to expand and take advantage of both higher prices and more restrictive terms and conditions that limit our exposure, particularly in the specialty areas. We believe that we have already positioned our operating segments to capitalize on these opportunities as a result of the strategic initiatives described in the respective business segment sections that follow.

RECENT DEVELOPMENTS

     The following discussion is derived from our press release dated October 25, 2001 and should be read in conjunction with the complete text of such press release, our unaudited supplemental financial information included elsewhere in this prospectus supplement and the other financial information presented and incorporated by reference herein. FOR THE SUPPLEMENTAL INFORMATION FOR THE PERIOD ENDED SEPTEMBER 30, 2001, PLEASE REFER TO THE SUPPLEMENTAL FINANCIAL INFORMATION BEGINNING ON PAGE SF-1.

     In addition to net income, we present operating income, as defined below, and operating income before September 11th loss (non-GAAP measures). These measures, although not a substitute for net income, are useful for analysis to highlight the ongoing elements of our earnings.

     Our net loss for the third quarter of 2001 was $47 million, or $1.63 per diluted share, compared with net income of $7 million, or $.27 per diluted share, for the third quarter of 2000. We reported a net loss of $27 million, or $.97 per diluted share, for the first nine months of 2001, compared with net income of $18 million, or $.70 per diluted share, in the first nine months of 2000. The loss primarily relates to the events of September 11th and the results of our discontinued businesses (as described below).

     After-tax losses related to the September 11th event were $23 million, or $.78 per diluted share. Pretax losses from the September 11th event are estimated to be $35 million, net of reinsurance recoveries. This represents our maximum retention for property and business interruption coverages and our estimated policy limits on risks exposed to casualty losses.

     We announced plans to discontinue two lines of business that are not likely to achieve a satisfactory return on capital. We are withdrawing from the personal lines business, both homeowners and private passenger automobile, by not renewing existing policies and ceasing to write new personal lines business, subject to all regulatory requirements. In addition, we are discontinuing the alternative markets division of our reinsurance business. The after-tax loss related to the discontinued businesses was $40 million, or $1.37 per diluted share, in the third quarter of 2001. We plan to present the discontinued businesses as a separate industry segment, and our segment data for prior periods will be restated in the third quarter of 2001. In addition, as a result of this decision, we expect to incur an after-tax charge of approximately $2 million for severance and related charges in the fourth quarter of 2001.

     Due to lower returns from the merger arbitrage business as well as lower returns on investment of new cash flow, net investment income decreased by $10 million to $47 million in the third quarter of 2001. For the first nine months, net investment income was $148 million in 2001, compared with $153 million in the prior-year period.

     Operating income, excluding losses related to the September 11th event, was $11 million, or $.36 per diluted share, for the third quarter ended September 30, 2001, compared with $9 million, or $.34 per diluted share, for the same period in 2000. For the first nine months, operating income, excluding losses related to the September 11th event, was $38 million, or $1.35 per diluted share, in 2001, compared with operating income of $25 million, or $.96 per diluted share, in 2000. Our operating income represents net income excluding discontinued businesses, realized investment gains and restructuring charges.

     Net premiums written for on-going business increased 31.0% to $418 million for the third quarter of 2001 from $319 million for the year-earlier period. The premium growth was led by our specialty business, which reported a 92.0% increase in net premiums written for the quarter. Net premiums written for on-going business increased 25.0% in the first nine months of 2001 to $1,187 million.

INDUSTRY SEGMENTS

  SPECIALTY

     Our specialty units underwrite complex and sophisticated third-party liability risks, principally within the excess and surplus (E&S) lines, professional liability, commercial transportation and surety markets. Our customers range from those having mid-to-large-sized commercial risks with unique needs to those having products and professional liability exposures. These customers benefit from our specialty unit's ability to evaluate and manage special risks and tailor insurance products for them. Our specialty insurance segment had net premiums written of $232 million for the six months ended June 30, 2001 and $286 million for the year ended December 31, 2000. Net premiums of our specialty insurance operations grew at a compound annual rate of 7.4% from 1996 to 2000 and 68.3% (or 33.9% on a gross basis) for the six months ended June 30, 2001 over the prior-year comparable period.

     Our specialty segment is organized into a number of companies to meet the needs of our customers most effectively. We divide the different companies within the segment along the different customer bases and product lines which they serve. The specialty units deliver their products nationwide through a variety of distribution channels depending on the customer base and particular risks insured.

     Our specialty subsidiaries write E&S lines on a non-admitted basis exclusively through wholesale agents and managing general agents. These E&S lines include general liability insurance, such as products liability and professional liability, surety and commercial transportation. Professional liability insurance mostly consists of directors' and officers' coverages and coverages for various professional services, including errors and omissions policies (typically known as E&O), professional associations and other similar coverages. Surety insurance involves the underwriting of contract and commercial classes of surety bonds, which are posted by construction contractors against the completion of a project.

     The customers of the specialty segment are highly diverse. Larger commercial customers seek specialized E&S policies such as products liability, where we have developed a reputation for our expertise. We are also active in underwriting small-to-medium-sized E&S risks. Our other customers include long-haul trucking providers (who utilize our commercial transportation insurance), New York City area condominium, cooperative and rental apartment buildings (who utilize our various package insurance programs) and executive officers and directors of corporations (who utilize our directors' and officers' insurance).

     The following table sets forth the percentages of gross premiums written for each line of business of our specialty segment operations:

                                    SIX
                                   MONTHS
                                   ENDED                YEAR ENDED DECEMBER 31,
                                  JUNE 30,     -----------------------------------------
                                    2001       2000     1999     1998     1997     1996
                                 ----------    -----    -----    -----    -----    -----
General Liability..............     38.5%       40.5%    30.5%    28.2%    34.1%    35.3%
Automobile Liability...........     13.0        10.6     18.3     19.0     17.7     20.9
Professional Liability.........     16.7        14.5     16.5     16.9     14.7     12.1
Directors and Officers
  Liability....................      7.7         7.0      6.6      7.7      8.1     10.0
Fire and Allied Lines..........      9.1         9.2      7.7      7.1      7.5      7.1
Automobile Physical Damage.....      3.8         4.3      6.4      6.1      4.9      5.3
Medical Malpractice............      2.9         3.7      6.0      6.1      4.0      3.3
Inland Marine..................      1.7         1.6      1.9      1.8      1.5      1.6
Commercial Multi-Peril.........      3.7         4.6      3.3      3.1      3.0      1.0
Surety.........................      1.8         2.5      2.1      2.0      1.9      1.3
Workers' Compensation..........       .4          .7      0.6      1.9      2.5      1.7
Other..........................       .7          .8      0.1      0.1      0.1      0.4
                                   -----       -----    -----    -----    -----    -----
     Total.....................    100.0%      100.0%   100.0%   100.0%   100.0%   100.0%
                                   =====       =====    =====    =====    =====    =====

     Strategy and Outlook. Specialty lines of insurance are, by their nature, customized to provide the client with a risk management solution tailored to its unique needs, as opposed to standard insurance, which is priced more like a commodity. These insurance solutions require skilled and creative underwriters, which we believe we possess. As in all of our business lines, the specialty segment is most attractive when we can effectively deploy our expertise and leverage our customer relationships. For example, we place the decision-making authority for these specialized policies at the operational level, where our insurance market specialists--whom we believe are the best equipped to evaluate and underwrite the risks--are located. This contrasts with the practices of companies that concentrate decision-making authority in the hands of a centralized underwriting structure.

     Similar to our other business lines, we focus within the specialty segment on businesses that we believe offer the most profitable or advantageous opportunities, rather than on market share. This disciplined approach has resulted in the specialty segment being consistently profitable over time. We expect the specialty segment to become even more important to our overall business as we continue to focus increasingly on high-margin, less commodity-like businesses across the organization. We experienced substantial rate increases and hardening of terms for certain specialty lines in 2001, which, as a result of the anticipated further hardening of the market, we expect will provide us with substantial growth for the segment. In addition, because of hardening in the standard insurance market, we expect insureds increasingly to turn to the specialty market for coverage, leading to additional opportunities for growth. We anticipate that our excess and surplus lines will be especially well-suited to benefit from the changing environment due to the freedom from rate and form regulatory filings that they enjoy. We believe that, due to our underwriting expertise, loss control capabilities and claim handling skills, we are well-positioned to take advantage of opportunities in this segment.

  ALTERNATIVE MARKETS

     Our alternative markets property casualty subsidiaries specialize in developing, insuring and administering self-insurance programs and various alternative risk transfer mechanisms. Our clients include employers, employer groups, insurers and alternative markets funds seeking less costly, more efficient ways to manage exposure to risks. In addition to providing insurance, the alternative markets segment also provides a wide variety of fee-based services, including consulting and administrative services. Our alternative markets segment had net premiums written of $70 million for the six months ended June 30, 2001 and $98 million for the year ended December 31, 2000. Service fees for our insurance service operations were $36 million for the six months ended June 30, 2001 and $63 million for the year ended December 31, 2000. Total revenues for our alternative markets operations grew at a compound annual rate of 6.6% from 1996 to 2000 and 42.0% for the six months ended June 30, 2001 over the prior-year comparable period.

     Our decentralized structure is particularly important for our alternative markets subsidiaries because it allows them the freedom to be responsive to both the needs of our clients and the dynamics of this rapidly changing and highly complex market. Each of our alternative markets divisions is involved in risk management and is organized according to one of the following product areas: marketing excess workers' compensation, or EWC, and related risk management services, including a full range of consulting services; insuring primary workers' compensation risks for small employers' associations and employer groups in North Carolina and California; and providing non-risk bearing administrative services nationwide.

     EWC insurance provides coverage to a self-insured employer once the employer's losses exceed the employer's retention amount. Our agents market EWC insurance primarily to employers and employer groups that have elected and qualified for or have been approved by state regulatory authorities to self-insure their workers' compensation claims. Our subsidiaries offer a full range of alternative solutions customized to meet risk financing needs for various structures, such as alternative markets plans, captive insurance companies, retention pools, risk retention groups, self-funded plans and specialty insurance company programs.

     We view our interaction with clients through consulting and other advisory services as central to our marketing efforts in the alternative markets. Program management services that our subsidiaries provide include property casualty and workers' compensation third-party administration, claims adjustment and management, employee benefit consulting, employee benefit third-party administration, financial accounting, insurance and reinsurance risk transfer, loss control and safety consulting, management information systems, regulatory compliance and relations, risk management consulting, alternative markets plan management, statistical analysis, underwriting and rating and policy issuance.

     The following table sets forth the percentages of revenues (including premiums, investment income and service fees) for our alternative markets divisions:

                                 SIX MONTHS
                                   ENDED             YEAR ENDED DECEMBER 31,
                                  JUNE 30,     ------------------------------------
                                    2001       2000    1999    1998    1997    1996
                                 ----------    ----    ----    ----    ----    ----
Excess workers' compensation...    36.6%       41.3%   41.9%   50.0%   56.3%   56.5%
Primary workers'
  compensation.................     29.2       23.6    19.2    8.5      --       --
Administrative services........     34.2       35.1    38.9    41.5    43.7    43.5
                                    ----       ----    ----    ----    ----    ----
          Total................     100%       100%    100%    100%    100%     100%
                                    ====       ====    ====    ====    ====    ====

     Strategy and Outlook. We believe that there has been a reduction of underwriting capacity in this market. This market dynamic, coupled with price increases in conventional markets, presents an opportunity for those providers still serving alternative markets. As the primary markets charge higher premiums for the same or reduced levels of coverage, we expect additional insurance buyers to explore alternative markets insurance mechanisms. To help our customers adapt to this new environment, we expect to provide insurance products or services through alternative markets packages. For example, the continuing hardening of the standard market has created an opportunity for substantial growth for our EWC insurance operations. We also anticipate that insureds increasingly will be placed in the residual market programs, which will offer us new service fee-based opportunities. In addition, since the fee-based revenues associated with alternative markets services are typically charged as a percentage of premium dollars, higher premiums (resulting from market price increases) should result in increased fee revenues without the need for further capital investment. As an insurer in this market as well as an alternative markets service provider, we believe that we are well-positioned to participate in this growth.

  REINSURANCE

     Our reinsurance operations underwrite both traditional and specialized risks. Our three operating units are: property casualty treaty, facultative, and fidelity and surety. Increasingly, we are focusing our reinsurance operations on less-commoditized, niche markets where we can add the most value through leveraging our knowledge and experience. For example, we are shifting away from pro rata treaties and toward excess of loss treaties. Our reinsurance segment had net premiums written of $160 million for the six months ended June 30, 2001 and $363 million for the year ended December 31, 2000. Net premiums of our reinsurance operations grew at a compound annual rate of 11.1% from 1996 to 2000 and, as a result of a shift in our business, decreased 4.8% for the six months ended June 30, 2001 over the prior-year comparable period.

     We principally operate as a broker market reinsurer, and our reinsurance operations are conducted nationwide primarily through three operating units:

      -- Property Casualty Treaty. Our Property Casualty Treaty Division is our largest business unit in our reinsurance segment in terms of personnel and premiums written and is committed exclusively to the broker market segment of the treaty reinsurance industry. It operates in specialty and standard reinsurance lines. For this unit, we are de-emphasizing more traditional property casualty coverage lines of business. Instead, we are focusing on more profitable businesses such as excess of loss treaties and specialty reinsurance coverage, where we expect opportunities for better margins.

      -- Facultative. Our Facultative Division specializes in individual certificate and program facultative business. Its experienced underwriters seek to offset the underwriting and pricing cycles in the underlying insurance business by developing risk management solutions and through superior risk selection. We have recently experienced increased submissions and firming of pricing in our facultative business. During the six months ended June 30, 2001, our facultative business grew at a rate of 79% over the prior comparable period. We expect continued substantial growth in this area in 2002.

      -- Fidelity and Surety. Our Fidelity and Surety Division operates as a lead reinsurer in this niche market of the property casualty industry where its specialized knowledge and expertise are essential to meet the needs of fidelity and surety primary writers. Business is marketed principally through brokers as well as directly to clients not served by intermediaries.

     The alternative markets division of our reinsurance operations provided custom designed reinsurance products and services through brokers to alternative markets clients, such as captive insurance companies, risk retention groups, public entity insurance trusts and governmental pools. As discussed above, we are discontinuing this portion of our business.

     The following table sets forth the percentages of gross premiums written for each line of business of our reinsurance operations:

                                    SIX
                                   MONTHS
                                   ENDED                YEAR ENDED DECEMBER 31,
                                  JUNE 30,     -----------------------------------------
                                    2001       2000     1999     1998     1997     1996
                                 ----------    -----    -----    -----    -----    -----
Treaty:
  Casualty and other...........     33.3%       39.0%    39.1%    34.0%    33.4%    41.2%
  Property and related lines...      3.1         8.7     12.9     16.3     14.0     21.4
  Professional and specialty...      6.2         7.0      8.6      7.2      4.8      4.4
                                   -----       -----    -----    -----    -----    -----
     Subtotal..................     42.6        54.7     60.6     57.5     52.2     67.0
Alternative markets
  reinsurance..................     27.7        23.0     14.9     14.3     13.4      8.4
Facultative....................     24.9        15.0     12.7     12.7     13.4     10.7
Fidelity and Surety............      4.4         5.8      6.5      5.9      9.1      8.7
Latin American and Caribbean...      0.4         1.5      5.3      9.6     11.9      5.2
                                   -----       -----    -----    -----    -----    -----
     Total.....................    100.0%      100.0%   100.0%   100.0%   100.0%   100.0%
                                   =====       =====    =====    =====    =====    =====

     Strategy and Outlook. In 2000, we began to expand our facultative and other reinsurance lines of business which are more specialty-focused and where we feel we can best capitalize on our specialized underwriting expertise. In 2000, we also began redirecting our reinsurance business away from the property sub-segments, which expose us to weather-related and other natural and man-made catastrophes, and decided to withdraw altogether from certain markets where we do not view ourselves as having a competitive advantage or where the product base is too commoditized. In addition, within the treaty sub-segment, we are shifting our focus toward excess of loss treaties, which we believe present more profitable opportunities with more defined exposure. We also have announced our plan to discontinue the alternative markets division of our reinsurance business. In 2002, we plan to de-emphasize the fidelity and surety portion of our reinsurance operations.

     We anticipate that the changes that we are implementing in our reinsurance operations, coupled with the expected reduction in reinsurers' capacity and increases in reinsurer withdrawals from the markets in 2002, will allow us to have more significant participations and greater influence over the terms and conditions of coverage.

  REGIONAL

     Our regional subsidiaries principally provide commercial property casualty insurance products to customers in 39 states and the District of Columbia. Key clients of this segment are small-to-mid-sized businesses and governmental entities. Our regional insurance segment had net premiums written of $353 million for the six months ended June 30, 2001 and $641 million for the year ended December 31, 2000. Net premiums of our regional insurance operations grew at a compound annual rate of 5.5% from 1996 to 2000 and 8.1% for the six months ended June 30, 2001 over the prior-year comparable period.

     The regional subsidiaries are organized geographically, which provides them with the flexibility to adapt to local market conditions, while enjoying the superior administrative capabilities and financial strength of the W. R. Berkley group. Our regional operation was reorganized in 1999 from ten operating regions to four.

     Our regional insurance companies primarily sell our insurance products through a network of non-exclusive independent agents who are compensated on a commission basis. We are a leading property casualty regional insurance business in our target agency market.

     Our regional companies underwrite all major commercial and personal lines, as detailed below as a percentage of direct premiums written:

                                    SIX MONTHS
                                      ENDED             YEAR ENDED DECEMBER 31,
                                     JUNE 30,    -------------------------------------
                                       2001      2000    1999    1998    1997    1996
                                    ----------   -----   -----   -----   -----   -----
Commercial Multi-Peril............     24.6%      22.9%   21.9%   20.7%   20.5%   20.8%
Workers' Compensation.............     21.3       18.0    17.8    18.6    19.3    20.1
Automobile:
  Commercial......................     21.5       22.1    21.7    20.8    19.6    17.4
  Personal........................     10.6       12.9    14.3    14.8    15.2    16.4
General Liability.................      8.0        7.1     7.0     6.9     6.8     6.5
Homeowners........................      4.5        6.1     5.8     6.3     7.1     7.9
Fire and Allied Lines.............      3.9        4.0     4.5     4.7     5.0     4.7
Inland Marine.....................      3.5        3.5     3.6     3.4     2.0     2.8
Other.............................      2.1        3.4     3.4     3.8     4.5     3.4
                                      -----      -----   -----   -----   -----   -----
     Total........................    100.0%     100.0%  100.0%  100.0%  100.0%  100.0%
                                      =====      =====   =====   =====   =====   =====

     The following table sets forth the percentages of gross premiums written for the commercial and personal portions of our regional operations:

                                    SIX MONTHS
                                      ENDED             YEAR ENDED DECEMBER 31,
                                     JUNE 30,    -------------------------------------
                                       2001      2000    1999    1998    1997    1996
                                    ----------   -----   -----   -----   -----   -----
Commercial........................     82.1%      78.8%   78.4%   77.1%   76.6%   74.5%
Personal..........................     17.9       21.2    21.6    22.9    23.4    25.5
                                      -----      -----   -----   -----   -----   -----
     Total........................    100.0%     100.0%  100.0%  100.0%  100.0%  100.0%
                                      =====      =====   =====   =====   =====   =====

     Strategy and Outlook. By maintaining underwriting functions at the regional company level, we believe that we enjoy a significant competitive advantage over national insurance companies in the property casualty business with centralized underwriting functions. We have been repositioning our regional segment to better focus on the more profitable commercial lines business and have announced our plans to withdraw from our personal lines business. To accomplish this goal, we plan to cease writing new personal lines business and to decline to renew existing policies, subject to the requirements of state insurance laws. Exiting the personal lines business will reduce our property exposure and our exposure to catastrophe risk. Our structure and the strength of this segment also allow us to compete more effectively with regional carriers. Although the commercial lines market remains competitive in certain areas, we have been able to raise our rates over the past year and, as the insurance market continues to harden, we anticipate that we will be able to do so to an even greater extent in 2002.

  INTERNATIONAL

     We began our international operations in 1995 and identified foreign markets that presented opportunities for attractive returns. We focus internationally on specific value-added products in markets which we find attractive. Our international operations segment had net premiums written of $71 million for the six months ended June 30, 2001 and $119 million for the year ended December 31, 2000. Net premiums of our international operations grew at a compound annual rate of 47.4% from 1996 to 2000 and 31.4% for the six months ended June 30, 2001 over the prior-year comparable period.

     Our international operations are conducted through a limited liability company which is owned 65% by us and 35% by a wholly owned subsidiary of The Northwestern Mutual Life Insurance Company. Applying the same approach that we take to our domestic businesses, we believe that decentralized control is key to the success of our international effort. For example, we hire local insurance executives who have specialized knowledge of their customers, markets and products and we link their compensation to meeting performance objectives.

     In Argentina, we offer customers commercial and personal property casualty insurance in addition to life insurance and workers' compensation lines. In the Philippines, we provide savings and life products to customers, including endowment policies to pre-fund education costs and retirement income.

     The following table sets forth the percentages of gross premiums for our international operations:

                                    SIX MONTHS
                                      ENDED             YEAR ENDED DECEMBER 31,
                                     JUNE 30,    -------------------------------------
                                       2001      2000    1999    1998    1997    1996
                                    ----------   -----   -----   -----   -----   -----
Argentina:
  Property Casualty...............     76.7%      72.3%   72.3%   85.5%   96.3%  100.0%
  Life............................     12.5       14.7    16.5    10.9     3.7      --
                                      -----      -----   -----   -----   -----   -----
     Subtotal.....................     89.2       87.0    88.8    96.4   100.0   100.0
Philippines.......................     10.8       13.0    11.2     3.6      --      --
                                      -----      -----   -----   -----   -----   -----
     Total........................    100.0%     100.0%  100.0%  100.0%  100.0%  100.0%
                                      =====      =====   =====   =====   =====   =====

     Strategy and Outlook. In Argentina, we market and sell our products using local agents. In the Philippines, we have employed a different model using an innovative direct marketing approach that combines a local sales force with our marketing and organizational expertise. Our international businesses first achieved profitability in 1999 and are ranked highly in their respective countries. We expect to continue to grow these businesses organically through increased writings in their current markets and to seek opportunities in those and other regions as they develop, as local conditions permit. We utilize hedging and dollar-based investments, to the extent possible, to limit our currency exposure and international credit risk.

UNDERWRITING RESULTS

     The combined ratio represents a measure of underwriting profitability, excluding investment income. A number in excess of 100 indicates an underwriting loss; a number below 100 indicates an underwriting profit. The table below presents summary underwriting ratios, on a GAAP accounting basis, for our insurance companies:

                                           SIX MONTHS
                                              ENDED
                                            JUNE 30,             YEAR ENDED DECEMBER 31,
                                          -------------   -------------------------------------
                                          2001    2000    2000    1999    1998    1997    1996
                                          -----   -----   -----   -----   -----   -----   -----
Specialty:
  Loss Ratio............................   67.3%   75.1%   73.2%   68.0%   61.9%   62.8%   69.3%
  Expense Ratio.........................   33.3    33.7    33.6    35.2    31.5    35.8    32.0
                                          -----   -----   -----   -----   -----   -----   -----
  Combined Ratio........................  100.6%  108.8%  106.8%  103.2%   93.4%   98.6%  101.3%
                                          =====   =====   =====   =====   =====   =====   =====
Alternative Markets Insurance:
  Loss Ratio............................   72.5%   69.5%   70.2%   65.8%   61.4%   61.4%   61.8%
  Expense Ratio.........................   33.3    40.3    38.7    41.5    43.4    39.2    36.7
                                          -----   -----   -----   -----   -----   -----   -----
  Combined Ratio........................  105.8%  109.8%  108.9%  107.3%  104.8%  100.6%   98.5%
                                          =====   =====   =====   =====   =====   =====   =====
Reinsurance:
  Loss Ratio............................   73.5%   72.5%   73.6%   75.0%   73.7%   69.3%   73.0%
  Expense Ratio.........................   38.9    34.8    34.3    33.4    32.1    32.1    28.0
                                          -----   -----   -----   -----   -----   -----   -----
  Combined Ratio........................  112.4%  107.3%  107.9%  108.4%  105.8%  101.4%  101.0%
                                          =====   =====   =====   =====   =====   =====   =====
Regional:
  Loss Ratio............................   73.7%   74.5%   75.6%   85.3%   76.6%   66.9%   67.2%
  Expense Ratio.........................   33.7    34.4    34.0    36.6    37.0    35.1    35.2
                                          -----   -----   -----   -----   -----   -----   -----
  Combined Ratio........................  107.4%  108.9%  109.6%  121.9%  113.6%  102.0%  102.4%
                                          =====   =====   =====   =====   =====   =====   =====
International:
  Loss Ratio............................   62.3%   63.9%   62.1%   55.4%   59.7%   59.8%   49.7%
  Expense Ratio.........................   38.8    40.6    41.7    47.5    59.9    62.6    61.2
                                          -----   -----   -----   -----   -----   -----   -----
  Combined Ratio........................  101.1%  104.5%  103.8%  102.9%  119.6%  122.4%  110.9%
                                          =====   =====   =====   =====   =====   =====   =====
Total:
  Loss Ratio............................   71.3%   73.1%   73.4%   76.8%   71.6%   66.1%   68.2%
  Expense Ratio.........................   35.2    35.1    34.8    36.5    36.5    35.8    33.7
                                          -----   -----   -----   -----   -----   -----   -----
  Combined Ratio........................  106.5%  108.2%  108.2%  113.3%  108.1%  101.9%  101.9%
                                          =====   =====   =====   =====   =====   =====   =====

INVESTMENTS

     Our investment portfolio is managed primarily to support the liabilities of our insurance operations and generate current investment returns. As of June 30, 2001, the value of our investment portfolio was approximately $3,248 million.

  INVESTMENT STRATEGY

     Our overall strategy, which continues to evolve in response to changes in the financial markets and the opportunities available to us, is aimed at maximizing investment returns without compromising liquidity and risk control.

     In our investment strategy, we established a level of cash and highly liquid short-term and intermediate-term securities which, combined with expected cash flow, we believe is adequate to meet foreseeable payment obligations. As part of this strategy, we attempt to maintain an appropriate relationship between the average duration of the investment portfolio and the approximate duration of our liabilities, i.e., policy claims and debt obligations.

     Our investment policy with respect to fixed maturity securities is generally to purchase instruments with the expectation of holding them to their maturity. However, we consider it necessary to actively manage our portfolio to maintain an approximate matching of assets and liabilities as well as to adjust the portfolio as changes in financial market conditions alter the assumptions underlying the purchase of certain securities.

     Our investments are currently comprised of fixed income and equity securities. In 2000, in response to certain tax planning issues, we shifted a significant portion of our investment portfolio away from municipal securities and toward taxable fixed income securities, including U.S. Government, corporate and mortgage-backed securities.

     The following table summarizes the types of investments we held on the indicated dates, given as a percent of the total investments we held on such dates:

                                                             DECEMBER 31,
                                        JUNE 30,   ---------------------------------
                                          2001     2000    1999   1998   1997   1996
                                        --------   -----   ----   ----   ----   ----
Fixed income investments:
  U.S. Government, government agencies
     and authorities..................      15%       16%   11%     9%    14%    16%
  States, municipalities and political
     subdivisions.....................      18        20    35     38     35     30
  Corporate...........................      16        15    14     13     15     14
  Foreign.............................       4         4     1      1     --     --
  Mortgage-backed securities..........      19        18    15     16     17     19
                                         -----     -----   ---    ---    ---    ---
     Subtotal fixed income............      72        73    76     77     81     79
Equity securities available for
  sale................................       3         3     3      2      3      3
Trading account(1)....................      14        14    11     10      8      4
Invested cash.........................      11        10    10     11      8     14
                                         -----     -----   ---    ---    ---    ---
     Total............................     100%      100%  100%   100%   100%   100%
                                         =====     =====   ===    ===    ===    ===

------------
(1) Includes trading account receivable from brokers and clearing organizations and trading securities sold but not yet purchased.

     We view the investment portfolio in two broad categories: assets that are matched to liabilities, and other assets representing stockholders' equity.

     We invest our reserve-related assets in high-quality fixed income securities to ensure our ability to meet our responsibilities to policyholders. We manage the duration of these assets taking into account our mix of insurance business and the resulting anticipated claims payout patterns. Another critical goal is to maintain adequate liquidity, so that we can satisfy insurance claims and other obligations without having to sell investments at an inappropriate time, while controlling portfolio risk and maximizing returns. With respect to our international operations, we utilize hedging and other dollar-based investments, to the extent possible, to limit our currency exposure and international credit risk.

     Assets related to stockholder funds may be invested with a somewhat different approach that still emphasizes liquidity and risk limitations but also provides diversification and more favorable return characteristics. A primary goal for these investments is to achieve strong returns with modest volatility. Since stockholders' equity is a key factor in the amount of premiums we can write, its preservation is vital to our ability to take advantage of opportunities on the insurance side. We invest a significant portion of our equity-related assets in merger arbitrage accounts that have produced solid returns for us over the past decade and have demonstrated low correlation to both the equity and fixed income markets. Merger arbitrage is the business of investing in the securities of publicly held companies that are the targets in announced tender offers and mergers. We have also placed some of our equity-related assets in alternative types of investments, such as convertible arbitrage funds, and we anticipate expanding such efforts to diversify our portfolio. A portion of our assets related to stockholder funds is invested in publicly traded real estate investment trusts through a third-party managed account and the balance is invested in fixed income securities.

  FIXED INCOME INVESTMENTS

     The duration of the fixed income portfolio was approximately five years as of June 30, 2001, essentially matching the duration of our liabilities, which include policy claims and debt obligations.

  EQUITY SECURITIES AVAILABLE FOR SALE

     Equity securities available for sale are comprised of common and preferred stocks, including of real estate investment trusts, representing 3% of our total investment portfolio as of June 30, 2001 and December 31, 2000. These securities are reported at estimated fair value with unrealized gains and losses reported as a separate component of stockholders' equity.

  TRADING ACCOUNT

     The trading account represents our investment in merger arbitrage securities. This account, which is managed with a goal of capital preservation, represented approximately 14% of our total investment portfolio as of June 30, 2001.

  INVESTMENT RESULTS

     Investment results before income tax effects were as follows:

                       SIX MONTHS
                         ENDED                         YEAR ENDED DECEMBER 31,
                        JUNE 30,    --------------------------------------------------------------
                          2001         2000         1999         1998         1997         1996
                       ----------   ----------   ----------   ----------   ----------   ----------
                                         (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
Average investments,
  at cost............  $3,175,935   $3,032,281   $3,045,391   $2,996,707   $2,873,730   $2,538,806
                       ==========   ==========   ==========   ==========   ==========   ==========
Investment income,
  before expenses....  $ 105,285    $  219,955   $  198,556   $  206,065   $  205,812   $  171,047
                       ==========   ==========   ==========   ==========   ==========   ==========
Percent earned on
  average
  investments........        6.6%          7.3%         6.5%         6.9%         7.2%         6.7%
                       ==========   ==========   ==========   ==========   ==========   ==========
Realized gains
  (losses)...........  $   4,397    $    8,364   $   (6,064)  $   25,400   $   13,186   $    7,437
                       ==========   ==========   ==========   ==========   ==========   ==========
Change in unrealized
  investment gains
  (losses)(1)........  $  11,590    $  117,637   $ (173,084)  $   22,147   $   66,306   $  (22,409)
                       ==========   ==========   ==========   ==========   ==========   ==========

------------
(1) The change in unrealized investment gains (losses) represents the difference between fair value and cost of investments at the beginning and end of the period including investments carried at cost.

     The following table summarizes our fixed maturity portfolio, excluding short-term investments, by rating as of June 30, 2001.

                       FIXED MATURITY PORTFOLIO BY RATING

                                                                   JUNE 30, 2001
                                                              ------------------------
                                                                            PERCENT OF
                                                               CARRYING      CARRYING
                                                                VALUE         VALUE
                                                              ----------    ----------
                                                               (IN THOUSANDS, EXCEPT
                                                                  PERCENTAGE DATA)
U.S. Government and government agencies.....................  $  796,748       34.1%
Aaa/AAA(1)..................................................     731,366       31.3
AA..........................................................     320,140       13.7
A...........................................................     239,404       10.2
Below A.....................................................     249,576       10.7
                                                              ----------      -----
     Total..................................................  $2,337,234      100.0%
                                                              ==========      =====

------------
(1) Ratings as assigned by Moody's and S&P, respectively. Such ratings are generally assigned upon the issuance of the securities, subject to revision on the basis of ongoing evaluations. Bonds rated Aaa by Moody's or AAA by S&P are judged to be of the best quality and are considered to carry the smallest degree of investment risk.

     The percentages of the fixed maturity portfolio categorized by contractual maturity, based on fair value, on the dates indicated, are set forth below. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations.

                                                              DECEMBER 31,
                                       JUNE 30,   -------------------------------------
                                         2001     2000    1999    1998    1997    1996
                                       --------   -----   -----   -----   -----   -----
1 year or less.......................     2.1%      3.5%    3.0%    1.7%    4.4%    3.1%
Over 1 year through 5 years..........    19.5      22.1    16.4    16.0    26.4    20.7
Over 5 years through 10 years........    24.5      21.8    26.0    24.4    19.1    25.0
Over 10 years........................    27.8      27.7    34.6    37.2    29.2    27.1
Mortgage-backed securities...........    26.1      24.9    20.0    20.7    20.9    24.1
                                        -----     -----   -----   -----   -----   -----
     Total...........................   100.0%    100.0%  100.0%  100.0%  100.0%  100.0%
                                        =====     =====   =====   =====   =====   =====

  LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

     In the property casualty industry, it is not unusual for significant periods of time to elapse between the occurrence of an insured loss, the report of the loss to the insurer and the insurer's payment of that loss. To recognize liabilities for unpaid losses, insurers establish reserves, which is a balance sheet account representing estimates of future amounts needed to pay claims and related expenses with respect to insured events which have occurred. Our loss reserves reflect current estimates of the ultimate cost of closing outstanding claims; other than our excess workers' compensation business, and the workers' compensation portion of our reinsurance business, as discussed below, we do not discount our reserves to estimated present value for financial reporting purposes.

     In general, when a claim is reported, claims personnel establish a "case reserve" for the estimated amount of the ultimate payment. The estimate represents an informed judgment based on general reserving practices and reflects the experience and knowledge of the claims personnel regarding the nature and value of the specific type of claim. Reserves are also established on an aggregate basis which provide for losses incurred but not yet reported to the insurer, potential inadequacy of case reserves, the estimated expenses of settling claims, including legal and other fees and general expenses of administering the claims adjustment process, and a provision for potentially uncollectible reinsurance. Each insurance subsidiary's net retention for each line of insurance is taken into consideration in computation of ultimate losses.

     In examining reserve adequacy, several factors are considered, including historical data, legal developments, changes in social attitudes and economic conditions, including the effects of inflation. The actuarial process relies on the basic assumption that past experience, adjusted judgmentally for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. Reserve amounts are necessarily based on management's informed estimates and judgments using data currently available. As additional experience and other data become available and are reviewed, these estimates and judgments are revised. This may result in increases or decreases to reserves for insured events of prior years. The reserving process implicitly recognizes the impact of inflation and other factors affecting loss costs by taking into account changes in historical claim patterns and perceived trends. There is no precise method to evaluate the impact of any specific factor on the adequacy of reserves, because the ultimate cost of closing claims is influenced by numerous factors.

     While the methods for establishing the reserves are well tested over time, some of the major assumptions about anticipated loss emergence patterns are subject to fluctuation. In particular, high levels of jury verdicts against insurers, as well as judicial decisions which "re-formulate" policies to expand coverage to include previously unforeseen theories of liability, e.g., those regarding pollution and other environmental exposures, have produced unanticipated claims and increased the difficulty of estimating the loss and loss adjustment expense reserves we provide.

     To date, known pollution and environmental claims at our insurance company subsidiaries have not had a material impact on our operations. Environmental claims have not materially impacted us because these subsidiaries generally did not insure the larger industrial companies which are subject to significant environmental exposures. As a result, accounting for environmental losses represents a small portion of our reserves. As of the last date we reported these reserves, our net reserves for losses and loss adjustment expenses relating to pollution and environmental claims were $29.4 million and $30.9 million at December 31, 2000 and 1999, respectively. The estimation of these liabilities is subject to significantly greater than normal variation and uncertainty because it is difficult to make a reasonable actuarial estimate of these liabilities due to the absence of a generally accepted actuarial methodology for these exposures and the potential affect of significant unresolved legal matters, including coverage issues as well as the cost of litigating the legal issues. Additionally, the determination of ultimate damages and the final allocation of such damages to financially responsible parties are highly uncertain.

     The table below provides ending reserve balances, on a net and gross of reinsurance basis (1)(2):

                           SIX MONTHS
                              ENDED                          YEAR ENDED DECEMBER 31,
                            JUNE 30,      --------------------------------------------------------------
                              2001           2000         1999         1998         1997         1996
                          -------------   ----------   ----------   ----------   ----------   ----------
                                                          (IN THOUSANDS)
Net reserves at end of
  period................   $1,873,214     $1,818,049   $1,723,865   $1,583,304   $1,433,011   $1,333,122
Ceded reserves at end of
  period................      671,640        657,756      617,025      537,219      476,677      449,581
                           ----------     ----------   ----------   ----------   ----------   ----------
Gross reserves at end of
  period................   $2,544,854     $2,475,805   $2,340,890   $2,120,523   $1,909,688   $1,782,703
                           ==========     ==========   ==========   ==========   ==========   ==========

------------

(1) Our balance sheet includes $66,928, $58,112, $20,348 and $6,043 as of June 30, 2001 and December 31, 2000, 1999 and 1998, respectively, relating to reserves for life insurance which are not included in the table above, and our statement of operations includes $10,365, $21,779, $14,913 and $3,693 for the six months ended June 30, 2001 and year ended December 31, 2000, 1999 and 1998, respectively, relating to policyholder benefits incurred on life insurance which are not included in the above table.

(2) The aggregate net discount after reflecting the effects of ceded reinsurance is $235,000 at June 30, 2001 and $223,000, $196,000, $187,000, $189,600 and
    $172,415 at December 31, 2000, 1999, 1998, 1997 and 1996, respectively.

REINSURANCE

     We follow the customary industry practice of reinsuring a portion of our exposures, paying to reinsurers a part of the premiums received on the policies that we write. Reinsurance is purchased principally to reduce net liability on individual risks and to protect against catastrophic losses. Although reinsurance does not legally discharge an insurer from its primary liability for the full amount of the policies, it does make the assuming reinsurer liable to the insurer to the extent of the reinsurance coverage. We monitor the financial condition of our reinsurers and attempt to place our coverages only with substantial, financially sound carriers. As a result, generally the reinsurers who reinsure our casualty insurance must have an A.M. Best rating of "A (Excellent)" or better with $250 million in policyholder surplus and the reinsurers who cover our property insurance must have an A.M. Best rating of "A-(Excellent)" or better with $150 million in policyholder surplus.

     Since the beginning of 2001, we have been replacing various individual reinsurance contracts of our operating subsidiaries with a multi-year aggregate reinsurance agreement. The aggregate reinsurance agreement provides protection for individual losses on an excess of loss or quota share basis, as specified for each class of business covered by the agreement, and also provides protection for our reinsurance segment for loss and loss adjustment expenses incurred above a certain level beginning for the 2001 accident year. Coverage begins as the various predecessor treaties expire through April 1, 2002 and is subject to annual limits and an aggregate limit over the contract period.

                        PRICE RANGE OF OUR COMMON STOCK

     Our common stock is listed and traded on the New York Stock Exchange under the symbol "BER". The following table sets forth the high and low sale prices for the indicated periods, as reported on The Nasdaq Stock Market's National Market through May 8, 2001 and the New York Stock Exchange from May 9, 2001 to the present, and the quarterly cash dividends paid per share of our common stock during the periods indicated.

                                                                                    COMMON
                                                                                DIVIDENDS PAID
                                                               HIGH     LOW      (PER SHARE)
                                                              ------   ------   --------------
1999
First Quarter...............................................  $36.25   $23.75        $.12
Second Quarter..............................................  $29.13   $24.38        $.13
Third Quarter...............................................  $27.94   $21.63        $.13
Fourth Quarter..............................................  $23.75   $19.81        $.13
2000
First Quarter...............................................  $23.48   $14.00        $.13
Second Quarter..............................................  $23.19   $18.13        $.13
Third Quarter...............................................  $35.23   $18.38        $.13
Fourth Quarter..............................................  $47.63   $30.75        $.13
2001
First Quarter...............................................  $48.75   $34.94        $.13
Second Quarter..............................................  $45.38   $36.90        $.13
Third Quarter...............................................  $49.60   $38.10        $.13
Fourth Quarter (through November 1, 2001)...................  $56.25   $46.53        $.13

     The closing price of our common stock on November 1, 2001, as reported on the New York Stock Exchange was $54.00 per share.

     For a description of our common stock, see "Description of Our Capital Stock--Authorized and Outstanding Capital Stock" and "--Common Stock" in the accompanying prospectus and our restated certificate of incorporation, which is filed as an exhibit to the registration statement of which the accompanying prospectus is a part.

                                DIVIDEND POLICY

     We have paid a dividend of $.13 per share for the last eleven fiscal quarters, and we intend to continue to pay dividends on a quarterly basis, as may be declared by the Board of Directors from time to time.

     Our ability to pay dividends is dependent upon, among other things, the availability of dividends from our insurance company subsidiaries. Our insurance company subsidiaries are restricted by law as to the amount of dividends they may pay without the approval of regulatory authorities.

                                  UNDERWRITERS

     We and the underwriters named below have entered into an underwriting agreement, dated the date of this prospectus supplement, with respect to the common stock being offered in this prospectus supplement. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. The underwriters are obligated to purchase all of these shares if any shares are purchased. Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters of the offering.

                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
Morgan Stanley & Co. Incorporated...........................  1,006,668
Credit Suisse First Boston Corporation......................  1,006,666
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................  1,006,666
Dowling & Partners Securities, LLC..........................     70,000
Ferris, Baker Watts, Incorporated...........................     70,000
Keefe, Bruyette & Woods, Inc. ..............................     70,000
Sandler O'Neill & Partners, L.P. ...........................     70,000
                                                              ---------
             Total..........................................  3,300,000
                                                              =========

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 495,000 shares of common stock from us to cover such sales. They may exercise that option for 30 days from the date of this prospectus supplement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. If the underwriters' option is exercised in full, the total price to the public would be $204,930,000, the total underwriters' discounts and commissions would be $10,246,500 and the total proceeds to us would be $194,683,500.

     The underwriters propose to offer shares of the common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $1.76 per share. No underwriter will allow, and no dealer will reallow, a concession to other underwriters or dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     We estimate that our total expenses of the offering will be approximately $500,000. The underwriters have agreed to pay $222,750 of such expenses. In the event that the underwriters exercise their over-allotment option in full, the underwriters have agreed to pay an additional $33,413 of our expenses.

     We have agreed to indemnify the several underwriters of the offering against certain liabilities, including liabilities under the Securities Act.

     We, William R. Berkley (and certain members of his immediate family) and our other directors have agreed, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, not to, during the period ending 90 days after the date of this prospectus supplement:

      -- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

      -- enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in the preceding paragraph do not apply to:

      -- the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

      -- the issuance by us of additional options under our existing stock option plans, provided that such options are not exercisable during such 90-day period;

      -- transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering; and

      -- transfers by any person other than us as a bona fide gift, provided that the transferee agrees to be bound by such restrictions.

     The underwriters and their affiliates have in the past provided, and may in the future, from time to time, provide, investment banking and general financing and banking services to us and our affiliates for which they have in the past received, and may in the future receive, customary fees. Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated were underwriters for our public offering of 3,105,000 shares of common stock in March 2001.

                                 LEGAL MATTERS

     Willkie Farr & Gallagher, New York, New York, will provide us with an opinion as to legal matters in connection with the common stock offered by this prospectus. LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York, will pass upon certain legal matters for the underwriters. As of November 1, 2001, attorneys of Willkie Farr & Gallagher beneficially own an aggregate of 45,534 shares of our common stock, of which 30,934 are beneficially owned by Robert B. Hodes and 14,600 are beneficially owned by Jack H. Nusbaum (which amount includes 3,000 shares held in trusts as to which Mr. Nusbaum is co-trustee). Mr. Hodes and Mr. Nusbaum are also members of our board of directors.

                                    EXPERTS

     The consolidated financial statements of W. R. Berkley Corporation and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, have been included in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus supplement and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any document that we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Our filings with the SEC are also available from the SEC's web site at http://www.sec.gov. Please call the SEC's toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC's public reference rooms. Information about us is also available on our web site at http://www.wrberkley.com. Such information on our web site is not a part of this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement. We incorporate by reference the following documents:

      --   Our Annual Report on Form 10-K for the year ended December 31, 2000;

      -- Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

      -- Our Current Reports on Form 8-K, dated December 8, 2000, February 5, 2001, February 6, 2001 (as amended), February 28, 2001, April 4, 2001, April 23, 2001, April 26, 2001, May 15, 2001, July 26, 2001,
           September 14, 2001, October 25, 2001 and October 29, 2001;

      -- Our Proxy Statement dated April 4, 2001 for our 2001 Annual Meeting of Stockholders; and

      -- The descriptions of our common stock set forth in our registration statement on Form 8-A/A filed with the Commission on May 1, 2001 and of our rights to purchase Series A Junior Participating Preferred Stock set forth in our registration statement on Form 8-A filed with the Commission on May 11, 1999, as amended on May 1, 2001, including any further amendments or reports for the purposes of updating such descriptions.

     To receive a free copy of any of the documents incorporated by reference in this prospectus supplement, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus supplement, call or write us at the following address: W. R. Berkley Corporation, Attn: Ira S. Lederman, Assistant Secretary, 165 Mason Street, P.O. Box 2518, Greenwich, Connecticut 06836-2518, (203) 629-3000.

                  INDEX TO SUPPLEMENTAL FINANCIAL INFORMATION

                           W. R. BERKLEY CORPORATION

                                                              PAGE
                                                              ----
SUPPLEMENTAL FINANCIAL INFORMATION:
Consolidated Financial Summary for the Three Months Ended
  September 30, 2001 and 2000 and for the Nine Months Ended
  September 30, 2001 and 2000...............................  SF-2
Balance Sheet Information as of September 30, 2001 and
  December 31, 2000.........................................  SF-3
Operating Results Before September 11th Loss for On-going
  Business Segments for the Three Months Ended September 30,
  2001 and 2000 and for the Nine Months Ended September 30,
  2001 and 2000.............................................  SF-4
Operating Results Including September 11th Loss for the
  Three Months Ended September 30, 2001 and 2000 and for the
  Nine Months Ended September 30, 2001 and 2000.............  SF-5
After Tax Earnings for the Three Months Ended September 30,
  2001 and 2000 and for the Nine Months Ended September 30,
  2001 and 2000.............................................  SF-6

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL SUMMARY

                                                  FOR THE THREE
                                                      MONTHS             FOR THE NINE MONTHS
                                               ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                               --------------------    ------------------------
                                                 2001        2000         2001          2000
                                               --------    --------    ----------    ----------
                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues:
  Net premiums written.......................  $469,227    $376,084    $1,355,026    $1,111,926
  Change in unearned premiums................   (43,832)     (5,252)     (132,636)      (20,243)
                                               --------    --------    ----------    ----------
  Premiums earned............................   425,395     370,832     1,222,390     1,091,683
  Net investment income......................    46,802      56,513       147,600       153,025
  Service fees...............................    19,849      15,818        56,552        51,535
  Realized investment gains..................     7,385       1,092        11,782         1,885
  Other income...............................       641       1,702         1,898         3,086
                                               --------    --------    ----------    ----------
     Total revenues..........................   500,072     445,957     1,440,222     1,301,214
Expenses:
  Losses and loss expenses...................   391,477     276,344       959,598       803,596
  Other operating expenses...................   170,864     150,829       492,806       444,406
  Interest expense...........................    11,570      11,670        34,432        35,954
  Restructuring charge.......................        --          --            --         1,850
                                               --------    --------    ----------    ----------
     Total expenses..........................   573,911     438,843     1,486,836     1,285,806
     Income (loss) before income taxes and
       minority interest.....................   (73,839)      7,114       (46,614)       15,408
Income tax benefit...........................    27,117         869        21,559         4,085
Minority interest............................      (524)       (891)       (2,327)       (1,419)
                                               --------    --------    ----------    ----------
     Net income (loss).......................  $(47,246)   $  7,092    $  (27,382)   $   18,074
                                               ========    ========    ==========    ==========
Earnings (loss) per share:
  Basic......................................  $  (1.63)   $    .28    $     (.97)   $      .71
                                               ========    ========    ==========    ==========
  Diluted....................................  $  (1.63)   $    .27    $     (.97)   $      .70
                                               ========    ========    ==========    ==========
Average shares outstanding:
  Basic......................................    29,049      25,476        28,337        25,571
                                               ========    ========    ==========    ==========
  Diluted....................................    30,053      25,807        29,603        25,769
                                               ========    ========    ==========    ==========
Supplemental after-tax earnings information:
  Operating income before September 11th
     loss(1).................................  $ 10,587    $  8,793    $   38,272    $   24,855
  September 11th loss........................   (22,750)         --       (22,750)           --
                                               --------    --------    ----------    ----------
     Operating income (loss)(1)                 (12,163)      8,793        15,522        24,855
  Discontinued businesses....................   (39,883)     (2,410)      (50,562)       (6,802)
  Restructuring charge.......................        --          --            --        (1,203)
  Realized gains.............................     4,800         709         7,658         1,224
                                               --------    --------    ----------    ----------
     Net income (loss).......................  $(47,246)   $  7,092    $  (27,382)   $   18,074
                                               ========    ========    ==========    ==========

------------
(1) In addition to net income, we present operating income, as defined below, and operating income before September 11th loss (non-GAAP measures). These measures, although not a substitute for net income, are useful for analysis to highlight the ongoing elements of our earnings. Operating income represents net income before discontinued businesses, realized investment gains and restructuring charges.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                           BALANCE SHEET INFORMATION

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  2001             2000
                                                              -------------    ------------
                                                                  (IN THOUSANDS EXCEPT
                                                                     PER SHARE DATA)
Total investments(1)........................................   $3,441,418       $3,111,602
Total assets................................................    5,481,312        5,022,070
Reserves for losses.........................................    2,701,487        2,533,917
Long-term debt..............................................      370,456          370,158
Trust preferred securities..................................      198,199          198,169
Stockholders' equity(2).....................................      809,535          680,896
Shares outstanding..........................................       29,070           25,656
Stockholders' equity per share..............................        27.85            26.54

------------
(1) Investments include trading account receivable from brokers and clearing organizations and trading securities sold but not yet purchased.

(2) Stockholders' equity includes after-tax unrealized investment gains of $57.4 million and $19.4 million as of September 30, 2001 and December 31, 2000, respectively.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                  OPERATING RESULTS BEFORE SEPTEMBER 11TH LOSS
                         ON-GOING BUSINESS SEGMENTS(1)

                                            FOR THE THREE MONTHS         FOR THE NINE MONTHS
                                             ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                            ---------------------     -------------------------
                                              2001         2000          2001           2000
                                            --------     --------     ----------     ----------
                                                              (IN THOUSANDS)
Specialty Insurance:
  Gross premiums written..................  $153,693     $ 98,601     $  427,357     $  302,990
  Net premiums written....................   134,901       70,239        366,632        207,930
  Premiums earned.........................   108,662       66,739        275,895        198,887
  Pre-tax operating income................     7,849        5,942         28,015         17,691
  Loss ratio..............................      71.1%        73.7%          68.8%          74.6%
  Expense ratio...........................      30.3%        37.0%          32.2%          34.8%
  GAAP combined ratio.....................     101.4%       110.7%         101.0%         109.4%
Alternative Markets:
  Gross premiums written..................  $ 48,451     $ 31,794     $  127,365     $   86,601
  Net premiums written....................    42,877       28,407        113,275         77,987
  Premiums earned.........................    31,481       22,927         84,851         62,656
  Pre-tax operating income................     8,095       10,139         28,009         24,392
  Loss ratio..............................      79.2%        69.0%          75.0%          69.3%
  Expense ratio...........................      29.1%        41.4%          31.8%          40.6%
  GAAP combined ratio.....................     108.3%       110.4%         106.8%         109.9%
Reinsurance(1):
  Gross premiums written..................  $ 82,592     $ 80,802     $  234,295     $  236,613
  Net premiums written....................    56,119       66,963        167,174        200,606
  Premiums earned.........................    53,341       72,855        167,243        216,190
  Pre-tax operating income................     5,773        6,876         13,300         19,498
  Loss ratio..............................      69.2%        74.3%          71.5%          72.8%
  Expense ratio...........................      38.0%        33.5%          39.2%          34.3%
  GAAP combined ratio.....................     107.2%       107.8%         110.7%         107.1%
Regional Insurance(1):
  Gross premiums written..................  $173,471     $145,568     $  511,168     $  447,033
  Net premiums written....................   147,170      124,181        432,878        382,231
  Premiums earned.........................   137,809      128,382        401,177        382,666
  Pre-tax operating income (loss).........     5,799         (548)        21,763          5,327
  Loss ratio..............................      69.2%        78.9%          69.4%          75.8%
  Expense ratio...........................      35.8%        33.6%          35.1%          33.9%
  GAAP combined ratio.....................     105.0%       112.5%         104.5%         109.7%
International:
  Gross premiums written..................  $ 42,484     $ 35,241     $  123,181     $  102,038
  Net premiums written....................    36,895       28,798        107,536         82,557
  Premiums earned.........................    36,286       27,110        102,036         76,355
  Pre-tax operating income................     2,824        1,499          9,130          3,508
  Loss ratio..............................      59.2%        58.8%          61.2%          62.1%
  Expense ratio...........................      40.9%        48.7%          39.6%          43.5%
  GAAP combined ratio.....................     100.1%       107.5%         100.8%         105.6%
Total:
  Gross premiums written..................  $500,691     $392,006     $1,423,366     $1,175,275
  Net premiums written....................   417,962      318,588      1,187,495        951,311
  Premiums earned.........................   367,579      318,013      1,031,202        936,754
  Pre-tax operating income................    30,340       23,908        100,217         70,416
  Loss ratio..............................      69.6%        74.3%          69.2%          73.3%
  Expense ratio...........................      34.4%        36.2%          35.1%          35.4%
  GAAP combined ratio.....................     104.0%       110.5%         104.3%         108.7%

------------
(1) Operating income represents net income before September 11th loss, realized investment gains and restructuring charges for the on-going business segments. In the third quarter of 2001, the Company re-aligned the operating segments to reflect the discontinuance of the personal lines and alternative markets reinsurance businesses.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

               OPERATING RESULTS INCLUDING SEPTEMBER 11TH LOSS(1)

                                               FOR THE THREE MONTHS      FOR THE NINE MONTHS
                                               ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                               --------------------    ------------------------
                                                 2001        2000         2001          2000
                                               --------    --------    ----------    ----------
                                                                (IN THOUSANDS)
On-going business segments:
  Gross premiums written.....................  $500,691    $392,006    $1,423,366    $1,175,275
  Net premiums written.......................   417,962     318,588     1,187,495       951,311
  Premiums earned............................   367,579     318,013     1,031,202       936,754
  Pre-tax operating income (loss)............    (4,660)     23,908        65,217        70,416
  Loss ratio.................................      79.2%       74.3%         72.6%         73.3%
  Expense ratio..............................      34.4%       36.2%         35.1%         35.4%
  GAAP combined ratio........................     113.6%      110.5%        107.7%        108.7%
Discontinued businesses:
  Personal lines:
     Gross premiums written..................  $ 38,507    $ 36,570    $  112,065    $  110,308
     Net premiums written....................    34,729      34,199       101,828       102,667
     Premiums earned.........................    33,442      34,250       102,091       106,966
     Pre-tax operating loss..................    (2,874)     (2,557)      (14,640)       (9,307)
     Loss ratio..............................      86.7%       75.5%         88.7%         75.4%
     Expense ratio...........................      24.1%       34.1%         27.8%         35.4%
     GAAP combined ratio.....................     110.8%      109.6%        116.5%        110.8%
  Alternative markets reinsurance:
     Gross premiums written..................  $ 20,906    $ 25,114    $   79,107    $   64,775
     Net premiums written....................    16,536      23,297        65,703        57,948
     Premiums earned.........................    24,374      18,569        89,097        47,963
     Pre-tax operating loss..................   (58,484)     (1,150)      (63,149)       (1,157)
     Loss ratio..............................     293.3%       75.8%        134.9%         75.3%
     Expense ratio...........................      53.6%       39.8%         41.9%         37.1%
     GAAP combined ratio.....................     346.9%      115.6%        176.8%        112.4%
Total
     Gross premiums written..................  $560,104    $453,690    $1,614,538    $1,350,358
     Net premiums written....................   469,227     376,084     1,355,026     1,111,926
     Premiums earned.........................   425,395     370,832     1,222,390     1,091,683
     Pre-tax operating income (loss).........   (66,018)     20,201       (12,572)       59,952
     Loss ratio..............................      92.0%       74.5%         78.5%         73.6%
     Expense ratio...........................      34.7%       36.1%         35.0%         35.5%
     GAAP combined ratio.....................     126.7%      110.6%        113.5%        109.1%

---------------
(1) Operating income represents net income before realized investment gains and restructuring charges.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                               AFTER TAX EARNINGS

                                                       FOR THE THREE          FOR THE NINE
                                                       MONTHS ENDED           MONTHS ENDED
                                                       SEPTEMBER 30,          SEPTEMBER 30,
                                                    -------------------    -------------------
                                                      2001       2000        2001       2000
                                                    --------    -------    --------    -------
                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
After Tax Earnings:
  Operating income before September 11th
     loss(1)......................................  $ 10,587    $ 8,793    $ 38,272    $24,855
  September 11th loss.............................   (22,750)        --     (22,750)        --
                                                    --------    -------    --------    -------
     Operating income (loss)(2)...................   (12,163)     8,793      15,522     24,855
  Discontinued businesses(3)......................   (39,883)    (2,410)    (50,562)    (6,802)
  Restructuring charge............................        --         --          --     (1,203)
  Realized gains..................................     4,800        709       7,658      1,224
                                                    --------    -------    --------    -------
     Net income (loss)............................  $(47,246)   $ 7,092    $(27,382)   $18,074
                                                    ========    =======    ========    =======
Earnings (loss) per diluted shares:
  Operating income before September 11th
     loss(1)......................................  $   0.36    $  0.34    $   1.35    $  0.96
  September 11th loss.............................     (0.78)        --       (0.80)        --
                                                    --------    -------    --------    -------
     Operating income (loss)(2)...................     (0.42)      0.34        0.55       0.96
  Discontinued businesses(3)......................     (1.37)      (.09)      (1.78)     (0.26)
  Restructuring charge............................        --         --          --      (0.05)
  Realized gains..................................      0.16       0.02        0.26       0.05
                                                    --------    -------    --------    -------
     Net income (loss)............................  $  (1.63)   $  0.27    $  (0.97)   $  0.70
                                                    ========    =======    ========    =======
Cash flow from operations before change in trading
  account.........................................  $ 85,756    $65,185    $128,904    $79,429
                                                    ========    =======    ========    =======

------------
(1) Catastrophe losses for ongoing business, excluding losses related to the September 11th event, were $10 million pretax, or 21 cents per diluted share after-tax, in the third quarter of 2001 compared with $12 million pretax, or 29 cents per diluted share after-tax, in the year-earlier period. Catastrophe losses for on-going business, excluding losses related to the September 11th event, were $32 million pretax, or 70 cents per diluted share after-tax, in the first nine months of 2001 compared with $26 million pretax, or 66 cents per diluted share after-tax, in the year-earlier period.

(2) Operating income represents net income before discontinued businesses, realized investment gains and restructuring charges.

(3) Catastrophe losses for the discontinued businesses were $7 million pre-tax, or 16 cents per diluted share after-tax, in the third quarter of 2001 compared with $8 million pre-tax, or 21 cents per diluted share after-tax, in the year-earlier period. Catastrophe losses for the discontinued businesses were $25 million pre-tax, or 55 cents per diluted share after-tax, in the first nine months of 2001 compared with $17 million pre-tax, or 44 cents per diluted share after-tax, in the year-earlier period.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                           W. R. BERKLEY CORPORATION

                                                              PAGE
                                                              ----
UNAUDITED INTERIM FINANCIAL STATEMENTS:
Consolidated Statements of Operations for the Six Months
  Ended June 30, 2001 and 2000..............................   F-2
Consolidated Balance Sheets as of June 30, 2001 and December
  31, 2000..................................................   F-3
Consolidated Statements of Cash Flows for the Six Months
  Ended June 30, 2001 and 2000..............................   F-4
Notes to Consolidated Financial Statements..................   F-5
AUDITED FINANCIAL STATEMENTS:
Independent Auditors' Report................................  F-10
Consolidated Statements of Operations for the Years Ended
  December 31, 2000, 1999 and 1998..........................  F-11
Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................  F-12
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 2000, 1999 and 1998..............  F-13
Consolidated Statements of Comprehensive Income for 2000,
  1999 and 1998.............................................  F-14
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2000, 1999 and 1998..........................  F-15
Notes to Consolidated Financial Statements..................  F-16

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                FOR THE SIX MONTHS
                                                                  ENDED JUNE 30,
                                                              ----------------------
                                                                2001          2000
                                                              --------      --------
                                                                   (UNAUDITED)
                                                              (AMOUNTS IN THOUSANDS
                                                              EXCEPT PER SHARE DATA)
Revenues:
  Net premiums written......................................  $885,799      $735,842
  Change in unearned premiums...............................   (88,804)      (14,991)
                                                              --------      --------
     Premiums earned........................................   796,995       720,851
  Net investment income.....................................   100,798        96,512
  Service fees..............................................    36,703        35,717
  Realized investment gains.................................     4,397           793
  Other income..............................................     1,257         1,384
                                                              --------      --------
          Total revenues....................................   940,150       855,257
Expenses:
  Losses and loss expenses..................................   568,121       527,252
  Other operating expenses..................................   321,942       293,577
  Interest expense..........................................    22,862        24,284
  Restructuring charge......................................        --         1,850
                                                              --------      --------
          Total expenses....................................   912,925       846,963
                                                              --------      --------
  Income before income tax and minority interest............    27,225         8,294
Income tax (expense) benefit................................    (5,558)        3,216
Minority interest...........................................    (1,803)         (528)
                                                              --------      --------
  Net income................................................  $ 19,864      $ 10,982
                                                              ========      ========
Net income per share:
  Basic.....................................................  $    .71      $    .43
                                                              ========      ========
  Diluted...................................................  $    .68      $    .43
                                                              ========      ========
Average shares outstanding:
  Basic.....................................................    27,975        25,619
                                                              ========      ========
  Diluted...................................................    29,243        25,725
                                                              ========      ========

See accompanying Notes to Consolidated Financial Statements.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,      DECEMBER 31,
                                                                 2001            2000
                                                              -----------    ------------
                                                              (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
Assets
Investments:
  Invested cash.............................................  $  369,148      $  308,193
  Fixed maturity securities:
    Held to maturity, at cost (fair value $166,388 and
     $164,229)..............................................     157,027         156,067
    Available for sale, at fair value (cost $2,147,020 and
     $2,087,338)............................................   2,180,207       2,115,824
  Equity securities, at fair value:
    Available for sale (cost $72,041 and $76,545)...........      85,009          83,823
    Trading account (cost $247,708 and $340,617)............     250,313         347,271
Cash........................................................      18,310             938
Premiums and fees receivable................................     474,244         416,243
Due from reinsurers.........................................     724,673         713,392
Accrued investment income...................................      35,924          36,578
Prepaid reinsurance premiums................................     100,147          99,444
Deferred policy acquisition costs...........................     215,488         196,231
Real estate, furniture & equipment at cost, less accumulated
  depreciation..............................................     119,553         118,282
Excess of cost over net assets acquired.....................      68,158          71,496
Trading account receivable from brokers and clearing
  organizations.............................................     303,666         269,444
Deferred federal and foreign income taxes...................      46,772          47,567
Other assets................................................      48,576          41,277
                                                              ----------      ----------
         Total assets.......................................  $5,197,215      $5,022,070
                                                              ==========      ==========
Liabilities and Stockholders' Equity
Liabilities:
  Reserves for losses and loss expenses.....................  $2,544,854      $2,533,917
  Unearned premiums.........................................     802,564         713,239
  Due to reinsurers.........................................     167,820         132,521
  Short-term debt...........................................          --          10,000
  Trading securities sold but not yet purchased, at fair
    value
    (proceeds $93,480 and $164,312).........................      97,648         169,020
  Long-term debt............................................     370,356         370,158
  Other liabilities.........................................     159,284         182,273
                                                              ----------      ----------
         Total Liabilities..................................   4,142,526       4,111,128
                                                              ----------      ----------
Trust preferred securities..................................     198,189         198,169
Minority interest...........................................      28,940          31,877
Stockholders' equity:
  Preferred stock, par value $.10 per share:
    Authorized 5,000,000 shares; issued and
     outstanding--none......................................          --              --
  Common stock, par value $.20 per share:
    Authorized 80,000,000 shares, issued and outstanding,
     net of treasury shares, 29,013,787 and 25,656,362
     shares.................................................       7,902           7,281
  Additional paid-in capital................................     456,273         334,061
  Retained earnings.........................................     586,675         574,345
  Accumulated other comprehensive income....................      25,906          19,371
  Treasury stock, at cost, 10,495,057 and 10,747,482
    shares..................................................    (249,196)       (254,162)
                                                              ----------      ----------
         Total stockholders' equity.........................     827,560         680,896
                                                              ----------      ----------
         Total liabilities and stockholders' equity.........  $5,197,215      $5,022,070
                                                              ==========      ==========

See accompanying Notes to Consolidated Financial Statements.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 FOR THE SIX MONTHS
                                                                   ENDED JUNE 30,
                                                              ------------------------
                                                                 2001          2000
                                                              -----------    ---------
                                                                    (UNAUDITED)
                                                               (DOLLARS IN THOUSANDS)
Cash flows from (used in) operating activities:
  Net income................................................   $  19,864     $  10,982
  Adjustments to reconcile net income to cash flows from
    (used in) operating activities:
    Minority interest.......................................       1,803           528
    Change in reserves for losses and loss expenses, net of
     due to/from reinsurers.................................      34,955        37,987
    Depreciation and amortization...........................       9,272        10,207
    Change in unearned premiums and prepaid reinsurance
     premiums...............................................      88,622        14,878
    Change in premiums and fees receivable..................     (58,939)      (22,045)
    Change in Federal and foreign income taxes..............       3,369        (3,304)
    Change in deferred acquisition cost.....................     (19,257)       (9,139)
    Realized gains on investments...........................      (4,397)         (793)
    Other, net..............................................     (32,144)      (25,057)
                                                               ---------     ---------
         Net cash flows from operating activities before
           trading account sales............................      43,148        14,244
Trading account sales, net..................................      (6,418)      (17,545)
                                                               ---------     ---------
    Net cash flows from (used in) operating activities......      36,730        (3,301)
                                                               ---------     ---------
Cash flows from (used in) investing activities:
  Proceeds from sales, excluding trading account:
    Fixed maturity securities available for sale............     281,031       752,816
    Equity securities.......................................      17,983        29,884
  Proceeds from maturities and prepayments of fixed maturity
    securities..............................................      83,215        87,610
  Cost of purchases, excluding trading account:
    Fixed maturity securities available for sale............    (427,746)     (762,630)
    Equity securities.......................................     (10,526)      (58,238)
  Change in balances due to/from security brokers...........      (7,892)       (4,489)
  Net additions to real estate, furniture & equipment.......      (9,913)       (4,389)
  Net proceeds from sale (purchase) of subsidiaries.........       2,348         2,532
  Other, net................................................         969         1,000
                                                               ---------     ---------
         Net cash flows from (used in) investing
           activities.......................................     (70,531)       44,096
                                                               ---------     ---------
Cash flows from (used in) financing activities:
  Net proceeds from stock offering..........................     121,400            --
  Net repayment of short-term debt..........................     (10,000)      (35,000)
  Cash dividends to common stockholders.....................      (7,096)       (6,067)
  Net proceeds from issuance of treasury shares.............       4,966           143
  Retirement of long-term debt..............................          --       (25,000)
  Other, net................................................       2,858           124
                                                               ---------     ---------
         Net cash flows from (used in) financing
           activities.......................................     112,128       (65,800)
                                                               ---------     ---------
             Net increase (decrease) in cash and invested
               cash.........................................      78,327       (25,005)
Cash and invested cash at beginning of year.................     309,131       315,474
                                                               ---------     ---------
             Cash and invested cash at end of period........     387,458       290,469
                                                               =========     =========
Supplemental disclosure of cash flow information:
  Interest paid.............................................   $  22,758     $  24,532
                                                               =========     =========
  Federal and foreign income taxes paid, net................   $   1,230     $     218
                                                               =========     =========

See accompanying Notes to Consolidated Financial Statements.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2001
                                  (UNAUDITED)

     The accompanying interim consolidated financial statements should be read in conjunction with the following notes and with the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

1.  FEDERAL AND FOREIGN INCOME TAXES

     The federal and foreign income tax provision has been computed based on the Company's estimated annual effective tax rate which differs from the Federal income tax rate of 35% principally because of tax-exempt investment income.

2.  PER SHARE DATA

     Basic per share data is based upon the weighted average number of shares outstanding during the year. Shares issued in connection with loans to shareholders are not considered to be outstanding for the purpose of calculating basic per share amounts. The related amounts due from shareholders are excluded from stockholders' equity. Diluted per share data reflects the potential dilution that would occur if dilutive employee stock options were exercised. On March 6, 2001 the Company issued 3,105,000 shares of its common stock. The Company received net proceeds of $121 million from the offering.

3.  REINSURANCE CEDED

     The amounts of ceded reinsurance included in the statements of operations are as follows (amounts in thousands):

                                              FOR THE THREE           FOR THE SIX
                                                  MONTHS                 MONTHS
                                              ENDED JUNE 30,         ENDED JUNE 30,
                                            ------------------    --------------------
                                             2001       2000        2001        2000
                                            -------    -------    --------    --------
Ceded premiums written....................  $85,275    $84,196    $168,635    $160,826
                                            =======    =======    ========    ========
Ceded premiums earned.....................  $91,510    $76,304    $168,211    $146,344
                                            =======    =======    ========    ========
Ceded losses and loss expenses............  $61,146    $46,101    $130,490    $101,795
                                            =======    =======    ========    ========

     Ceded earned premiums were $168 million in the first six months of 2001 and included ceded earned premiums of $15 million in the second quarter under the aggregate reinsurance agreement. In 2001, the Company implemented a series of changes to its ceded reinsurance program. These changes included increasing the catastrophe reinsurance protection for weather-related losses to a maximum of $48.5 million (from $34 million in 2000) above our retention of $6 million, increasing retention levels for individual property casualty risks (generally to $1 million in 2001 from $300,000 to $500,000 in 2000) and replacing various individual reinsurance contracts with a multi-year aggregate reinsurance agreement. The aggregate reinsurance agreement provides protection for individual losses on an excess of loss or quota share basis, as specified for each class of business covered by the agreement, and also provides protection for our reinsurance segment for loss and loss adjustment expenses incurred above a certain level beginning for the 2001 accident year. Coverage begins as the various predecessor treaties expire through April 1, 2002 and is subject to annual limits and an aggregate limit over the contract period.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

4.  COMPREHENSIVE INCOME (LOSS)

     The differences between comprehensive income (loss) and net income are unrealized foreign exchange gains (losses) as well as unrealized gains (losses) on securities. The following is a reconciliation of comprehensive income (loss) (amounts in thousands):

                                                FOR THE THREE          FOR THE SIX
                                                    MONTHS                MONTHS
                                                ENDED JUNE 30,        ENDED JUNE 30,
                                              ------------------    ------------------
                                                2001       2000      2001       2000
                                              --------    ------    -------    -------
Net income..................................  $  9,598    $6,636    $19,864    $10,982
                                              --------    ------    -------    -------
Other comprehensive income (loss):
Change in unrealized foreign exchange gains
  (losses)..................................        77      (174)      (383)       (43)
Unrealized holding gains (losses) on
  investment securities arising during the
  period....................................   (14,321)    2,782      4,060      7,900
Reclassification adjustment for gains
  included in net income, net of tax........     1,665       211      2,858        515
                                              --------    ------    -------    -------
  Other comprehensive income (loss).........   (12,579)    2,819      6,535      8,372
                                              --------    ------    -------    -------
  Comprehensive income (loss)...............  $ (2,981)   $9,455    $26,399    $19,354
                                              ========    ======    =======    =======

5.  INDUSTRY SEGMENTS

     The Company's operations are presently conducted through five segments: specialty; alternative markets; reinsurance; regional property casualty insurance and international. The specialty lines of insurance consist primarily of excess and surplus lines, commercial transportation, professional liability, directors and officers liability and surety. The Company's alternative markets segment specializes in writing workers' compensation insurance and providing insurance services for public entities, provide employers and associations. The Company's reinsurance segment specializes in underwriting property, casualty and surety reinsurance on both a treaty and facultative basis. The regional property casualty insurance segment writes standard commercial and personal lines insurance for such risks as automobiles, homes and businesses. The international segment writes property and casualty insurance, as well as life insurance, in Argentina and the Philippines. For the six months ended June 30, 2001 and 2000, the international segment wrote life insurance premiums of $15.7 million and $16.4 million, respectively.

     Effective January 1, 2001, management responsibility and financial reporting for alternative markets business produced through traditional reinsurance intermediaries was transferred from the alternative markets segment to the reinsurance segment. Segment information for the prior period has been restated to reflect the change.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. Income tax expense (benefits) were calculated in accordance with the Company's tax sharing agreements, which provide for the recognition of tax loss carry-forwards only to the extent of taxes previously paid. Summary financial information about the Company's operating segments is presented in the following table. Income before income taxes by segment consists of revenues less expenses related to the respective segment's operations. These amounts include realized gains (losses) where applicable. Intersegment revenues consist primarily of dividends and interest on inter-company debt. Identifiable assets by segment are those assets used in the operation of each segment.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                                                                                INCOME
                                                       REVENUES                 (LOSS)
                                           ---------------------------------    BEFORE    INCOME TAX
                              INVESTMENT   UNAFFILIATED   INTER-                INCOME    (EXPENSE)
                                INCOME      CUSTOMERS     SEGMENT    TOTAL      TAXES      BENEFITS
                              ----------   ------------   -------   --------   --------   ----------
                                                      (AMOUNTS IN THOUSANDS)
For the three months ended
  June 30, 2001:
  Specialty.................   $10,152       $102,118     $  576    $102,694   $ 12,351    $(3,260)
  Alternative Markets.......     9,521         55,379        458      55,837     11,094     (3,221)
  Reinsurance...............    12,950        105,663        592     106,255      1,873       (283)
  Regional..................    14,147        188,192        320     188,512        394      1,248
  International.............     3,213         37,444         --      37,444      3,983     (1,601)
  Corporate other and
     Eliminations...........       385          2,201     (1,946)        255    (16,082)     4,043
                               -------       --------     -------   --------   --------    -------
  Consolidated..............   $50,368       $490,997     $   --    $490,997   $ 13,613    $(3,074)
                               =======       ========     =======   ========   ========    =======
For the three months ended
  June 30, 2000:
  Specialty.................   $11,838       $ 79,976     $1,068    $ 81,044   $  6,799    $(1,954)
  Alternative Markets.......     7,717         49,253       (345)     48,908     10,352     (2,361)
  Reinsurance...............    13,340         97,834        297      98,131      4,135       (867)
  Regional..................    14,754        174,217        746     174,963     (3,153)     2,740
  International.............     2,096         27,388         --      27,388      1,178       (233)
  Corporate other and
     Eliminations...........      (161)         3,265     (1,766)      1,499    (12,882)     3,239
                               -------       --------     -------   --------   --------    -------
  Consolidated..............   $49,584       $431,933     $   --    $431,933   $  6,429    $   564
                               =======       ========     =======   ========   ========    =======

     Interest expense for the reinsurance and alternative market segments was $772,000 and $743,000 for the three months ended June 30, 2001 and 2000, respectively. Corporate interest expense (net of intercompany amounts) was $10,640,000 and $11,048,000 for the corresponding periods.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                                                                                INCOME
                                                       REVENUES                 (LOSS)
                                           ---------------------------------    BEFORE    INCOME TAX
                              INVESTMENT   UNAFFILIATED   INTER-                INCOME    (EXPENSE)
                                INCOME      CUSTOMERS     SEGMENT    TOTAL      TAXES      BENEFITS
                              ----------   ------------   -------   --------   --------   ----------
                                                      (AMOUNTS IN THOUSANDS)
For the six months ended
  June 30, 2001:
  Specialty.................   $ 20,514      $188,202     $1,254    $189,456   $ 21,207    $(4,665)
  Alternative Markets.......     19,328       107,500        885     108,385     19,858     (5,781)
  Reinsurance...............     26,266       206,285      1,056     207,341      5,305       (801)
  Regional..................     28,034       361,573        681     362,254      5,829        432
  International.............      6,536        72,633         --      72,633      6,126     (2,196)
  Corporate other and
     Eliminations...........        120         3,957     (3,876)         81    (31,100)     7,453
                               --------      --------     -------   --------   --------    -------
  Consolidated..............   $100,798      $940,150     $   --    $940,150   $ 27,225    $(5,558)
                               ========      ========     =======   ========   ========    =======
For the six months ended
  June 30, 2000:
  Specialty.................   $ 22,952      $156,496     $1,322    $157,818   $ 10,667    $(2,447)
  Alternative Markets.......     16,023        89,288         22      89,310     16,313     (3,932)
  Reinsurance...............     26,440       197,618        399     198,017      9,587     (1,790)
  Regional..................     27,878       354,009        881     354,890     (1,317)     1,104
  International.............      4,163        53,571         --      53,571      2,107       (612)
  Corporate other and
     Eliminations...........       (944)        4,275     (2,624)      1,651    (29,063)    10,893
                               --------      --------     -------   --------   --------    -------
  Consolidated..............   $ 96,512      $855,257     $   --    $855,257   $  8,294    $ 3,216
                               ========      ========     =======   ========   ========    =======

     Interest expense for the reinsurance and alternative market segments was $1,537,000 and $1,460,000 for the six months ended June 30, 2001 and 2000, respectively. Corporate interest expense (net of intercompany amounts) was $21,325,000 and $22,824,000 for the corresponding periods. Identifiable assets by segment are as follows (amounts in thousands):

                                                            JUNE 30,     DECEMBER 31,
                                                              2001           2000
                                                           ----------    ------------
Specialty................................................  $1,401,180     $1,425,123
Alternative Markets......................................     817,179        759,935
Reinsurance..............................................   1,817,350      1,787,940
Regional.................................................   1,537,715      1,498,179
International............................................     267,720        248,243
Corporate other and eliminations.........................    (643,929)      (697,350)
                                                           ----------     ----------
Consolidated.............................................  $5,197,215     $5,022,070
                                                           ==========     ==========

6.  OTHER MATTERS

     Reclassifications have been made in the 2000 financial statements as originally reported to conform them to the presentation of the 2001 financial statements.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

     In the opinion of management, the summarized financial information reflects all adjustments (consisting of normal recurring accrual or adjustments) which are necessary for a fair presentation of financial position and results of operations for the interim periods. The consolidated results of operations for the interim periods are not necessarily indicative of the results to be anticipated for the entire year. Seasonal weather variations affect the severity and frequency of losses sustained by the insurance and reinsurance subsidiaries. Although the effect on the Company's business of such natural catastrophes as tornadoes, hurricanes, hailstorms and earthquakes is mitigated by reinsurance, they nevertheless can have a significant impact on the results of any one or more reporting periods.

7.  RECENT ACCOUNTING PRONOUNCEMENTS

     In the first quarter 2001 the Company adopted FAS 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments. The adoption of this statement did not have a material impact on the Company's results of operations or financial condition.

     In July 2001, the FASB issued Statement No. 141, "Business Combinations", and Statement No. 142, "Goodwill and Other Intangible Assets". Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Amortization of goodwill was $2,071,000 and $1,953,000 for the six months ended June 30, 2001 and 2000, respectively. Statement 142 will also require that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FAS Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". Statement 142 is effective in fiscal years beginning after December 15, 2001. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of this Statement (resulting from a transitional impairment test) are to be reported as resulting from a change in accounting principle. Retroactive application is not permitted. The Company has not yet determined the impact of Statement 142 to its consolidated financial statements.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
W. R. Berkley Corporation

     We have audited the consolidated balance sheets of W. R. Berkley Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of W. R. Berkley Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for insurance related assessments in 1999.

                                          KPMG LLP

New York, New York
February 23, 2001, except for Note 20 which is as of March 6, 2001

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                 2000           1999           1998
                                                              ----------     ----------     ----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                               DATA)
Revenues:
  Net premiums written......................................  $1,506,244     $1,427,719     $1,346,254
  Change in net unearned premiums...........................     (15,230)       (13,335)       (67,855)
                                                              ----------     ----------     ----------
    Premiums earned.........................................   1,491,014      1,414,384      1,278,399
  Net investment income.....................................     210,448        190,316        202,420
  Service fees..............................................      68,049         72,344         70,727
  Realized investment gains (losses)........................       8,364         (6,064)        25,400
  Other income..............................................       3,412          2,688          5,571
                                                              ----------     ----------     ----------
    Total revenues..........................................   1,781,287      1,673,668      1,582,517
Operating costs and expenses:
  Losses and loss expenses..................................   1,094,411      1,085,826        914,762
  Other operating costs and expenses........................     596,579        604,784        556,155
  Interest expense..........................................      47,596         50,801         48,819
  Restructuring charge......................................       1,850         11,505             --
                                                              ----------     ----------     ----------
    Income (loss) before income taxes.......................      40,851        (79,248)        62,781
Income tax benefit (expense)................................      (2,451)        45,766         (5,465)
                                                              ----------     ----------     ----------
    Income (loss) before minority interest and preferred
      dividends.............................................      38,400        (33,482)        57,316
Minority interest...........................................      (2,162)          (566)         1,444
Preferred dividends.........................................          --           (497)        (7,548)
                                                              ----------     ----------     ----------
    Net income (loss) before change in accounting and
      extraordinary gain (loss).............................      36,238        (34,545)        51,212
Cumulative effect of change in accounting principle (net of
  taxes)....................................................          --         (3,250)            --
Extraordinary gain (loss) on early extinguishment of
  long-term debt (net of taxes).............................          --            735         (5,017)
                                                              ----------     ----------     ----------
    Net income (loss) attributable to common stockholders...  $   36,238     $  (37,060)    $   46,195
                                                              ==========     ==========     ==========
Earnings (loss) per share:
  Basic
    Net income (loss) before change in accounting and
      extraordinary gain (loss).............................  $     1.41     $    (1.35)    $     1.82
    Cumulative effect of change in accounting principle (net
      of taxes).............................................          --           (.12)            --
    Extraordinary gain (loss) on early extinguishment of
      long-term debt........................................          --            .03           (.18)
                                                              ----------     ----------     ----------
    Net income (loss) attributable to common stockholders...  $     1.41     $    (1.44)    $     1.64
                                                              ==========     ==========     ==========
  Diluted
    Net income (loss) before change in accounting and
      extraordinary gain (loss).............................  $     1.39     $    (1.34)    $     1.76
    Cumulative effect of change in accounting principle (net
      of taxes).............................................          --           (.12)            --
    Extraordinary gain (loss) on early extinguishment of
      long-term debt........................................          --            .03           (.17)
                                                              ----------     ----------     ----------
    Net income (loss) attributable to common stockholders...  $     1.39     $    (1.43)    $     1.59
                                                              ==========     ==========     ==========

See accompanying Notes to Consolidated Financial Statements.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS,
                                                               EXCEPT PER SHARE DATA)
ASSETS
Investments:
  Invested cash.............................................  $  308,193    $  295,423
  Fixed maturity securities:
     Held to maturity, at cost (fair value $164,229 and
      $150,465).............................................     156,067       152,657
     Available for sale, at fair value (cost $2,087,338 and
      $2,180,509)...........................................   2,115,824     2,110,411
  Equity securities, at fair value:
     Available for sale (cost $76,545 and $54,437)..........      83,823        61,380
     Trading account (cost $340,617 and $236,453)...........     347,271       253,430
Cash........................................................         938        20,051
Premiums and fees receivable................................     416,243       380,887
Due from reinsurers.........................................     713,392       620,446
Accrued investment income...................................      36,578        36,925
Prepaid reinsurance premiums................................      99,444        91,005
Deferred policy acquisition costs...........................     196,231       182,348
Real estate, furniture and equipment at cost, less
  accumulated depreciation..................................     118,282       128,735
Deferred Federal and foreign income taxes...................      47,567        81,976
Excess of cost over net assets acquired.....................      71,496        76,523
Trading account receivable from brokers and clearing
  organizations.............................................     269,444       258,454
Other assets................................................      41,277        34,140
                                                              ----------    ----------
Total Assets................................................  $5,022,070    $4,784,791
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Reserves for losses and loss expenses.....................  $2,533,917    $2,361,238
  Unearned premiums.........................................     713,239       689,826
  Due to reinsurers.........................................     132,521       144,712
  Trading securities sold but not yet purchased, at fair
     value (proceeds $164,312 and $138,731).................     169,020       155,826
  Short-term debt...........................................      10,000        35,000
  Other liabilities.........................................     182,273       183,218
  Long-term debt............................................     370,158       394,792
                                                              ----------    ----------
Total Liabilities...........................................   4,111,128     3,964,612
                                                              ----------    ----------
Trust preferred securities..................................     198,169       198,126
Minority interest...........................................      31,877        30,275
                                                              ----------    ----------
Stockholders' equity:
  Preferred stock, par value $.10 per share:
     Authorized 5,000,000 shares, issued and
      outstanding--none.....................................          --            --
  Common stock, par value $.20 per share:
     Authorized 80,000,000 shares, issued and outstanding,
      net of treasury shares, 25,656,362 and 25,616,578
      shares................................................       7,281         7,281
  Additional paid-in capital................................     334,061       331,640
  Retained earnings.........................................     574,345       551,401
  Accumulated other comprehensive income (loss).............      19,371       (44,500)
  Treasury stock, at cost, 10,747,482 and 10,787,489
     shares.................................................    (254,162)     (254,044)
                                                              ----------    ----------
Total Stockholders' Equity..................................     680,896       591,778
                                                              ----------    ----------
Total Liabilities and Stockholders' Equity..................  $5,022,070    $4,784,791
                                                              ==========    ==========

See accompanying Notes to Consolidated Financial Statements.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 -----------------------------------------------------------------
                                                 PREFERRED
                                                 AND COMMON
                                                 STOCK AND                ACCUMULATED
                                     TOTAL       ADDITIONAL                  OTHER
                                 STOCKHOLDERS'    PAID-IN     RETAINED   COMPREHENSIVE   TREASURY
                                    EQUITY        CAPITAL     EARNINGS   INCOME (LOSS)     STOCK
                                 -------------   ----------   --------   -------------   ---------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance, December 31, 1997.....    $ 947,292      $436,106    $569,160     $ 58,206      $(116,180)
  Net income attributable to
     common stockholders.......       46,195            --     46,195            --             --
  Change in other comprehensive
     income (loss).............       (3,534)           --         --        (3,534)            --
  Issuance of common shares....        2,719           851         --            --          1,868
  Purchase of treasury stock...     (117,944)           --         --            --       (117,944)
  Dividends to common
     stockholders ($.48 per
     share)....................      (13,447)           --    (13,447)           --             --
                                   ---------      --------    --------     --------      ---------
Balance, December 31, 1998.....      861,281       436,957    601,908        54,672       (232,256)
  Net (loss) attributable to
     common stockholders.......      (37,060)           --    (37,060)           --             --
  Change in other comprehensive
     income (loss).............      (99,172)           --         --       (99,172)            --
  Issuance of common shares....          387            56         --            --            331
  Purchase of treasury stock...      (22,119)           --         --            --        (22,119)
  Repurchase of preferred
     stock.....................      (98,092)      (98,092)        --            --             --
  Dividends to common
     stockholders ($.52 per
     share)....................      (13,447)           --    (13,447)           --             --
                                   ---------      --------    --------     --------      ---------
Balance, December 31, 1999.....      591,778       338,921    551,401       (44,500)      (254,044)
  Net income attributable to
     common stockholders.......       36,238            --     36,238            --             --
  Change in other comprehensive
     income (loss).............       63,871            --         --        63,871             --
  Issuance of common shares....        9,323         2,421         --            --          6,902
  Purchase of treasury stock...       (7,020)           --         --            --         (7,020)
  Dividends to common
     stockholders ($.52 per
     share)....................      (13,294)           --    (13,294)           --             --
                                   ---------      --------    --------     --------      ---------
Balance, December 31, 2000.....    $ 680,896      $341,342    $574,345     $ 19,371      $(254,162)
                                   =========      ========    ========     ========      =========

See accompanying Notes to Consolidated Financial Statements.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                              2000        1999         1998
                                                            --------    ---------    --------
                                                                 (DOLLARS IN THOUSANDS)
Net income (loss) attributable to common stockholders.....  $ 36,238    $ (37,060)   $ 46,195
                                                            --------    ---------    --------
Other comprehensive income (loss)
  Unrealized holding gains (losses) on investment
     securities arising during the period, net of taxes of
     ($37,762), $55,491 and ($7,839)......................    70,129     (103,055)     14,558
  Less: Reclassification adjustment for realized (gains)
     losses included in net income........................    (5,436)       3,942     (16,510)
                                                            --------    ---------    --------
Net change in unrealized gains (losses) during the
  period..................................................    64,693      (99,113)     (1,952)
  Change in unrealized foreign exchange (losses)..........      (822)         (59)     (1,582)
                                                            --------    ---------    --------
  Other comprehensive income (loss).......................    63,871      (99,172)     (3,534)
                                                            --------    ---------    --------
  Comprehensive income (loss).............................  $100,109    $(136,232)   $ 42,661
                                                            ========    =========    ========

See accompanying Notes to Consolidated Financial Statements.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                2000        1999         1998
                                                              ---------   ---------   -----------
                                                                    (DOLLARS IN THOUSANDS)
Cash flows (used in) provided by operating activities:
  Net income (loss) before minority interest, preferred
    dividends and extraordinary items.......................  $  38,400   $ (36,732)  $    57,316
  Adjustments to reconcile net income to net cash flows
    provided by operating activities:
  Increase in reserves for losses and loss expenses, net of
    due to/from reinsurers..................................     69,417     141,718       169,285
  Depreciation and amortization.............................     21,700      23,598        22,658
  Change in unearned premiums and prepaid reinsurance
    premiums................................................     14,974      13,490        68,095
  Change in premiums and fees receivable....................    (35,356)     (3,386)      (45,727)
  Change in Federal and foreign income taxes................      2,138     (34,289)      (26,923)
  Change in deferred policy acquisition costs...............    (13,883)    (12,457)      (22,057)
  Realized investment (gains) losses........................     (8,364)      6,064       (25,400)
  Other, net................................................    (12,692)    (15,959)       60,021
                                                              ---------   ---------   -----------
    Net cash provided by operating activities before
       increase in trading account securities...............     76,334      82,047       257,268
  Increase in trading account securities....................    (89,609)    (32,978)      (37,565)
                                                              ---------   ---------   -----------
    Net cash (used in) provided by operating activities.....    (13,275)     49,069       219,703
                                                              ---------   ---------   -----------
Cash flows provided by (used in) investing activities:
  Proceeds from sales, excluding trading account:
    Fixed maturity securities available for sale............    725,961     594,993       715,459
    Equity securities.......................................     48,079      17,200        52,727
  Proceeds from maturities and prepayments of fixed maturity
    securities..............................................    142,636     147,668       297,303
  Cost of purchases, excluding trading account:
    Fixed maturity securities available for sale............   (773,804)   (695,928)   (1,033,190)
    Fixed maturity securities held to maturity..............         --                    (3,034)
    Equity securities.......................................    (70,988)    (14,397)      (33,217)
  Proceeds (cost) of acquired/sold companies, net of
    acquired cash and invested cash.........................      2,187      (1,533)       (3,304)
  Net additions to real estate, furniture and equipment.....     (7,529)     (8,127)      (27,167)
  Other, net................................................      1,176        (435)        3,956
                                                              ---------   ---------   -----------
    Net cash provided by (used in) investing activities.....     67,718      39,441       (30,467)
                                                              ---------   ---------   -----------
Cash flows provided by (used in) financing activities:
  Repurchase of long-term debt..............................    (25,000)         --       (49,104)
  Net change in short-term debt.............................    (25,000)    (20,500)       55,500
  Cash dividends to common stockholders.....................    (12,701)    (13,888)      (13,518)
  Purchase of common treasury shares........................     (7,020)    (22,119)     (117,944)
  Other, net................................................      8,935       6,060           735
  Repurchase of preferred stock.............................         --     (98,092)           --
  Repurchase of trust preferred securities..................         --      (8,774)           --
  Cash dividends to preferred stockholders..................         --      (2,001)       (7,356)
  Net proceeds from issuance of long-term debt..............         --          --        47,882
                                                              ---------   ---------   -----------
    Net cash used in financing activities...................    (60,786)   (159,314)      (83,805)
                                                              ---------   ---------   -----------
Net increase (decrease) in cash and invested cash...........     (6,343)    (70,804)      105,431
Cash and invested cash at beginning of year.................    315,474     386,278       280,847
                                                              ---------   ---------   -----------
Cash and invested cash at end of year.......................  $ 309,131   $ 315,474   $   386,278
                                                              =========   =========   ===========
Supplemental disclosure of cash flow information:
  Interest paid on debt.....................................  $  48,053   $  50,801   $    48,976
                                                              =========   =========   ===========
  Federal income taxes (received) paid......................  $  (1,079)  $ (12,973)  $    32,090
                                                              =========   =========   ===========

See accompanying Notes to Consolidated Financial Statements.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A)  PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

     The consolidated financial statements, which include the accounts of W. R. Berkley Corporation and its subsidiaries (the "Company"), have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP"). All significant intercompany transactions and balances have been eliminated. Reclassifications have been made in the 1999 and 1998 financial statements to conform them to the presentation of the 2000 financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the revenues and expenses reflected during the reporting period. Actual results could differ from those estimates.

  (B)  REVENUE RECOGNITION

     Insurance premiums written are recognized as earned generally on a pro-rata basis over the contract period. Service fees on insurance service contracts are recorded as earned primarily on a pro-rata basis over the policy period.

  (C)  INVESTMENTS

     The Company has classified its investments into three categories. Securities that the Company has the positive intent and ability to hold to maturity are classified as "held to maturity" and reported at amortized cost. Securities which the Company purchased with the intent to sell in the near-term are classified as "trading" and are reported at estimated fair value, with unrealized gains and losses reflected in the statement of operations. The remaining securities are classified as "available for sale" and carried at estimated fair value, with unrealized gains and losses, net of applicable taxes, excluded from earnings and reported as a component of comprehensive income
(loss) and a separate component of stockholders' equity. Fair value is generally determined using published market values.

     Realized gains or losses represent the difference between the cost of securities sold and the proceeds realized upon sale. The cost of securities is adjusted where appropriate to include a provision for significant decline in value which is considered to be other than temporary. The Company uses the specific identification method where possible, and the first-in, first-out method in other instances, to determine the cost of securities sold. Realized gains or losses, including any provision for decline in value, are included in the statement of operations.

  (D)  TRADING ACCOUNT

     Equity securities purchased (long portfolio positions) are presented in the balance sheet as trading account assets. Equity securities sold but not yet purchased (short sales and short call options) are presented as trading securities sold but not yet purchased. Unsettled trades and the net margin balances held by the clearing broker are presented as trading account receivable from brokers and clearing organizations. The Company's trading account portfolio is recorded at fair value. Realized and unrealized gains and losses from trading activity are reported as net investment income.

  (E)  PER SHARE DATA

     Basic per share data is based upon the weighted average number of shares outstanding during the year. Diluted per share data reflects the potential dilution that would occur if employee stock-based compensation plans were exercised. Shares issued in connection with loans to shareholders are not considered to be

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES outstanding for the purposes of calculating basic per share amounts. The related amounts due from shareholders are excluded from stockholders' equity.

  (F)  DEFERRED POLICY ACQUISITION COSTS

     Acquisition costs (primarily commissions and premium taxes) incurred in writing insurance and reinsurance business are deferred and amortized ratably over the terms of the related contracts. Deferred policy acquisition costs are limited to the amounts estimated to be recoverable from the applicable unearned premiums and the related anticipated investment income by giving effect to anticipated losses, loss adjustment expenses and expenses necessary to maintain the contracts in force.

  (G)  RESERVES FOR LOSSES AND LOSS EXPENSES

     Reserves for losses and loss expenses are an accumulation of amounts determined on the basis of (1) evaluation of claims for business written directly by the Company; (2) estimates received from other companies for reinsurance assumed; and (3) estimates for losses incurred but not reported (based on Company and industry experience). These estimates are periodically reviewed and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments are reflected in results of operations in the period in which they are determined. The Company discounts its reserves for excess and assumed workers' compensation claims using a "risk-free" rate. (See Note 15 of Notes to Consolidated Financial Statements).

  (H)  REINSURANCE CEDED

     Ceded unearned premiums are reported as prepaid reinsurance premiums and estimated amounts of reinsurance recoverable on unpaid losses are included in due from reinsurers. To the extent any reinsurer does not meet its obligations under reinsurance agreements, the Company must discharge the liability. Amounts due from reinsurers are reflected net of funds held where the right of offset is present. The Company has provided reserves for uncollectible reinsurance.

  (I)  EXCESS OF COST OVER NET ASSETS ACQUIRED

     Costs in excess of the net assets of subsidiaries acquired are being amortized on a straight-line basis over 25 to 40 years. The Company continually evaluates the amortization period of its intangible assets. Estimates of useful lives are revised when circumstances or events indicate that the original estimate is no longer appropriate. Amortization (including adjustments) of the excess of cost over net assets acquired was $4,036,000, $3,866,000 and $3,178,000 for 2000, 1999 and 1998, respectively.

  (J)  FEDERAL AND FOREIGN INCOME TAXES

     The Company files a consolidated income tax return in the U.S. and foreign tax returns in the countries of its overseas operations.

     The Company's method of accounting for income taxes is the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are measured using tax rates currently in effect or expected to apply in the years in which those temporary differences are expected to reverse.

  (K)  STOCK OPTIONS

     The Company uses the intrinsic-value method of accounting for stock-based awards granted to employees and, accordingly, does not recognize compensation expense for its stock-based awards to employees. (See Note 10 of Notes to Consolidated Financial Statements).

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

  (L)  FOREIGN CURRENCY

     Revenues and expenses in foreign currencies are translated at the weighted average exchange rate during the year. Assets and liabilities are translated at the rate of exchange in effect at the close of the period. Unrealized gains or losses (losses of $4,174,000 and $3,352,000 as of December 31, 2000 and 1999,
respectively) resulting from translating foreign currency financial statements are reported as a component of common stockholders' equity. Gains or losses (gains of $775,000 and $1,543,000 for 2000 and 1998, respectively, and losses of $381,000 for 1999) resulting from foreign currency transactions (transactions denominated in a currency other than the entity's functional currency) are included in the statement of operations.

  (M)  REAL ESTATE, FURNITURE AND EQUIPMENT

     Real estate, furniture and equipment are carried at cost less accumulated depreciation. Depreciation is calculated using the estimated useful lives of the respective assets. Depreciation expense was $17,704,000, $16,291,000 and $17,114,000 for 2000, 1999 and 1998, respectively.

  (N)  COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) encompasses all changes in stockholders' equity (except those arising from transactions with stockholders) and includes net income, net unrealized capital gains or losses on available-for-sale securities and unrealized foreign currency translation adjustments.

  (O)  INSURANCE RELATED ASSESSMENTS

     As of January 1, 1999, the Company adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position ("SOP") 97-3, "Accounting by Insurance and Other Enterprises for Insurance Related Assessments." This statement provides guidance for determining when an entity should recognize liabilities for guarantee fund and other insurance related assessments, how to measure those liabilities and when an asset may be recognized for the recovery of such assessments through premium tax offsets or policy surcharges. The adoption of this statement resulted in an after tax charge of $3,250,000 for the year ended December 31, 1999, which is reflected as a cumulative effect of a change in accounting principle.

  (P)  RECENT ACCOUNTING PRONOUNCEMENTS

     During 1999, the FASB issued FAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB 133, and Amendment of FASB 133" which extended the effective date of FAS 133 to January 1, 2001. FAS 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments. This statement will not have a material impact on the Company's results of operations or financial condition.

     In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125." This statement will not have a material impact on the Company's results of operations or financial condition.

(2)  LEASE OBLIGATIONS

     The Company and its subsidiaries use office space and equipment under leases expiring at various dates through September 1, 2004. These leases are considered operating leases for financial reporting purposes. Some of these leases have options to extend the length of the leases and contain clauses for cost of living, operating expense and real estate tax adjustments. Rental expense was approximately: $16,580,000, $16,109,000 and $14,095,000 for 2000,
1999 and 1998, respectively. Future minimum lease payments (without

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES provision for sublease income) are $14,456,000 in 2001; $11,626,000 in 2002; $9,375,000 in 2003; $6,071,000 in 2004; and $10,101,000 thereafter.

(3)  ACQUISITIONS AND ASSET SALES

     During 2000, the company sold the assets of All American Agency Facilities Inc. ("All American"), a managing general agency, and reported a realized gain of $3,179,000. All American's revenues and operating profits (losses) were $1,819,000 and ($638,000) in 2000, $7,480,000 and $381,000 in 1999 and
$5,659,000 and $39,000 in 1998.

     During 1999 and 1998, several international and other acquisitions were completed for an aggregate consideration of approximately $1,533,000 and $13,389,000, respectively. The acquisitions were accounted for as purchases and, accordingly, the results of operations of the companies have been included from the respective dates of acquisition. Proforma results of operations have been omitted as such effects are not significant.

     Net assets of the acquired companies for 1999 and 1998 were as follows: cash and investments of $0 and $11,871,000; excess of cost over net assets acquired of $3,744,000 and $6,847,000; and other liabilities, net of other assets, of $5,277,000 and $5,329,000, respectively.

(4)  RESTRUCTURING PLAN

     In the first quarter of 2000, the Company implemented a plan to reorganize its reinsurance business. Under the plan, the reinsurance segment has withdrawn from the Latin American and Caribbean market, and the domestic reinsurance operations have focused on specialty reinsurance lines while de-emphasizing certain commodity-type lines. The Company reduced its permanent workforce by approximately 37 employees in connection with the plan. The Company reported a restructuring charge of $1,850,000 to reflect costs related to the plan. This charge consisted mainly of severance payments of $1,439,000 and contractual lease payments related to abandoned facilities. The activities under the plan were substantially completed in 2000.

     In the first quarter of 1999, the Company implemented a plan to restructure certain of its operating units. Under the plan, the Company consolidated ten of its regional units into four; merged two of its alternative market units; combined two of its international units; and reduced its workforce by approximately 386 employees. The Company reported a restructuring charge of $11,505,000 in the first quarter of 1999 to reflect the estimated costs of the plan. This charge consists mainly of severance payments of $7,562,000, contractual lease payments related to abandoned facilities and abandoned equipment and property owned.

     The Company has paid $10,873,000 related to the restructuring charges of which $7,636,000 relates to severance payments. The remaining restructuring accrual is $2,482,000 at December 31, 2000, of which certain payments extend through 2003.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

(5)  DEBT

     Long-term debt consists of the following:

                                                                                     CARRYING
             DESCRIPTION                RATE        MATURITY         FACE VALUE       VALUE
--------------------------------------  -----   -----------------   ------------   ------------
Senior Notes..........................   6.71%      March 4, 2003   $ 25,000,000   $ 24,957,000
Senior Subordinated Notes.............   6.50%       July 1, 2003     35,793,000     35,793,000
Note Payable..........................     (1)  December 30, 2003      8,000,000      8,000,000
Senior Notes..........................  6.375%     April 15, 2005     40,000,000     39,854,000
Senior Notes..........................   6.25%   January 15, 2006    100,000,000     99,323,000
Senior Notes..........................  9.875%       May 15, 2008     88,800,000     86,561,000
Senior Debentures.....................   8.70%    January 1, 2022     76,503,000     75,670,000
                                        -----   -----------------   ------------   ------------
                                                                    $374,096,000   $370,158,000
                                                                    ============   ============

------------
(1) Floating rate equal to Libor plus 50 basis points.

     The difference between the face value of long-term debt and the carrying value is unamortized discount. All outstanding long-term debt is not redeemable until maturity.

     SHORT-TERM DEBT As of December 31, 2000 and 1999, the Company had $10,000,000 and $35,000,000, respectively, of outstanding short-term debt under its unsecured line-of credit. During 2000 and 1999, the average interest rate of the Company's short-term debt was 6.87% and 5.36%. As of December 31, 2000, the Company had an additional $65,000,000 of short-term debt available under its line-of-credit.

(6)  TRUST PREFERRED SECURITIES

     The Company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely junior subordinated debentures ("Trust Preferred Securities") were issued by the W. R. Berkley Capital Trust ("the Trust") in 1996. All of the common securities of the Trust are owned by the Company. The sole assets of the Trust are $210,000,000 aggregate principal amount of 8.197% Junior Subordinated Debentures due December 15, 2045, issued by the Company (the "Junior Subordinated Debentures"). The Company's guarantee of payments of cash distributions and payments on liquidation of the Trust and redemption of the Trust Preferred Securities, when taken together with the Company's obligations under the Trust Agreement under which the Trust Preferred Securities were issued, the Junior Subordinated Debentures and the Indenture under which the Junior Subordinated Debentures were issued, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Preferred Securities), provide a full and unconditional guarantee of the Trust's obligations under the Trust Preferred Securities. The Company records the preferential cumulative cash dividends arising from the payments of interest on the Junior Subordinated Debentures as interest expense in its consolidated statement of operations.

     The Trust Preferred Securities are subject to mandatory redemption in a like amount (i) in whole but not in part, on the stated maturity date, upon repayment of the Junior Subordinated Debentures, (ii) in whole but not in part, at any time contemporaneously with the optional prepayment of the Junior Subordinated Debentures by the Company upon the occurrence and continuation of a certain event and (iii) in whole or in part, on or after December 15, 2006, contemporaneously with the optional prepayment by the Company of Junior Subordinated Debentures. In September 1999, a subsidiary of the Company purchased $10 million (face amount) of the Trust Preferred Securities of $8,774,000.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

(7)  COMMITMENTS, LITIGATION AND CONTINGENT LIABILITIES

     Neither the Company nor any of its subsidiaries is engaged in any litigation known to the Company which management believes will have a material adverse effect upon the Company's business. As is common with other insurance companies, the Company's subsidiaries are regularly engaged in the defense of claims arising out of the conduct of the insurance business.

(8)  SUPPLEMENTAL FINANCIAL STATEMENT DATA

     Other operating costs and expenses consist of the following:

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Amortization of deferred policy acquisition costs...........  $454,729   $444,289   $394,612
Other operating costs and expenses of insurance
  operations................................................    67,254     77,617     77,596
Other costs and expenses....................................    74,596     82,878     83,947
                                                              --------   --------   --------
Total.......................................................  $596,579   $604,784   $556,155
                                                              ========   ========   ========

(9)  REINSURANCE CEDED

     The Company follows the customary industry practice of reinsuring a portion of its exposures principally to reduce net liability on individual risks and to protect against catastrophic losses. The following amounts arising under reinsurance ceded contracts have been deducted in arriving at the amounts reflected in the statement of operations:

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Premiums written............................................  $310,511   $307,170   $292,238
                                                              ========   ========   ========
Premiums earned.............................................  $301,835   $294,823   $286,170
                                                              ========   ========   ========
Losses and loss expenses....................................  $267,804   $248,767   $211,389
                                                              ========   ========   ========

     In 1999, the Company purchased additional aggregate reinsurance protection for its regional segment. Pursuant to the contract, the reinsurer will indemnify the regional companies for losses occurring during 1999 in excess of 71% of earned premiums, up to a limit of $35,000,000. Premiums of $21,000,000 and losses of $35,000,000 were ceded to the reinsurer in 1999.

(10)  STOCK OPTION PLAN

     The Company has a stock option plan (the "Stock Option Plan") under which 7,125,000 shares of Common Stock were reserved for issuance. Pursuant to the Stock Option Plan, options may be granted at prices determined by the Board of Directors but not less than fair market value on the date of grant.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

     The following table summarizes option information:

                                    2000                   1999                   1998
                            --------------------   --------------------   --------------------
                                        WEIGHTED               WEIGHTED               WEIGHTED
                                        AVERAGE                AVERAGE                AVERAGE
                                        EXERCISE               EXERCISE               EXERCISE
                             SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                            ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning
  of year.................  3,662,785    $34.12    3,929,333    $34.25    3,218,762    $29.52
Granted...................    872,000     19.34       68,600     25.73    1,036,975     47.08
Exercised.................    342,266     24.36       14,925     21.91      106,938     23.57
Canceled..................    206,440     37.07      320,223     34.39      219,466     30.56
                            ---------    ------    ---------    ------    ---------    ------
Outstanding at end of
  year....................  3,986,079    $31.57    3,662,785    $34.12    3,929,333    $34.25
                            ---------    ------    ---------    ------    ---------    ------
Options exercisable at
  year end................    952,726    $27.43      998,450    $25.28      640,161    $23.72
                            ---------    ------    ---------    ------    ---------    ------
Options available for
  future grant............  2,647,916              3,326,102              3,073,916
                            =========              =========              =========

     The fair value of the options granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2000 and 1999, respectively; (a) dividend yield of 1%, (b) expected volatility of 20%, (c) risk free interest rate of 6.63% and 5.61% and
(d) expected life of 7.5 years. The following table summarizes information about stock options outstanding at December 31, 2000 and 1999:

                                              OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                                            -----------------------    -----------------------
                                             WEIGHTED                                 WEIGHTED
                                             REMAINING     WEIGHTED                   AVERAGE
         RANGE OF              NUMBER       CONTRACTUAL    AVERAGE       NUMBER       EXERCISE
      EXERCISE PRICES        OUTSTANDING       LIFE         PRICE      EXERCISABLE     PRICE
---------------------------  -----------    -----------    --------    -----------    --------
December 31, 2000
$14 to $27.................   1,363,366         7.0         $21.05       456,666       $24.39
27 to 32...................     661,812         5.1          28.99       433,927        29.01
32 to 48...................   1,960,901         6.8          39.76        62,133        38.71
                              ---------         ---         ------       -------       ------
     Total.................   3,986,079         6.6         $31.57       952,726       $27.43
                              =========         ===         ======       =======       ======
December 31, 1999
$14 to $27.................     736,415         3.9         $23.40       654,815       $23.14
27 to 32...................     875,144         6.2          29.06       337,210        29.17
32 to 48...................   2,051,226         7.8          40.13         6,425        38.29
                              ---------         ---         ------       -------       ------
     Total.................   3,662,785         6.6         $34.12       998,450       $25.28
                              =========         ===         ======       =======       ======

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

     The Company uses the intrinsic-value method of accounting for stock-based awards granted to employees and, accordingly, does not recognize compensation expense for its stock-based awards to employees. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (000's omitted except per share data):

                                                       BASIC EARNINGS          DILUTED EARNINGS
                                NET INCOME               PER SHARE                PER SHARE
                          ----------------------   ----------------------   ----------------------
                          AS REPORTED   PROFORMA   AS REPORTED   PROFORMA   AS REPORTED   PROFORMA
                          -----------   --------   -----------   --------   -----------   --------
2000
Before change in
  accounting and
  extraordinary item....   $ 36,238     $33,331      $ 1.41       $ 1.30      $ 1.39       $ 1.28
Attributable to common
  stockholders..........   $ 36,238     $33,331      $ 1.41       $ 1.30      $ 1.39       $ 1.28
                           --------     --------     ------       ------      ------       ------
1999
Before change in
  accounting and
  extraordinary item....   $(34,545)    $(37,644)    $(1.35)      $(1.46)     $(1.34)      $(1.45)
Attributable to common
  stockholders..........   $(37,060)    $(40,159)    $(1.44)      $(1.56)     $(1.43)      $(1.55)
                           --------     --------     ------       ------      ------       ------

(11)  COMPENSATION PLAN

     The Company and its subsidiaries have profit sharing retirement plans in which substantially all employees participate. The plans provide for minimum annual contributions of 5% of eligible compensation; contributions above the minimum are discretionary and vary with each participating subsidiary's profitability. Employees become eligible to participate in the Retirement Plans on the first day of the month following the first full three months in which they are employed. Profit sharing expense amounted to $7,672,000, $7,768,000 and $8,524,000 for 2000, 1999 and 1998, respectively.

     In May 1997, the common stockholders approved the Long-Term Incentive Compensation Plan ("LTIP"). The LTIP provides for incentive compensation to key executives based on long-term corporate performance and other criteria established by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"). Key employees are awarded participation units ("units") as determined by the Committee. The Units vest and become exercisable over a maximum term of five years from the date of their award. The units are payable in cash or up to 50% in shares of common stock. The Company awarded 266,250 units in 1997. There were no units awarded and no LTIP expense in 2000, 1999 or 1998.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

(12)  INVESTMENTS

     At December 31, 2000 and 1999, there were no investments, other than investments in United States government securities, which exceeded 10% of stockholders' equity. At December 31, 2000 and 1999, investments were as follows:

                                                      GROSS        GROSS
                                                    UNREALIZED   UNREALIZED      FAIR       CARRYING
         TYPE OF INVESTMENT             COST(a)       GAINS        LOSSES       VALUE        VALUE
-------------------------------------  ----------   ----------   ----------   ----------   ----------
                                                           (DOLLARS IN THOUSANDS)
December 31, 2000
Fixed maturity securities held to
  maturity:
  State and municipal................  $   54,659    $  4,122    $    (115)   $   58,666   $   54,659
  Corporate..........................      11,592         654          (85)       12,161       11,592
  Mortgage-backed securities.........      89,816       3,586           --        93,402       89,816
                                       ----------    --------    ---------    ----------   ----------
     Total fixed maturity securities
       held to maturity..............     156,067       8,362         (200)      164,229      156,067
                                       ----------    --------    ---------    ----------   ----------
Fixed maturity securities available
  for sale:
  United States Government(b)........     480,871      14,327       (1,574)      493,624      493,624
  State and municipal................     544,015      14,169       (1,681)      556,503      556,503
  Corporate..........................     593,308      10,703      (11,226)      592,785      592,785
  Mortgage-backed securities.........     469,144       9,144       (5,376)      472,912      472,912
                                       ----------    --------    ---------    ----------   ----------
     Total fixed maturity securities
       available for sale............   2,087,338      48,343      (19,857)    2,115,824    2,115,824
                                       ----------    --------    ---------    ----------   ----------
Equity securities available for sale:
  Common stocks......................      49,976       7,830       (1,161)       56,645       56,645
  Preferred stocks...................      26,569         770         (161)       27,178       27,178
                                       ----------    --------    ---------    ----------   ----------
     Total equity securities
       available for sale............      76,545       8,600       (1,322)       83,823       83,823
                                       ----------    --------    ---------    ----------   ----------
Equity securities trading:
  Long positions(c)..................     340,617      16,159       (9,505)      347,271      347,271
  Receivable from brokers............     269,444          --           --       269,444      269,444
  Securities sold but not yet
     purchased.......................    (164,312)      8,286      (12,994)     (169,020)    (169,020)
                                       ----------    --------    ---------    ----------   ----------
     Total equity securities
       trading.......................     445,749      24,445      (22,499)      447,695      447,695
                                       ----------    --------    ---------    ----------   ----------
Invested cash(d).....................     308,193          --           --       308,193      308,193
                                       ----------    --------    ---------    ----------   ----------
Total investments....................  $3,073,892    $ 89,750    $ (43,878)   $3,119,764   $3,111,602
                                       ==========    ========    =========    ==========   ==========
December 31, 1999
Fixed maturity securities held to
  maturity:
  State and municipal................  $   56,172    $  2,268    $    (951)   $   57,489   $   56,172
  Corporate..........................      12,839          78         (248)       12,669       12,839
  Mortgage-backed securities.........      83,646         135       (3,474)       80,307       83,646
                                       ----------    --------    ---------    ----------   ----------
     Total fixed maturity securities
       held to maturity..............     152,657       2,481       (4,673)      150,465      152,657
                                       ----------    --------    ---------    ----------   ----------

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                                                      GROSS        GROSS
                                                    UNREALIZED   UNREALIZED      FAIR       CARRYING
         TYPE OF INVESTMENT             COST(a)       GAINS        LOSSES       VALUE        VALUE
-------------------------------------  ----------   ----------   ----------   ----------   ----------
                                                           (DOLLARS IN THOUSANDS)
Fixed maturity securities available
  for sale:
  United States Government(b)........  $  334,114    $    473    $ (15,419)   $  319,168   $  319,168
  State and municipal................   1,020,716       9,905      (30,968)      999,653      999,653
  Corporate..........................     437,501       1,332      (19,219)      419,614      419,614
  Mortgage-backed securities.........     388,178       1,657      (17,859)      371,976      371,976
                                       ----------    --------    ---------    ----------   ----------
     Total fixed maturity securities
       available for sale............   2,180,509      13,367      (83,465)    2,110,411    2,110,411
                                       ----------    --------    ---------    ----------   ----------
Equity securities available for sale:
  Common stocks......................       8,676       7,613          (80)       16,209       16,209
  Preferred stocks...................      45,761         206         (796)       45,171       45,171
                                       ----------    --------    ---------    ----------   ----------
     Total equity securities
       available for sale............      54,437       7,819         (876)       61,380       61,380
                                       ----------    --------    ---------    ----------   ----------
Equity securities trading:
  Long positions.....................     236,453      24,241       (7,264)      253,430      253,430
  Receivable from brokers............     258,454          --           --       258,454      258,454
  Securities sold but not yet
     purchased.......................    (138,731)      5,115      (22,210)     (155,826)    (155,826)
                                       ----------    --------    ---------    ----------   ----------
     Total equity securities
       trading.......................     356,176      29,356      (29,474)      356,058      356,058
                                       ----------    --------    ---------    ----------   ----------
Invested cash(d).....................     295,423          --           --       295,423      295,423
                                       ----------    --------    ---------    ----------   ----------
Total investments....................  $3,039,202    $ 53,023    $(118,488)   $2,973,737   $2,975,929
                                       ==========    ========    =========    ==========   ==========

------------
(a) Adjusted as necessary for amortization of premium or discount.

(b) Includes United States government agencies and authorities.

(c) Includes an investment of $53 million in a merger arbritage limited liability corporation.

(d) Short-term investments which mature within three months of the date of purchase.

     The amortized cost and fair value of fixed maturity securities at December 31, 2000, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because certain issuers may have the right to call or prepay obligations:

                                                                       2000
                                                              -----------------------
                                                                 COST      FAIR VALUE
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Due in one year or less.....................................  $   78,642   $   79,071
Due after one year through five years.......................     495,813      505,324
Due after five years through ten years......................     489,439      496,721
Due after ten years.........................................     620,551      632,623
Mortgage-backed securities..................................     558,960      566,314
                                                              ----------   ----------
Total.......................................................  $2,243,405   $2,280,053
                                                              ==========   ==========

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

     Realized gains (losses) and the change in difference between fair value and cost of investments, before applicable income taxes, are as follows:

                                                                2000       1999       1998
                                                              --------   ---------   -------
                                                                  (DOLLARS IN THOUSANDS)
Realized gains (losses):
  Fixed maturity securities(a)..............................  $ (2,573)  $   2,792   $23,004
  Equity securities.........................................     9,420         (76)    3,506
  Net change in provision for other than temporary
     impairment(b):
     Fixed maturity securities..............................    (3,299)     (8,300)       --
     Equity securities......................................        --          --        --
  Other.....................................................     4,816        (480)   (1,110)
                                                              --------   ---------   -------
                                                                 8,364      (6,064)   25,400
                                                              --------   ---------   -------
Change in difference between fair value and cost of
  investments, not including trading securities:
  Fixed maturity securities.................................   108,938    (167,984)      877
  Equity securities.........................................       335         964    (4,130)
                                                              --------   ---------   -------
                                                               109,273    (167,020)   (3,253)
                                                              --------   ---------   -------
Total.......................................................  $117,637   $(173,084)  $22,147
                                                              ========   =========   =======

------------
(a) During 2000, 1999 and 1998, gross gains of $11,586,000, $15,022,000 and
    $26,054,000, respectively, and gross losses of $14,159,000, $12,230,000, and
    $3,050,000, respectively, were realized.

(b) The provision for other than temporary impairment of investments is $14,399,000, $11,100,000 and $2,800,000 as of December 31, 2000, 1999 and
    1998, respectively.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

     Investment income consists of the following:

                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Investment income earned on:
  Fixed maturity securities.................................  $152,806   $148,081   $156,961
  Trading account(a)........................................    42,741     33,532     32,997
  Invested cash.............................................    14,771     12,804      9,771
  Equity securities.........................................     6,448      3,306      4,670
  Other.....................................................     3,189        833      1,666
                                                              --------   --------   --------
     Gross investment income................................   219,955    198,556    206,065
  Interest on funds held under reinsurance treaties.........    (9,507)    (8,240)    (3,645)
                                                              --------   --------   --------
  Net investment income.....................................  $210,448   $190,316   $202,420
                                                              ========   ========   ========

------------
(a) The primary focus of the trading account is merger arbitrage. Merger arbitrage is the business of investing in the securities of publicly held companies which are the targets in announced tender offers and mergers. Merger arbitrage differs from other types of investments in its focus on transactions and events believed likely to bring about a change in value over a relatively short time period (usually four months or less). The Company believes that this makes merger arbitrage investments less vulnerable to changes in general financial market conditions. Potential changes in market conditions are also mitigated by the implementation of hedging strategies, including short sales.

   The arbitrage positions are generally hedged against market declines by purchasing put options, selling call options or entering into swap contracts. Therefore, just as long portfolio positions may incur losses during market declines, hedge positions may also incur losses during market advances. As of December 31, 2000, the notional amount of long option contracts outstanding is $22,634,000 and short option contracts outstanding is $40,875,000.

   Investment income earned from net trading account activity includes unrealized trading gains of $1,899,000 and $1,291,000 for 2000 and 1998, respectively, and unrealized trading losses of $4,897,000 for 1999.

(13)  STOCKHOLDERS' EQUITY

COMMON EQUITY The weighted average number of shares used in the computation of basic earnings per share was 25,632,000, 25,823,000 and 28,194,000 for 2000,
1999 and 1998, respectively. The weighted average number of shares used in the computations of diluted earnings per share was 25,991,000, 25,927,000 and 29,115,000 for 2000, 1999 and 1998, respectively. Treasury shares have been excluded from average outstanding shares from the date of acquisition. The difference in calculating basic and diluted earnings per share is attributable entirely to the dilutive effect of stock-based compensation plans.

     Changes in shares of common stock outstanding, net of treasury shares, are as follows:

                                                            2000      1999      1998
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Balance, beginning of year...............................  25,617    26,504    29,568
Shares issued............................................     339        18       108
Shares repurchased.......................................    (300)     (905)   (3,172)
                                                           ------    ------    ------
Balance, end of year.....................................  25,656    25,617    26,504
                                                           ======    ======    ======

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

On January 25, 1999, all remaining outstanding shares of the Series A Preferred Stock were redeemed for $98,092,000.

     On May 11, 1999, the Company declared a dividend distribution of one Right for each outstanding share of common stock. Each Right entitles the holder to purchase a unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $120 per unit (subject to adjustment) upon the occurrence of certain events relating to potential changes in control of the Company. The Rights expire on May 11, 2009, unless earlier redeemed by the Company as provided in the Rights Agreement.

(14)  FEDERAL AND FOREIGN INCOME TAXES

Federal and foreign income tax expense (before the cumulative effect of change in accounting and extraordinary items) consists of:

                                                        2000       1999        1998
                                                       -------    -------    --------
                                                           (DOLLARS IN THOUSANDS)
Current (expense) benefit............................  $(2,574)   $11,785    $(30,283)
Deferred (expense) benefit...........................      123     33,981      24,818
                                                       -------    -------    --------
  Total (expense) benefit............................  $(2,451)   $45,766    $ (5,465)
                                                       =======    =======    ========

A reconciliation of Federal and foreign income tax (expense) benefit and the amounts computed by applying the Federal and foreign income tax rate of 35% to pre-tax income are as follows:

                                                        2000       1999        1998
                                                      --------    -------    --------
                                                          (DOLLARS IN THOUSANDS)
Computed "expected" tax (expense) benefit...........  $(14,298)   $27,737    $(21,973)
Tax-exempt investment income........................    13,543     17,853      18,412
Other, net..........................................    (1,696)       176      (1,904)
                                                      --------    -------    --------
  Total (expense) benefit...........................  $ (2,451)   $45,766    $ (5,465)
                                                      ========    =======    ========

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

At December 31, 2000 and 1999, the tax effects of differences that give rise to significant portions of the deferred tax asset and deferred tax liability are as follows:

                                                                2000        1999
                                                              --------    --------
                                                                  (DOLLARS IN
                                                                   THOUSANDS)
DEFERRED TAX ASSET
Loss reserve discounting....................................  $ 60,737    $ 64,946
Unearned premiums...........................................    40,885      40,663
Deferred taxes on unrealized investment losses..............        --      22,297
Alternative minimum tax credit carryforward.................    29,610      20,656
Other.......................................................    16,550      22,097
                                                              --------    --------
Gross deferred tax asset....................................   147,782     170,659
Less: valuation allowance...................................    (7,000)     (7,000)
                                                              --------    --------
Deferred tax asset..........................................   140,782     163,659
                                                              ========    ========
DEFERRED TAX LIABILITY
Amortization of intangibles.................................     7,995       9,625
Deferred policy acquisition costs...........................    57,877      57,317
Deferred taxes on unrealized investment gains...............    12,678          --
Depreciation................................................     8,088       8,985
Other.......................................................     6,577       5,756
                                                              --------    --------
  Deferred tax liability....................................    93,215      81,683
                                                              --------    --------
  Net deferred tax asset....................................  $ 47,567    $ 81,976
                                                              ========    ========

Federal income tax expense (benefit) applicable to realized investment gains (losses) was $2,928,000, ($2,122,000) and $8,890,000 in 2000, 1999 and 1998,
respectively. The Company had a current income tax receivable of $6,376,000 and $8,939,000 at December 31, 2000 and 1999, respectively. The Company's tax returns through December 31, 1994 have been examined by the Internal Revenue Service.

     The realization of the deferred tax asset is dependent upon the Company's ability to generate sufficient taxable income in future periods. Based on historical results and the prospects for current operations, management anticipates that it is more likely than not that future taxable income will be sufficient for the realization of this net asset.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

(15)  RESERVES FOR LOSSES AND LOSS EXPENSES

     The table below provides a reconciliation of the beginning and ending reserve balances on a gross of reinsurance basis:

                                                      2000         1999         1998
                                                   ----------   ----------   ----------
                                                          (DOLLARS IN THOUSANDS)
Net reserves at beginning of year................  $1,723,865   $1,583,304   $1,433,011
                                                   ----------   ----------   ----------
Net reserves of companies acquired...............          --           --        2,189
Net provision for losses and loss expenses:
  Claims occurring during the current year.......   1,047,060    1,032,089      944,887
  Increase (decrease) in estimates for claims
     occurring in prior years....................      14,042       28,351      (42,929)
  Amortization of discount.......................      11,530       10,473        9,111
                                                   ----------   ----------   ----------
                                                    1,072,632    1,070,913      911,069
                                                   ----------   ----------   ----------
Net payments for claims
  Current year...................................     394,401      433,942      397,787
  Prior years....................................     584,047      496,410      365,178
                                                   ----------   ----------   ----------
                                                      978,448      930,352      762,965
                                                   ----------   ----------   ----------
Net reserves at end of year......................   1,818,049    1,723,865    1,583,304
Ceded reserves at end of year....................     657,756      617,025      537,219
                                                   ----------   ----------   ----------
Gross reserves at end of year....................  $2,475,805   $2,340,890   $2,120,523
                                                   ==========   ==========   ==========

     The balance sheet includes $58,112,000 and $20,348,000 as of December 31, 2000 and 1999, respectively, relating to reserves for life insurance which are not included in the table above, and the statement of operations includes $21,779,000, $14,913,000 and $3,693,000 for the years ended December 31, 2000,
1999 and 1998, respectively, relating to the policyholder benefits incurred on life insurance which are not included in the above table. The 1999 increase in reserves related to prior years is due to reserve strengthening in the regional segment partially offset by favorable reserve development in the specialty and alternative markets segments.

     The Company discounts its liabilities for excess and assumed workers' compensation business because of the long period of time over which losses are paid. Discounting is intended to appropriately match losses and loss expenses to income earned on investment securities supporting the liabilities. The expected losses and loss expense payout pattern subject to discounting was derived from the Company's loss payout experience and is supplemented with data compiled from insurance companies writing similar business. The liabilities for losses and loss expenses have been discounted using "risk-free" discount rates determined by reference to the U.S. Treasury yield curve. The weighted average discount rate for accident years 2000, 1999, 1998, 1997, 1996 and 1995 and prior is 5.88%, 5.90%, 5.16%, 6.43%, 6.49% and 5.80%, respectively. The aggregate net discount, after reflecting the effects of ceded reinsurance, is $223,000,000, $196,000,000 and $187,000,000 at December 31, 2000, 1999 and 1998, respectively.
For statutory purposes, the Company uses a discount rate of 4.5% as permitted by the Department of Insurance of the State of Delaware.

     To date, known asbestos and environmental claims at the insurance company subsidiaries have not had a material impact on the Company's operations. Environmental claims have not materially impacted the Company because its subsidiaries generally did not insure larger industrial companies which are subject to significant environmental exposures.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

     The Company's net reserves for losses and loss adjustment expenses relating to asbestos and environmental claims were $29,422,000 and $30,944,000 at December 31, 2000 and 1999, respectively. The Company's gross reserves for losses and loss adjustment expenses relating to asbestos and environmental claims were $57,167,000 and $65,966,000 at December 31, 2000 and 1999,
respectively. Net incurred losses and loss expenses for reported asbestos and environmental claims were approximately $1,602,000, $1,371,000 and $2,227,000 in 2000, 1999 and 1998, respectively. Net paid losses and loss expenses were approximately $3,123,000, $3,819,000 and $2,614,000 in 2000, 1999 and 1998,
respectively. The estimation of these liabilities is subject to significantly greater than normal variation and uncertainty because it is difficult to make a reasonable actuarial estimate of these liabilities due to the absence of a generally accepted actuarial methodology for these exposures and the potential effect of significant unresolved legal matters, including coverage issues as well as the cost of litigating the legal issues. Additionally, the determination of ultimate damages and the final allocation of such damages to financially responsible parties are highly uncertain.

(16)  INDUSTRY SEGMENTS

     The Company's operations are presently conducted through five basic segments: specialty; alternative markets; reinsurance; regional; and international. The specialty lines of insurance consist primarily of excess and surplus lines, commercial transportation, professional liability, directors and officers liability and surety. The Company's alternative markets segment specializes in insuring, reinsuring and administering self-insurance programs and other alternative risk transfer mechanisms for public entities, private employers and associations. The Company's reinsurance segment specializes in underwriting property, casualty and surety reinsurance on both a treaty and facultative basis. The regional property casualty insurance segment writes standard commercial and personal lines insurance for such risks as automobiles, homes and businesses. The international operations represent the Company's joint venture with Northwestern Mutual Life International (65% owned by the Company), which writes property and casualty, as well as life insurance, in Argentina and the Philippines. The joint venture wrote life premiums of $33,183,000, $24,548,000 and $7,994,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Income tax expense (benefits) were calculated in accordance with the Company's tax sharing agreements, which provide for the recognition of tax loss carryforwards only to the extent of taxes previously paid. Summary financial information about the Company's operating segments is presented in the following table. Income before income taxes by segment consists of revenues less expenses related to the respective segment's operations. These amounts include realized gains (losses) where applicable. Intersegment revenues consist primarily of dividends, interest on intercompany debt and fees paid by subsidiaries for portfolio management and other services to the Company. Identifiable assets by segment are those assets used in the operation of each segment.

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

                                            REVENUES
                        ------------------------------------------------      INCOME       INCOME TAX
                        INVESTMENT   UNAFFILIATED   INTER-                 (LOSS) BEFORE    EXPENSE
                          INCOME      CUSTOMERS     SEGMENT     TOTAL      INCOME TAXES    (BENEFITS)
                        ----------   ------------   -------   ----------   -------------   ----------
                                                   (DOLLARS IN THOUSANDS)
December 31, 2000:
  Regional............   $ 59,889     $  717,287    $1,202    $  718,489     $  2,548       $    308
  Reinsurance.........     50,471        348,707       457       349,164       27,760          7,387
  Specialty...........     48,706        322,618     2,241       324,859       31,836          9,058
  Alternative
     Markets..........     44,350        268,888       137       269,025       31,592          8,675
  International.......      9,636        118,234        --       118,234        6,853          1,820
  Corporate, other and
     eliminations.....     (2,604)         5,553    (4,037)        1,516      (59,738)       (24,797)
                         --------     ----------    -------   ----------     --------       --------
  Consolidated........   $210,448     $1,781,287        --    $1,781,287     $ 40,851       $  2,451
                         ========     ==========    =======   ==========     ========       ========
December 31, 1999:
  Regional............   $ 52,639     $  700,667    $1,462    $  702,129     $(97,362)      $ (7,589)
  Reinsurance.........     47,288        341,201       739       341,940       14,091          1,992
  Specialty...........     50,231        310,373    (1,305)      309,068       39,261          8,692
  Alternative
     Markets..........     36,355        221,690       586       222,276       24,919          4,653
  International.......      6,469         93,878        --        93,878        3,535          1,443
  Corporate, other and
     eliminations.....     (2,666)         5,859    (1,482)        4,377      (63,692)       (54,957)
                         --------     ----------    -------   ----------     --------       --------
  Consolidated........   $190,316     $1,673,668        --    $1,673,668     $(79,248)      $(45,766)
                         ========     ==========    =======   ==========     ========       ========
December 31, 1998:
  Regional............   $ 53,942     $  680,505    $2,014    $  682,519     $(24,524)      $  3,323
  Reinsurance.........     47,643        296,100     1,044       297,144       33,858          6,911
  Specialty...........     59,345        309,047     2,908       311,955       85,889         24,349
  Alternative
     Markets..........     34,667        205,024       911       205,935       36,501          9,505
  International.......      5,469         80,287        --        80,287       (7,017)           349
  Corporate, other and
     eliminations.....      1,354         11,554    (6,877)        4,677      (61,926)       (38,972)
                         --------     ----------    -------   ----------     --------       --------
  Consolidated........   $202,420     $1,582,517        --    $1,582,517     $ 62,781       $  5,465
                         ========     ==========    =======   ==========     ========       ========

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

     Interest expense for the alternative markets and reinsurance segments was $2,921,000, $2,870,000 and $2,327,000 for the years ended December 31, 2000,
1999 and 1998, respectively. Additionally, corporate interest expense (net of intercompany amounts) was $44,675,000, $47,931,000 and $46,492,000 for the
corresponding periods. Identifiable assets by segment are as follows:

                                                               DECEMBER 31,
                                                   ------------------------------------
                                                      2000         1999         1998
                                                   ----------   ----------   ----------
Regional.........................................  $1,498,179   $1,436,575   $1,370,849
Reinsurance......................................   1,258,155    1,022,776      996,186
Specialty........................................   1,425,123    1,370,837    1,502,366
Alternative Markets..............................     924,785      878,125      863,578
International....................................     248,243      177,675      151,832
Corporate, other and eliminations................    (332,415)    (101,197)      98,620
                                                   ----------   ----------   ----------
Consolidated.....................................  $5,022,070   $4,784,791   $4,983,431
                                                   ==========   ==========   ==========

(17)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 2000 and 1999:

                                                2000                      1999
                                       -----------------------   -----------------------
                                        CARRYING       FAIR       CARRYING       FAIR
                                         AMOUNT       VALUE        AMOUNT       VALUE
                                       ----------   ----------   ----------   ----------
                                                    (DOLLARS IN THOUSANDS)
Investments..........................  $3,111,602   $3,119,764   $2,975,929   $2,973,737
Long-term debt.......................     370,158      362,375      394,792      383,901
Trust preferred securities...........     198,169      136,800      198,126      172,547
                                       ----------   ----------   ----------   ----------

     The estimated fair value of investments is based on quoted market prices as of the respective reporting dates. The fair value of the long-term debt and the trust preferred securities are based on rates available for borrowings similar to the Company's outstanding debt as of the reporting dates.

(18)  DIVIDENDS FROM SUBSIDIARIES AND STATUTORY FINANCIAL INFORMATION

     The Company's insurance subsidiaries are restricted by law as to the amount of dividends they may pay without the approval of regulatory authorities. During 2001, the maximum amount of dividends which can be paid without such approval is approximately $85,510,000.

     Combined net income and policyholders' surplus of the Company's consolidated insurance subsidiaries, as determined in accordance with statutory accounting practices, are as follows:

                                                         2000       1999       1998
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Net income (loss)....................................  $ 57,226   $(34,598)  $ 67,014
                                                       --------   --------   --------
Policyholders' surplus...............................  $846,658   $851,449   $941,853
                                                       --------   --------   --------

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

     The significant variances between statutory accounting practices and GAAP are: For statutory purposes, bonds are carried at amortized cost, acquisition costs are charged to operations as incurred, deferred Federal income taxes are not provided for temporary differences between book and tax assets and liabilities, excess and assumed workers compensation reserves are discounted at a 4.5% rate and certain assets designated as "non-admitted assets" are charged against surplus.

     At December 31, 2000 and 1999, bonds with a fair value of $221,194,000 and $209,485,000 were on deposit with various state insurance departments as required by state laws.

     The National Association of Insurance Commissioners ("NAIC") has risk-based capital ("RBC") requirements that require insurance companies to calculate and report information under a risk-based formula which measures statutory capital and surplus needs based on a regulatory definition of risk in a company's mix of products and its balance sheet. All of the Company's insurance subsidiaries have an RBC amount above the authorized control level RBC, as defined by the NAIC.

     The NAIC recently completed a process intended to codify statutory accounting practices for certain insurance enterprises effective January 1, 2001. The accounting codification will not have a material impact on the results of operations or policyholders' surplus of the Company's insurance subsidiaries.

(19)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is a summary of quarterly financial data (Dollars in thousands except per share data):

                                                             THREE MONTHS ENDED
                            -------------------------------------------------------------------------------------
                                 MARCH 31,             JUNE 30,            SEPTEMBER 30,         DECEMBER 31,
                            -------------------   -------------------   -------------------   -------------------
                              2000       1999       2000       1999       2000       1999       2000       1999
                            --------   --------   --------   --------   --------   --------   --------   --------
Revenues..................  $423,324   $407,713   $431,933   $416,250   $445,957   $427,823   $480,073   $421,882
                            --------   --------   --------   --------   --------   --------   --------   --------
Net income (loss) before
  preferred dividends.....  $  4,346   $  2,472   $  6,636   $  5,624   $  7,092   $ (1,356)  $ 18,164   $(40,788)
                            --------   --------   --------   --------   --------   --------   --------   --------
Net income (loss)
  attributable to common
  stockholders............  $  4,346   $ (1,275)  $  6,636   $  5,624   $  7,092   $   (621)  $ 18,164   $(40,788)
                            --------   --------   --------   --------   --------   --------   --------   --------
Earnings (loss) per share:
  Basic
    Before change in
      accounting and
      extraordinary gain
      (loss)..............  $    .17   $    .07   $    .26   $    .22   $    .28   $   (.06)  $    .71   $  (1.59)
    Net income (loss).....  $    .17   $   (.05)  $    .26   $    .22   $    .28   $   (.02)  $    .71   $  (1.59)
  Diluted
    Before change in
      accounting and
      extraordinary gain
      (loss)..............  $    .17   $    .07   $    .26   $    .22   $    .27   $   (.05)  $    .68   $  (1.59)
    Net income (loss).....  $    .17   $   (.05)  $    .26   $    .22   $    .27   $   (.02)  $    .68   $  (1.59)
                            --------   --------   --------   --------   --------   --------   --------   --------

                   W. R. BERKLEY CORPORATION AND SUBSIDIARIES

(20)  SUBSEQUENT EVENTS

     On March 6, 2001, the Company issued 3,105,000 shares of its common stock and received net proceeds of $122 million. The proceeds will be used to provide additional capital for its insurance subsidiaries and for general corporate purposes. The Company may also use the proceeds of this offering to reduce some of its indebtedness, depending on market conditions.

PROSPECTUS

                                  $600,000,000

                           W. R. BERKLEY CORPORATION
       Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants to Purchase Common Stock, Warrants to Purchase Preferred Stock,
       Warrants to Purchase Debt Securities, Stock Purchase Contracts and
                              Stock Purchase Units

                            ------------------------

                         W. R. BERKLEY CAPITAL TRUST II
                        W. R. BERKLEY CAPITAL TRUST III

                              Preferred Securities
 Fully and Unconditionally Guaranteed to the Extent Provided in this Prospectus by
                           W. R. Berkley Corporation

WE OR THE APPLICABLE TRUST WILL PROVIDE THE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS. THE PROSPECTUS SUPPLEMENTS MAY ALSO ADD, UPDATE OR CHANGE INFORMATION CONTAINED IN THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENTS CAREFULLY BEFORE YOU INVEST.

                            ------------------------

OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "BER". ON JUNE 28, 2001, THE CLOSING PRICE OF OUR COMMON STOCK, AS REPORTED BY THE NEW YORK STOCK EXCHANGE, WAS $41.55 PER SHARE.

                            ------------------------

   INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 3.

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 29, 2001.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. NEITHER WE NOR W. R. BERKLEY CAPITAL TRUST II NOR W. R. BERKLEY CAPITAL TRUST III HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE, W. R. BERKLEY CAPITAL TRUST II AND W. R. BERKLEY CAPITAL TRUST III ARE OFFERING THESE SECURITIES ONLY IN STATES WHERE THE OFFER IS PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                             ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and the trusts filed with the Securities and Exchange Commission utilizing a "shelf" registration process, relating to the common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts, stock purchase units, preferred securities and preferred securities guarantees described in this prospectus. Under this shelf process, we and the trusts may sell the securities described in this prospectus in one or more offerings up to a total initial offering price of $600,000,000.

This prospectus provides you with a general description of the securities we or a trust may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the Commission. For additional information regarding us, the trusts and the offered securities, please refer to the registration statement of which this prospectus forms a part.

Each time we or a trust sells securities, we or the trust will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
W. R. Berkley Corporation.............    1
The Trusts............................    1
Risk Factors..........................    3
Forward-Looking Statements............    8
Use of Proceeds.......................    8
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends...........................    9
General Description of the Offered
  Securities..........................   10
Description of our Capital Stock......   10
Description of the Depositary
  Shares..............................   17
Description of the Debt Securities....   20
Description of the Warrants to
  Purchase Common Stock or Preferred
  Stock...............................   37

                                        PAGE
                                        ----
Description of the Warrants to
  Purchase Debt Securities............   39
Description of Preferred Securities...   40
Description of Preferred Securities
  Guarantees..........................   51
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................   55
Plan of Distribution..................   55
Legal Opinions........................   57
Experts...............................   57
Where You Can Find More Information...   58
Incorporation of Certain Documents by
  Reference...........................   58

                           W. R. BERKLEY CORPORATION

OVERVIEW

     We are an insurance holding company which, through our subsidiaries, presently operates in five segments of the property casualty insurance business:

      -- specialty lines of insurance, including excess and surplus lines and commercial transportation;

      -- alternative markets, including the management of alternative insurance market mechanisms;

      --   reinsurance;

      --   regional property casualty insurance; and

      --   international.

This structure provides the flexibility to respond to local or specific market conditions and pursue specialty business niches. It also allows us to be closer to our customers to better understand their individual needs and risk characteristics. The holding company structure allows us to capitalize on the benefits of economies of scale through centralized capital, investment and reinsurance management and actuarial, financial and legal staff support.

     Our specialty insurance, alternative markets and reinsurance operations are conducted nationwide. Regional insurance operations are conducted primarily in the Midwest, New England, South, and Mid Atlantic regions of the United States. Presently, international operations are conducted primarily in Argentina and the Philippines.

OTHER INFORMATION

     For further information regarding us and our financial information, you should refer to our recent filings with the Commission.

     We were incorporated in Delaware in 1970 as the successor to a New Jersey corporation which was incorporated in 1967. Our principal executive offices are located at 165 Mason Street, P.O. Box 2518, Greenwich, Connecticut 06836-2518, and our telephone number is (203) 629-3000.

                                   THE TRUSTS

     Each trust is a statutory business trust created under Delaware law pursuant to

      -- a trust agreement executed by us, as sponsor of the trust, and the trustees for the trust and

      -- the filing of a certificate of trust with the Delaware Secretary of State on March 22, 2001.

     Each trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. Each restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. Each trust exists for the exclusive purposes of:

      -- issuing and selling the preferred securities and common securities that represent undivided beneficial interests in the assets of the trust;

      -- using the gross proceeds from the sale of the preferred securities and common securities to acquire a particular series of our subordinated debt securities; and

      -- engaging in only those other activities necessary or incidental to the issuance and sale of the preferred securities and common securities and purchase of our subordinated debt securities.

     We will indirectly or directly own all of the common securities of each trust. The common securities of a trust will rank equally, and payments will be made thereon pro rata, with the preferred securities of that trust, except that, if an event of default under the restated trust agreement resulting from an event of default under our subordinated debt securities held by the trust has occurred and is continuing, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. Unless otherwise disclosed in the applicable prospectus supplement, we will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of each trust. Each of the trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of the other.

     Unless otherwise disclosed in the related prospectus supplement, each trust has a term of approximately 55 years, but may dissolve earlier as provided in the restated trust agreement of the trust. Unless otherwise disclosed in the applicable prospectus supplement, each trust's business and affairs will be conducted by the trustees appointed by us, as the direct or indirect holder of all of the common securities. The holder of the common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of a trust. The duties and obligations of the trustees of a trust will be governed by the restated trust agreement of the trust.

     Unless otherwise disclosed in the related prospectus supplement, two of the trustees of each trust will be administrative trustees. The administrative trustees will be persons who are employees or officers of or affiliated with us. One trustee of each trust will be the property trustee. The property trustee will be a financial institution that is not affiliated with us, that has a minimum amount of combined capital and surplus of not less than $50,000,000 and that will act as property trustee under the terms set forth in the applicable prospectus supplement. The property trustee will also act as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act. In addition, one trustee of each trust, which trustee will reside in or have its principal place of business in the State of Delaware, will be the "Delaware trustee." The Delaware trustee may be the property trustee, if it otherwise meets the requirements of applicable law. We will pay all fees and expenses related to each trust and the offering of preferred securities and common securities.

     The principal executive offices for each of the trusts are located at c/o
W. R. Berkley Corporation, 165 Mason Street, P.O. Box 2518, Greenwich, Connecticut 06836-2518. The telephone number of each of the trusts is (203) 629-3000.

                                  RISK FACTORS

     Our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described as risks below actually occurs, our business, results of operations or financial condition could be negatively affected in the manner described below. In such case, the market value of our securities could decline and you may lose part or all of your investment. You should carefully consider and evaluate all of the information included or incorporated in this prospectus and any prospectus supplement relating to the offering of these securities, including the risk factors listed below, before deciding whether to invest in our securities.

OUR RESULTS MAY FLUCTUATE AS A RESULT OF MANY FACTORS, INCLUDING CYCLICAL CHANGES IN THE INSURANCE AND REINSURANCE INDUSTRY.

     The results of companies in the property casualty insurance industry historically have been subject to significant fluctuations and uncertainties. The industry's profitability can be affected significantly by:

      -- rising levels of actual costs that are not known by companies at the time they price their products;

      -- volatile and unpredictable developments (including weather-related and other natural catastrophes);

      -- changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers' liability develop;

      -- fluctuations in interest rates, inflationary pressures and other changes in the investment environment, which affect returns on invested capital and may impact the ultimate payout of loss amounts; and

      -- the long-tail and volatile nature of the reinsurance business, which may impact our operating results and limit opportunities for adequate returns.

     The demand for property casualty insurance can also vary significantly, rising as the overall level of economic activity increases and falling as such activity decreases. The property casualty insurance industry historically has a cyclical nature. Recently, the property casualty insurance industry and especially the commercial lines business have been very competitive. These fluctuations in demand and competition could produce underwriting results that would have a negative impact on our results of operations and financial condition.

     For example, in 1999 we experienced deteriorated operating results due to an increase in loss reserves and, as a result of competition, inadequate rates. In 2000, we benefited from improved market conditions, including higher prices and better terms and conditions, as well as higher investment income. As has happened in the past, these improved market conditions may not persist.

WE FACE SIGNIFICANT COMPETITIVE PRESSURES IN OUR BUSINESSES, WHICH MAY REDUCE PREMIUM RATES AND PREVENT US FROM PRICING OUR PRODUCTS AT ATTRACTIVE RATES.

     We compete with a large number of other companies in our selected lines of business. We compete, and will continue to compete, with major U.S. and non-U.S. insurers and reinsurers, other regional companies, as well as mutual companies, specialty insurance companies, underwriting agencies and diversified financial services companies. Some of our competitors, particularly in the reinsurance business, have greater financial and marketing resources than we do. These competitors within the reinsurance segment include Employers Reinsurance, Berkshire Hathaway and American Reinsurance, which collectively comprise a majority of the property casualty reinsurance market.

     A number of new, proposed or potential legislative or industry developments could further increase competition in our industry. These developments include:

      -- the enactment of the Gramm-Leach-Bliley Act of 1999, which could result in increased competition from new entrants to our markets;

      -- the implementation of commercial lines deregulation in several states, which could increase competition from standard carriers for our excess and surplus lines of insurance business;

      -- programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other alternative markets types of coverage; and

      -- changing practices caused by the Internet, which have led to greater competition in the insurance business.

     New competition from these developments could cause the supply and/or demand for insurance or reinsurance to change, which could affect our ability to price our products at attractive rates and thereby adversely affect our underwriting results.

     In addition to competition in the operation of our businesses, we face competition from a variety of sources in attracting and retaining qualified employees. If the quality of our personnel decreases, we may be unable to maintain our current competitive position in the markets in which we operate, and be unable to expand our operations into new markets.

OUR ACTUAL CLAIMS LOSSES MAY EXCEED OUR RESERVES FOR CLAIMS, WHICH MAY REQUIRE US TO ESTABLISH ADDITIONAL RESERVES.

     We maintain loss reserves to cover our estimated liability for unpaid losses and loss adjustment expenses, including legal and other fees as well as a portion of our general expenses, for reported and unreported claims incurred as of the end of each accounting period. Reserves do not represent an exact calculation of liability. Rather, reserves represent an estimate of what we expect the ultimate settlement and administration of claims will cost. These estimates, which generally involve actuarial projections, are based on our assessment of facts and circumstances then known, as well as estimates of future trends in claims severity, frequency, judicial theories of liability and other factors. In some cases, long-tail lines of business such as excess workers' compensation and the workers' compensation portion of our reinsurance business are reserved on a discounted basis. The variables described above are affected by both internal and external events, such as changes in claims handling procedures, inflation, judicial and litigation trends and legislative changes. The risk of the occurrence of such events is especially present in our specialty lines and reinsurance businesses. Many of these items are not directly quantifiable in advance. In some areas of our business, the level of reserves we establish is dependent in part upon the actions of third parties that are beyond our control. In our reinsurance and excess workers' compensation businesses, we may not establish sufficient reserves if third parties do not give us advance notice or provide us with appropriate information regarding certain matters. Additionally, there may be a significant delay between the occurrence of the insured event and the time it is reported to us.

     The inherent uncertainties of estimating reserves are greater for certain types of liabilities, where the various considerations affecting these types of claims are subject to change and long periods of time may elapse before a definitive determination of liability is made. Reserve estimates are continually refined in an ongoing process as experience develops and further claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Because setting reserves is inherently uncertain, our current reserves may prove inadequate in light of subsequent events. Should we need to increase our reserves, our net income for the period will decrease by a corresponding amount.

WE ANTICIPATE INCREASING OUR LEVEL OF RETENTION IN OUR BUSINESS, WHICH COULD CAUSE OUR EARNINGS TO BE MORE VOLATILE.

     We anticipate increasing our retention levels in 2001 for our operations generally due to changes in market conditions and the pricing environment. We expect to purchase less reinsurance, the process by which we transfer, or cede, part of the risk we have assumed to a reinsurance company, thereby retaining more risk. As a result, our earnings could be more volatile and increased severities could have a material adverse effect on our results of operations and financial condition. A significant change in our retention levels could also cause our historical financial results, including compound annual growth rates, to be inaccurate indicators of our future performance on a segment or consolidated basis.

AS A PROPERTY CASUALTY INSURER, WE FACE LOSSES FROM CATASTROPHES.

     Property casualty insurers are subject to claims arising out of catastrophes that may have a significant effect on their results of operations, liquidity and financial condition. Catastrophe losses have had a significant impact on our results. Catastrophes can be caused by various events, including hurricanes, windstorms, earthquakes, hailstorms, explosions, severe winter weather and fires. The incidence and severity of catastrophes are inherently unpredictable. For example, during the five years ended December 31, 2000, our annual weather-related losses ranged from $28 million to $60 million. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes and earthquakes may produce significant damage in large, heavily populated areas. Catastrophes can cause losses in a variety of our property casualty lines, and most of our past catastrophe-related claims have resulted from severe storms. Seasonal weather variations may affect the severity and frequency of our losses. Insurance companies are not permitted to reserve for a catastrophe until it has occurred. It is therefore possible that a catastrophic event or multiple catastrophic events could produce unforeseen losses and have a material adverse effect on our results of operations and financial condition.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, WHICH INCREASES OUR COSTS AND COULD RESTRICT THE CONDUCT OF OUR BUSINESS.

     We are subject to extensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than stockholders and other investors. This system of regulation, generally administered by a department of insurance in each state in which we do business, relates to, among other things:

      --   standards of solvency, including risk-based capital measurements;

      --   restrictions on the nature, quality and concentration of investments;

      --   requiring certain methods of accounting;

      --   requiring reserves for unearned premium, losses and other purposes;
           and

      -- potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

     State insurance departments conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies, holding company issues and other matters. Recently adopted federal financial services modernization legislation is expected to lead to additional federal regulation of the insurance industry in the coming years. Also, foreign governments regulate our international operations.

     We may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations. Also, some regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us. Also, changes in the level of regulation of the insurance industry, whether federal, state or foreign, or changes in laws or regulations themselves or interpretations by regulatory authorities, restrict the conduct of our business.

WE ARE RATED BY A.M. BEST AND STANDARD & POOR'S, AND A DECLINE IN THESE RATINGS COULD ERODE OUR STANDING IN THE INSURANCE INDUSTRY AND CAUSE OUR SALES AND EARNINGS TO DECREASE.

     Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Our insurance company subsidiaries are rated by A.M. Best and certain of our insurance company subsidiaries are rated for their claims-paying ability by Standard & Poor's Corporation, or Standard & Poor's. A.M. Best and Standard & Poor's ratings reflect their opinions of an insurance company's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders, are not evaluations directed to investors and are not recommendations to buy, sell or hold our securities. Our ratings are subject to periodic review by A.M. Best and Standard & Poor's, and we cannot assure you that we will be able to retain those ratings. The Standard & Poor's 2001 outlook for the U.S. property casualty insurance industry and the Standard & Poor's mid-year 2000 outlook for the U.S. reinsurance industry were negative. Since March 2000, Standard & Poor's has given us a negative rating outlook. While Standard & Poor's affirmed our claims-paying rating of "A+" in January 2001, as long as we remain on negative rating outlook, a downgrade in our rating is possible. If our ratings are reduced from their current levels by A.M. Best and/or Standard & Poor's, our competitive position in the insurance industry could suffer and it would be more difficult for us to market our products. A significant downgrade could result in a substantial loss of business as policyholders move to other companies with higher claims-paying and financial strength ratings.

A SIGNIFICANT AMOUNT OF OUR ASSETS IS INVESTED IN FIXED INCOME SECURITIES AND IS SUBJECT TO MARKET FLUCTUATIONS.

     Our investment portfolio consists substantially of fixed income securities. The fair market value of these assets and the investment income from these assets fluctuate depending on general economic and market conditions. With respect to our investments in fixed income securities, the fair market value of these investments generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed income securities will generally increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations. Because substantially all of our fixed income securities are classified as available for sale, changes in the market value of our securities are reflected in our balance sheet. Similar treatment is not available for liabilities. Therefore, interest rate fluctuations affect the value of our investments and could adversely affect our results of operations and financial condition.

WE INVEST SOME OF OUR ASSETS IN MERGER ARBITRAGE, WHICH IS SUBJECT TO CERTAIN RISKS.

     We invest a portion of our investment portfolio in merger arbitrage. As of December 31, 2000, our investment in merger arbitrage securities represented approximately 14% of our total investment portfolio. Merger arbitrage is the business of investing in the securities of publicly held companies which are the targets in announced tender offers and mergers. Merger arbitrage differs from other types of investments in its focus on transactions and events believed likely to bring about a change in value over a relatively short time period, usually four months or less. While our merger arbitrage positions are generally hedged against market declines, these equity investments are exposed primarily to the risk associated with the completion of announced deals, which are subject to regulatory as well as political and other risks.

IF MARKET CONDITIONS CAUSE REINSURANCE TO BE MORE COSTLY OR UNAVAILABLE, WE MAY BE REQUIRED TO BEAR INCREASED RISKS OR REDUCE THE LEVEL OF OUR UNDERWRITING COMMITMENTS.

     We purchase reinsurance for significant amounts of risk underwritten by our insurance company subsidiaries, especially catastrophe risks. We also purchase reinsurance on risks underwritten by others which we reinsure. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase, which may affect the level of our business and profitability. Our reinsurance facilities are generally subject to annual renewal. We may be unable to maintain our current reinsurance facilities or to obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we would have to reduce the level of our underwriting commitments, especially catastrophe exposed risks.

WE ARE AN INSURANCE HOLDING COMPANY AND, THEREFORE, MAY NOT BE ABLE TO RECEIVE DIVIDENDS IN NEEDED AMOUNTS.

     Our principal assets are the shares of capital stock of our insurance company subsidiaries. We have to rely on dividends from our insurance company subsidiaries to meet our obligations for paying principal and interest on outstanding debt obligations and for paying dividends to stockholders and corporate expenses. The payment of dividends by our insurance company subsidiaries is subject to regulatory restrictions and will depend on the surplus and future earnings of these subsidiaries, as well as the regulatory restrictions. As a result, we may not be able to receive dividends from these subsidiaries at times and in amounts necessary to meet our obligations or pay dividends.

WE MAY NOT FIND SUITABLE ACQUISITION CANDIDATES AND EVEN IF WE DO, WE MAY NOT SUCCESSFULLY INTEGRATE ANY SUCH ACQUIRED COMPANIES.

     As part of our present strategy, we continue to evaluate possible acquisition transactions on an ongoing basis, and at any given time, we may be engaged in discussions with respect to possible acquisitions. We cannot assure you that we will be able to identify suitable acquisition transactions, that such transactions will be financed and completed on acceptable terms or that our future acquisitions will be successful. The process of integrating any companies we do acquire may have a material adverse effect on our results of operations and financial condition.

WE CANNOT GUARANTEE THAT OUR REINSURERS WILL PAY IN A TIMELY FASHION, IF AT ALL, AND, AS A RESULT, WE COULD EXPERIENCE LOSSES.

     We purchase reinsurance by transferring part of the risk that we have assumed, known as ceding, to a reinsurance company in exchange for part of the premium we receive in connection with the risk. Although reinsurance makes the reinsurer liable to us to the extent the risk is transferred or ceded to the reinsurer, it does not relieve us, the reinsured, of our liability to our policyholders or, in cases where we are a reinsurer, to our reinsureds. Our reinsurers may not pay the reinsurance recoverables that they owe to us or they may not pay such recoverables on a timely basis. Accordingly, we bear credit risk with respect to our reinsurers, and if our reinsurers fail to pay us, our financial results would be adversely affected.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO CURRENCY RISKS AND OPERATIONAL
HAZARDS.

     Certain assets held by our foreign subsidiaries are subject to foreign currency risk. Our principal area of exposure relates to fluctuations in exchange rates between each of the Argentinean and Philippine peso and the U.S. dollar. Consequently, a change in the exchange rate between the U.S. dollar and either the Argentinean or Philippine peso could have a material adverse effect on our financial results from our international operations. Our international operations are further subject to political and economic risks in these countries.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and those documents incorporated by reference herein may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes", "expects", "potential", "continued", "may", "will", "should", "seeks", "approximately", "predicts", "intends", "plans", "estimates", "anticipates" or the negative version of those words or other comparable words. Any forward-looking statements contained or incorporated by reference in this prospectus, including statements related to our performance for the year 2001 and beyond, are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to:

      --   the cyclical nature of the property casualty industry;

      -- the long-tail and potentially volatile nature of the reinsurance business;

      --   the impact of competition;

      --   product demand and pricing;

      --   claims development and the process of estimating reserves;

      --   the level of our retention;

      --   catastrophe and storm losses;

      --   legislative and regulatory developments;

      --   changes in the ratings assigned to us by ratings agencies;

      --   investment results;

      --   availability of reinsurance;

      --   availability of dividends from our insurance company subsidiaries;

      --   our successful integration of acquired companies;

      -- the ability of our reinsurers to pay reinsurance recoverables owed to us; and

      --   exchange rate and political risks.

     We describe these risks and uncertainties in greater detail above under the caption "Risk Factors." These risks and uncertainties could cause our actual results for the year 2001 and beyond to differ materially from those expressed in any forward-looking statement we make. Any projections of growth in our net premiums written and management fees would not necessarily result in commensurate levels of underwriting and operating profits. Our future financial performance is dependent upon factors discussed elsewhere in this prospectus, any related prospectus supplement and the documents incorporated by reference in this prospectus. Forward-looking statements speak only as of the date on which they are made. For a discussion of factors that could cause actual results to differ, see "Risk Factors" above and the information contained in our publicly available filings with the Commission. These filings are described below under the captions "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, we will use the net proceeds from the sale of the offered securities for working capital, capital expenditures, acquisitions and other general corporate purposes. Each trust will invest all proceeds received from the sale of its preferred securities and common securities in a particular series of our subordinated debt securities. Until we use the net proceeds in the manner described above, we may temporarily use them to make short-term investments or reduce short-term borrowings.

            RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table shows our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

     For purposes of the computation of ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income before income taxes, preferred dividends, change in accounting and extraordinary items plus fixed charges. Fixed charges consist of interest expense, capitalized interest, amortization of financing costs and one-third of minimum rental payments under operating leases. For 1999, our earnings under the above definition were negative.

                                       THREE MONTHS
                                          ENDED              YEAR ENDED DECEMBER 31,
                                        MARCH 31,      ------------------------------------
                                           2001        2000    1999    1998    1997    1996
                                       ------------    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges...      2.0         1.7     N/A     2.2     3.4     4.2
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends..........................      2.0         1.7     N/A     1.9     2.9     2.8

     The trusts had no operations during the periods set forth above.

                 GENERAL DESCRIPTION OF THE OFFERED SECURITIES

     We may from time to time offer under this prospectus, separately or together:

      --   common stock,

      -- preferred stock, which may be represented by depositary shares as described below,

      --   unsecured senior or subordinated debt securities,

      --   warrants to purchase common stock,

      --   warrants to purchase preferred stock,

      --   warrants to purchase debt securities,

      --   stock purchase contracts to purchase common stock, and

      -- stock purchase units, each representing ownership of a stock purchase contract and, as security for the holder's obligation to purchase common stock under the stock purchase contract, any of

        (1)  our debt securities,

        (2) debt obligations of third parties, including U.S. Treasury securities, or

        (3)  preferred securities of a trust.

     Each trust may offer preferred securities representing undivided beneficial interests in its assets, which will be fully and unconditionally guaranteed to the extent described in this prospectus by us.

     The aggregate initial offering price of the offered securities will not exceed $600,000,000.

                        DESCRIPTION OF OUR CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     Pursuant to our Restated Certificate of Incorporation, our authorized capital stock is 85,000,000 shares, consisting of:

      -- 5,000,000 shares of preferred stock, par value $.10 per share, of which 40,000 shares were designated as Series A Junior Participating Preferred Stock; and

      --   80,000,000 shares of common stock, par value $.20 per share.

     As of March 7, 2001, we had 28,861,309 outstanding shares of common stock, which excludes unissued shares reserved under various employee compensation plans and shares held by certain of our subsidiaries. Holders of common stock have received a right, entitling them, when such right becomes exercisable, to purchase shares of Series A Junior Participating Preferred Stock in certain circumstances. See "--Rights Agreement." No shares of preferred stock are currently outstanding.

     No holders of any class of our capital stock are entitled to preemptive rights.

     In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. Our board of directors is empowered, without approval of our stockholders, to cause the preferred stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it. The specific matters that may be determined by our board of directors include the dividend rights, voting rights, redemption rights, liquidation preferences, if any, conversion and exchange rights, retirement and sinking fund provisions and other rights, qualifications, limitations and restrictions of any wholly unissued series of preferred stock, the number of shares constituting that series and the terms and conditions of the issue of the shares.

     The following is a summary of certain provisions of our Restated Certificate of Incorporation and our By-laws. Because this summary is not complete, you should refer to our Restated Certificate of Incorporation and our By-laws for complete information regarding the provisions of our Restated Certificate of Incorporation and our By-laws, including the definitions of some of the terms used below. Copies of our Restated Certificate of Incorporation and our By-laws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Whenever particular sections or defined terms of our Restated Certificate of Incorporation and our By-laws are referred to, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

COMMON STOCK

     Subject to any preferential rights of any preferred stock created by our board of directors, each outstanding share of our common stock is entitled to such dividends as our board of directors may declare from time to time out of funds that we can legally use to pay dividends. The holders of common stock possess exclusive voting rights, except to the extent our board of directors specifies voting power with respect to any preferred stock that is issued.

     Each holder of our common stock is entitled to one vote for each share of common stock and does not have any right to cumulate votes in the election of directors. In the event of liquidation, dissolution or winding-up of W. R. Berkley, holders of our common stock will be entitled to receive on a pro-rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of preferred stock.

     The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

     Our common stock is listed on the New York Stock Exchange under the symbol "BER". The shares of common stock currently issued and outstanding are fully paid and nonassessable. Our shares of common stock offered by a prospectus supplement, upon issuance against full consideration, will be fully paid and nonassessable. A more detailed description of our common stock is set forth in our registration statement filed under the Exchange Act on Form 8-A/A on May 1, 2001, including any further amendment or report for the purpose of updating such description.

PREFERRED STOCK

     The particular terms of any series of preferred stock will be set forth in the prospectus supplement relating to the offering.

     The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, of the preferred stock of each series will be fixed or designated pursuant to a certificate of designation adopted by our board of directors or a duly authorized committee of our board of directors. The terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into common stock will also be set forth in the prospectus supplement relating to the offering. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of common stock to be received by the holders of preferred stock would be calculated as of a time and in the manner stated in the applicable prospectus supplement. The description of the terms of a particular series of preferred stock that will be set forth in the applicable prospectus supplement does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to the series.

     On May 11, 1999, our board of directors declared a dividend of rights to holders of record of our common stock outstanding as of the close of business on May 21, 1999. When such rights become exercisable, holders of such rights shall be entitled to purchase shares of Series A Junior Participating Preferred Stock in certain circumstances pursuant to the rights agreement. See "--Rights Agreement."

PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

     Provisions of our Restated Certificate of Incorporation and By-laws may delay or make more difficult unsolicited acquisitions or changes of our control. We believe that these provisions will enable us to develop our business in a manner that will foster long-term growth without disruption caused by the threat of a takeover not thought by our board of directors to be in our best interests and the best interests of our stockholders.

     Those provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of W.
R. Berkley, although the proposals, if made, might be considered desirable by a majority of our stockholders. Those provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

     These provisions include:

      -- the establishment of a classified board of directors and the ability of our board to increase its size and to appoint directors to fill newly created directorships;

      -- the requirement that 80% of our stockholders entitled to vote in the election of directors approve certain transactions between us and certain of our stockholders, including the merger of W. R. Berkley into such certain stockholder, our disposition of substantial assets to such certain stockholder or our exchange of voting securities with such certain stockholder for the sale or lease to us of securities or assets of such certain stockholder;

      -- the need for advance notice in order to raise business or make nominations at stockholders' meetings; and

      -- the availability of capital stock for issuance from time to time at the discretion of our board of directors (see "--Authorized and Outstanding Capital Stock" and "--Preferred Stock").

See "--Rights Agreement," "--Restrictions on Ownership Under Insurance Laws," and "--Delaware General Corporation Law" for other provisions applicable to us that may discourage takeovers.

  CLASSIFIED BOARD OF DIRECTORS; NUMBER OF DIRECTORS; FILLING OF VACANCIES

     Our Restated Certificate of Incorporation and By-laws provide for a board of directors divided into three classes, with one class being elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for stockholders to change a majority of our board of directors. Our Restated Certificate of Incorporation and By-laws also provide that newly created directorships resulting from any increase in the authorized number of up to 15 directors, or any vacancy, may be filled by a vote of a majority of directors then in office. Accordingly, our board of directors may be able to prevent any stockholder from obtaining majority representation on the board of directors by increasing the size of the board and filling the newly created directorships with its own nominees.

  STOCKHOLDER APPROVAL OF CERTAIN TRANSACTIONS EFFECTING A CHANGE OF CONTROL

     The affirmative vote or consent of 80% of our stockholders entitled to vote in the election of directors is required to authorize any of the following transactions:

      --   our merger or consolidation into any other corporation; or

      -- the sale, lease, exchange, mortgage or other disposition of all or any substantial part of our assets to any other corporation, person or other entity; or

      -- the sale or lease by any other corporation, person or entity to us or any of our subsidiaries of any securities or assets, except assets having an aggregate fair market value of less than $4,000,000, in exchange for our or any of our subsidiaries' voting securities, including securities convertible into voting securities or options and warrants or rights to purchase voting securities;

if such corporation, person or entity is, or has been at any time within the preceding two years, the beneficial owner of 5% or more of the outstanding shares of our stock entitled to vote in the elections of directors.

  ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

     Our By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at a special meeting of stockholders as has been specified in our notice to stockholders of such meeting, which notice will be given not less than 10 nor more than 60 days before the date of the meeting. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the board of directors, or by a stockholder who has given to the secretary of W. R. Berkley timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The Chairman of the meeting will have the authority to make these determinations. Only persons who are nominated by, or at the direction of, the board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.

     To be timely, notice of business to be brought before an annual meeting or nominations of candidates for election as directors at an annual meeting is required to be received by the secretary of W. R. Berkley not less than 60 days nor more than 90 days in advance of the anniversary date of the immediately preceding annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

     Similarly, notice of nominations to be brought before a special meeting of stockholders for the election of directors is required to be delivered to the secretary not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the sixtieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

     The notice of any nomination for election as a director is required to set forth:

      -- as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, or any successor rule or regulation; and

      -- as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made

        (1) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and

        (2) the class and number of our shares which are owned beneficially and of record by such stockholder and such beneficial owner.

RIGHTS AGREEMENT

  W. R. BERKLEY CORPORATION RIGHTS

     On May 11, 1999, our board of directors declared a dividend of one preferred share purchase right for each share of common stock outstanding as of the close of business on May 21, 1999, with respect to common stock issued after that date until the distribution date, as defined below and, in certain circumstances, with respect to common stock issued after the distribution date.

     Each right, when it becomes exercisable, entitles the registered holder to purchase from us a unit consisting of one one-thousandth (1/1000th) of a share of Series A Junior Participating Preferred Stock, par value $.10 per share, at a purchase price of $120 per unit, subject to adjustment in specific circumstances.

     Each right is subject to redemption at a price of $.01 per right. The description and terms of the rights are set forth in the rights agreement, dated as of May 11, 1999, between us and ChaseMellon Shareholder Services, L.L.C., as rights agent. The rights will not be exercisable until the distribution date and will expire at the close of business on May 11, 2009, unless earlier redeemed by us as described below. Until a right is exercised, the holder of the right, as such, will have no rights as a stockholder of W. R. Berkley including, without limitation, the right to vote or to receive dividends with respect to the rights or the Series A Junior Participating Preferred Stock relating to the right. A copy of the rights agreement has been filed as an exhibit to the registration statement that includes this prospectus. The description set forth below does not purport to be complete and is qualified in its entirety by reference to the rights agreement. A more detailed description of our Series A Junior Participating Preferred Stock is set forth in our registration statement filed under the Exchange Act on Form 8-A on May 11, 1999, as amended on May 1, 2001, including any further amendment or report for the purpose of updating such description.

  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     Each share of Series A Junior Participating Preferred Stock is entitled to a minimum preferential quarterly dividend payment of $10 per share but is entitled to an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $10 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared. Each holder will be entitled to an aggregate payment, after certain payments to the holders of our common stock, of 1,000 times the payment made per share of common stock. Each share of Series A Junior Participating Preferred Stock will have 1,000 votes, voting together with our common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 1,000 times the amount received per share of our common stock. The Series A Junior Participating Preferred Stock is not redeemable.

     Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of our common stock.

  DISTRIBUTION DATE

     Under the rights agreement, the distribution date is the earlier of:

      -- ten days, or such later date as determined by our board of directors, following the "stock acquisition date." The stock acquisition date is the date of public announcement that a person or group of affiliated or associated persons, other than an "exempted person," has become an "acquiring person" by acquiring beneficial ownership of 15% or more of the outstanding shares of our common stock, or 25% in the case of William R. Berkley and his affiliates and associates and 21% in the case of Franklin Resources, Inc. and its affiliates and associates, and

      -- ten business days, or such later date as determined by our board of directors, following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

     An exempted person includes us and any of our subsidiaries, any of our employee benefit plans and our subsidiaries' employee benefit plans and any person or entity organized, appointed or established by us for or pursuant to the terms of any such plan.

  EVIDENCE OF RIGHTS

     Until the distribution date, the rights will be evidenced by the certificates for common stock registered in the names of the holders thereof rather than separate right certificates. Therefore, on and after the issuance date and until the distribution date, the rights will be transferred with and only with the common stock and each transfer of common stock also will transfer the associated rights. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date, and such separate certificates alone will thereafter evidence the rights.

  ADJUSTMENTS

     The purchase price payable, and the number of units of Series A Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution

      -- in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Junior Participating Preferred Stock;

      -- if holders of the Series A Junior Participating Preferred Stock are granted certain rights or warrants to subscribe for Series A Junior Participating Preferred Stock or convertible securities at less than the current market price of the Series A Junior Participating Preferred Stock; or

      -- upon the distribution to holders of the Series A Junior Participating Preferred Stock of evidences of indebtedness or assets, excluding regular quarterly cash dividends, or of subscription rights or warrants, other than those referred to above.

     With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Junior Participating Preferred Stock on the last trading date prior to the date of exercise.

  TRIGGERING EVENT AND EFFECT OF TRIGGERING EVENT

     In the event that any person becomes an acquiring person, except pursuant to an offer for all outstanding shares of our common stock at a price and on terms determined to be fair to, and in the best interests of, the stockholders by our board of directors, each holder of a right will have the right to receive, upon exercise, common stock, or, in certain circumstances, cash, property or other securities of W. R. Berkley, having a value equal to two times the exercise price of the right. Notwithstanding the foregoing, following the occurrence of the event set forth in this paragraph, all rights that are or were beneficially owned by an acquiring person will be null and void and nontransferable and any holder of any such right will be unable to exercise or transfer any such right. However, rights are not exercisable following the occurrence of any of the events set forth above until such time as the rights are no longer redeemable by us as set forth below.

     In the event that, at any time following the stock acquisition date referred to above,

      -- we are acquired in a merger or other business combination transaction in which we are not the surviving corporation, other than a merger which follows an offer for all outstanding shares of our common stock at a price and on terms determined to be fair to, and in the best interests of, the stockholders by our board of directors, or

      -- 50% or more of our assets or earning power is sold, mortgaged or transferred,

each holder of a right, except rights which previously have been voided as set forth below, shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.

  REDEMPTION

     At any time until ten days, or such later date as determined by our board of directors, following the stock acquisition date, we may redeem the rights in whole, but not in part, at a price of $.01 per right, payable in cash, common stock or any other form of consideration deemed appropriate by our board of directors.

Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive such redemption price.

  AMENDMENT

     Prior to the distribution date and subject to the last sentence of this paragraph, we may by resolution of our board of directors and the rights agent shall, if we so direct, supplement or amend any provision of the rights agreement without the approval of any holders of certificates representing shares of common stock. From and after the distribution date and subject to the last sentence of this paragraph, we may by resolution of our board of directors and the rights agent shall, if we so direct, supplement or amend the rights agreement without the approval of any holders of rights certificates in order

      -- to cure any ambiguity or to correct or supplement any provision contained in the rights agreement which may be defective or inconsistent with any other provision of the rights agreement, or

      -- to shorten or lengthen any time period under the rights agreement or to change or supplement any other provision contained in the rights agreement which we may deem necessary or desirable and which shall not adversely affect the interests of the holders of right certificates, other than an acquiring person or an affiliate or associate of an acquiring person;

provided, however, that the rights agreement may not be supplemented or amended to lengthen

      -- a time period relating to when the rights may be redeemed at such time as the rights are not then redeemable, or

      -- any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of rights.

Notwithstanding anything contained in the rights agreement to the contrary, no supplement or amendment shall be made which changes the redemption price, the final expiration date of the rights (May 11, 2009), the purchase price or the number of one one-thousandths of a share of Series A Junior Participating Preferred Stock for which a right is exercisable.

  CERTAIN EFFECTS OF THE RIGHTS AGREEMENT

     The rights agreement is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair our ability to represent stockholder interests. The provisions of the rights agreement may render an unsolicited takeover more difficult or less likely to occur or might prevent such a takeover, even though that takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors since our board of directors may, at its option, at any time until ten days, or such later date as may be determined by action of our board of directors, following the stock acquisition date redeem all but not less than all the then outstanding rights at the redemption price.

RESTRICTIONS ON OWNERSHIP UNDER INSURANCE LAWS

     Although our Restated Certificate of Incorporation and By-laws do not contain any provision restricting ownership as a result of the application of various state insurance laws, these laws will be a significant deterrent to any person interested in acquiring our control. The insurance holding company laws of each of the jurisdictions in which our insurance subsidiaries are incorporated or commercially domiciled, as well as state corporation laws, govern any acquisition of control of our insurance subsidiaries or of us. In general, these laws provide that no person or entity may directly or indirectly acquire control of an insurance company unless that person or entity has received the prior approval of the insurance regulatory authorities. An acquisition of control would be presumed in the case of any person or entity who purchases 10% or more of our outstanding

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

common stock, or 5% or more, in the case of the Florida insurance holding company laws, unless the applicable insurance regulatory authorities determine otherwise.

DELAWARE GENERAL CORPORATION LAW

     The terms of Section 203 of the Delaware General Corporation Law apply to us since we are a Delaware corporation. Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder," as defined below, for a period of three years from the date that such person became an interested stockholder unless:

      -- the transaction that results in a person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder;

      -- upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans; or

      -- on or after the time the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

     Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is:

      -- the owner of 15% or more of the outstanding voting stock of the corporation or

      -- an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares at any time. Such stockholder action does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. Our Restated Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is further possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

                      DESCRIPTION OF THE DEPOSITARY SHARES

GENERAL

     We may, at our option, elect to offer depositary shares, each representing a fraction of a share of a particular series of preferred stock, as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

     The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby, including dividend, voting, redemption and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement. Copies of the forms of deposit agreement and depositary receipt are filed as exhibits to the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder thereof.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other distributions received in respect of the related class or series of preferred stock to the record holders of depositary shares relating to such class or series of preferred stock in proportion to the number of such depositary shares owned by such holders.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

WITHDRAWAL OF SHARES

     Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

REDEMPTION OF DEPOSITARY SHARES

     Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the related class or series of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such class or series of the preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

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

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the class or series of preferred stock represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of the preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such shares of preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding. Additionally, unless otherwise provided in the related prospectus supplement, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, approval is required by the holders of depositary receipts representing 66 2/3% of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if

      --   all outstanding depositary shares have been redeemed,

      -- there has been a final distribution in respect of the related class or series of shares of preferred stock in connection with our liquidation, dissolution or winding up and such distribution has been distributed to the holders of depositary receipts or

      -- upon the consent of holders of depositary receipts representing not less than 66 2/3% of the depositary shares outstanding.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the related class or series of shares of preferred stock and any redemption of such shares of preferred stock. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

     The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of shares of a class or series of shares of preferred stock evidenced thereby until all such taxes and charges with respect to such depositary receipt or such shares of shares of preferred stock are paid by the holders thereof.

MISCELLANEOUS

     The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of our and their respective duties thereunder and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or class or series of preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or

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

accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any such resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                       DESCRIPTION OF THE DEBT SECURITIES

     The following description of our debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities are to be issued under an indenture between us and a trustee, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We refer to this indenture in this prospectus as the "senior indenture." Our subordinated debt securities are to be issued under two separate indentures. Our subordinated debt securities which are issued to a trust in connection with the issuance of preferred securities and common securities by that trust are to be issued under an indenture which we sometimes refer to in this prospectus as the "trust-issued subordinated indenture." Our other subordinated debt securities are to be issued under an indenture which we sometimes refer to in this prospectus as the "subordinated indenture." Each of the trust-issued subordinated indenture and the subordinated indenture are between us and a trustee and the form of each is filed as an exhibit to the registration statement of which this prospectus forms a part. The trust-issued subordinated indenture and the subordinated indenture are sometimes referred to herein collectively as the "subordinated indentures." The senior indenture, the trust-issued subordinated indenture and the subordinated indenture are sometimes referred to herein collectively as the "W. R. Berkley indentures" and each individually as a "W. R. Berkley indenture." The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the applicable prospectus supplement.

     Because the following summaries of the material terms and provisions of the
W. R. Berkley indentures and the related debt securities are not complete, you should refer to the forms of the W. R. Berkley indentures and the debt securities for complete information regarding the terms and provisions of the W.
R. Berkley indentures, including the definitions of some of the terms used below, and the debt securities. Wherever particular articles, sections or defined terms of a W. R. Berkley indenture are referred to, those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Wherever particular articles, sections or defined terms of a W. R. Berkley indenture, without specific reference to a particular
W. R. Berkley indenture, are referred to, those articles, sections or defined terms are contained in all W. R. Berkley indentures. The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination. The subordinated indenture and the trust-issued subordinated indenture are substantially identical, except for certain rights and covenants of ours and provisions relating to the issuance of securities to a trust.

GENERAL

     The W. R. Berkley indentures do not limit the aggregate principal amount of the debt securities which we may issue thereunder and provide that we may issue the debt securities thereunder from time to time in one or more series. (Section 3.1) The W. R. Berkley indentures do not limit the amount of other Indebtedness or the debt securities, other than certain secured Indebtedness as described below, which we or our Subsidiaries may issue.

     Unless otherwise provided in a prospectus supplement, the senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness. The

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

subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all Senior Indebtedness of ours as described below under "Subordination of the Subordinated Debt Securities" and in the applicable prospectus supplement.

     As of March 31, 2001, we had $338,303,000 face value of senior indebtedness, $35,793,000 face value of senior subordinated indebtedness and no amounts outstanding under our $75 million credit facility. In addition, as of March 31, 2001, we had $200 million (face amount) of preferred securities issued by a subsidiary trust. The sole assets of the trust consist of $210 million aggregate principal amount of our junior subordinated debentures, and we have guaranteed the trust's obligations under the securities. See Notes 5 and 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000 and which are incorporated by reference in this prospectus. The banks under our credit facility referred to above have the right to cause us to repay any outstanding indebtedness upon a change of control of W. R. Berkley.

     Because we are a holding company, our rights and the rights of our creditors, including the holders of our debt securities, and stockholders to participate in any distribution of assets of any Subsidiary upon the Subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of the Subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the Subsidiary. The rights of our creditors, including the holders of our debt securities, to participate in the distribution of stock owned by us in certain of the Subsidiaries, including our insurance Subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such Subsidiaries. Of the indebtedness outstanding as of March 31, 2001 referred to in the previous paragraph, the $35,793,000 face value of senior subordinated indebtedness and approximately $8 million of senior indebtedness were owed by our Subsidiaries.

     In the event our subordinated debt securities are issued to a trust in connection with the issuance of preferred securities and common securities by that trust, such subordinated debt securities subsequently may be distributed pro rata to the holders of such preferred securities and common securities in connection with the dissolution of that trust upon the occurrence of certain events. These events will be described in the prospectus supplement relating to such preferred securities and common securities. Only one series of our subordinated debt securities will be issued to a trust in connection with the issuance of preferred securities and common securities by that trust.

     The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the offered debt securities:

      -- the title of such debt securities and the series in which such debt securities will be included, which may include medium-term notes;

      -- any limit upon the aggregate principal amount of such debt securities;

      -- the date or dates, or the method or methods, if any, by which such date or dates will be determined, on which the principal of such debt securities will be payable;

      -- the rate or rates at which such debt securities will bear interest, if any, which rate may be zero in the case of certain debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined, including, if applicable, any remarketing option or similar method, and the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

      -- the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

      -- the place or places where the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable, any of such debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and any such debt securities may be surrendered for conversion or exchange;

      -- whether any of such debt securities are to be redeemable at our option, whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof, and the terms of such option or obligation, as described under "--Redemption" below;

      -- if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable;

      -- whether the debt securities will be convertible into common stock and/or exchangeable for other securities, whether or not issued by us, and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable;

      -- if other than the principal amount, the portion of the principal amount, or the method by which such portion will be determined, of such debt securities that will be payable upon declaration of acceleration of the maturity thereof;

      -- if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any additional amounts with respect to any of such debt securities;

      -- whether the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable, at our election or the election of a holder, in a currency other than that in which such debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such election may be made;

      -- any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such debt securities;

      -- whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for such global security or securities;

      -- whether such debt securities are the senior debt securities or subordinated debt securities and, if the subordinated debt securities, the specific subordination provisions applicable thereto;

      -- in the case of subordinated debt securities issued to a trust, the terms and conditions of any obligation or right of ours or a holder to convert or exchange such subordinated debt securities into preferred securities of that trust;

      -- in the case of subordinated debt securities issued to a trust, the form of restated trust agreement and, if applicable, the agreement relating to our guarantee of the preferred securities of that trust;

      -- in the case of the subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of the subordinated debt securities or other indebtedness of ours in right of payment, whether such other series of the subordinated debt securities or other indebtedness are outstanding or not;

      -- any deletions from, modifications of or additions to the Events of Default or covenants of ours with respect to such debt securities;

      -- whether the provisions described below under "Discharge, Defeasance and Covenant Defeasance" will be applicable to such debt securities;

      -- whether any of such debt securities are to be issued upon the exercise of warrants, and the time, manner and place for such debt securities to be authenticated and delivered; and

      -- any other terms of such debt securities and any other deletions from or modifications or additions to the applicable W. R. Berkley indenture in respect of such debt securities. (Section 3.1)

     We will have the ability under the W. R. Berkley indentures to "reopen" a previously issued series of the debt securities and issue additional debt securities of that series or establish additional terms of that series. We are also permitted to issue debt securities with the same terms as previously issued debt securities. (Section 3.1)

     Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any debt securities will be payable at the office or agency maintained by us for such purposes. In the case of debt securities issued in registered form, interest may be paid by check mailed to the persons entitled thereto at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States. Interest on debt securities issued in registered form will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to such interest payment date. All paying agents initially designated by us for the debt securities will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Sections 3.7 and 10.2)

     Unless otherwise provided in the related prospectus supplement, the debt securities may be presented for transfer or exchanged for other debt securities of the same series, containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, at the office or agency maintained by us for such purposes. Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. We will not be required to

      -- issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing or

      -- register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 3.5)

     We have appointed the trustee as security registrar. Any transfer agent, in addition to the security registrar, initially designated by us for any debt securities will be named in the related prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Section 10.2)

     Unless otherwise provided in the related prospectus supplement, the debt securities will be issued only in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple thereof. (Section 3.2) The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee and, if so represented, interests in such global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States Federal income tax considerations, applicable to such debt securities and to payment on and transfer and exchange of such debt securities will be described in the related prospectus supplement.

     The debt securities may be issued as original issue discount securities, bearing no interest or bearing interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their principal amount. Special United States Federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

     If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States Federal income tax considerations, specific terms and other information with respect to such debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

     We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of ours to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

     Unless otherwise described in a prospectus supplement relating to any debt securities, the W. R. Berkley indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of the debt securities for information regarding any deletions from, modifications of or additions to the Events of Default described below or our covenants contained in the W. R. Berkley indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

CONVERSION AND EXCHANGE

     The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preferred stock or other securities, whether or not issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series.

     The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security. Such accounts will be designated by the underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants, and on the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable W. R. Berkley indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities of the series represented by such global security registered in their names and will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form.

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

     Principal of, any premium and interest on, and any additional amounts with respect to, the debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of the trustee, any paying agent, the security registrar or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the depositary for a series of the debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

     The W. R. Berkley indentures provide that if

      -- the depositary for a series of the debt securities notifies us that it is unwilling or unable to continue as depositary or if such depositary ceases to be eligible under the applicable W. R. Berkley indenture and a successor depositary is not appointed by us within 90 days of written notice,

      -- we determine that the debt securities of a particular series will no longer be represented by global securities and we execute and deliver to the trustee a company order to such effect, or

      -- an Event of Default with respect to a series of the debt securities has occurred and is continuing the global securities will be exchanged for the debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities will be registered in such name or names as the depositary shall instruct the trustee. (Section 3.5) It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

PAYMENT OF ADDITIONAL AMOUNTS

     If subordinated debt securities issued to a trust in connection with the issuance of preferred securities and common securities by that trust provide for the payment by us of certain taxes, assessments or other governmental charges imposed on the holder of any such debt security, we will pay to the holder of any such debt security such additional amounts as provided in the applicable W.
R. Berkley indenture. (Section 10.4 of the trust-issued subordinated indenture)

     We will make all payments of principal of, and premium, if any, interest and any other amounts on, or in respect of, the debt securities of any series without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by

      -- the laws, or any regulations or rulings promulgated thereunder, of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or

      -- an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings, including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof.

If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holder of any such debt security such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after

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

the withholding or deduction, will not be less than the amount provided for in such debt security and the applicable W. R. Berkley indenture to be then due and payable.

     We will not be required to pay any additional amounts for or on account of:

     1. any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder

      -- was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such debt security,

      -- presented such debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such debt security could not have been presented for payment elsewhere, or

      -- presented such debt security for payment more than 30 days after the date on which the payment in respect of such debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security for payment on any day within that 30-day period;

     2. any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

     3. any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request

      -- to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or

      -- to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

     4.  any combination of items (1), (2) and (3).

     In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction, or any political subdivision or relevant taxing authority thereof or therein, to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the debt security. (Section 10.4 of the senior indenture and the subordinated indenture)

OPTION TO EXTEND INTEREST PAYMENT DATE

     If provided in the related prospectus supplement, we will have the right at any time and from time to time during the term of any series of subordinated debt securities issued to a trust to defer payment of interest for such number of consecutive interest payment periods as may be specified in the related prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that such extension period may not extend beyond the stated maturity of such series of subordinated debt securities. Certain United States Federal income tax consequences and special considerations applicable to such subordinated debt securities will be described in the related prospectus supplement. (Section 3.11 of the trust-issued subordinated indenture).

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

OPTION TO EXTEND MATURITY DATE

     If provided in the related prospectus supplement, we will have the right to change or extend the stated maturity of the principal of the subordinated debt securities of any series issued to a trust upon the liquidation of that trust and the exchange of the subordinated debt securities for the preferred securities of that trust, provided that

      --   we are not in bankruptcy, otherwise insolvent or in liquidation;

      -- we have not defaulted on any payment on such subordinated debt securities and no deferred interest payments have accrued;

      -- the applicable trust is not in arrears on payments of distributions on its preferred securities and no deferred distributions have accumulated;

      -- the subordinated debt securities of such series are rated investment grade by Standard & Poor's Ratings Services, Moody's Investors Service, Inc. or another nationally recognized statistical rating organization; and

      -- the extended stated maturity is no later than the 49th anniversary of the initial issuance of the preferred securities of the applicable trust.

If we exercise our right to liquidate the applicable trust and exchange the subordinated debt securities for the preferred securities of the trust as described above, any changed stated maturity of the principal of the subordinated debt securities shall be no earlier than the date that is five years after the initial issue date of the preferred securities and no later than the date 30 years, plus an extended term of up to an additional 19 years if the conditions described above are satisfied, after the initial issue date of the preferred securities of the applicable trust. (Section 3.14 of the trust-issued subordinated indenture)

REDEMPTION

     If provided in the related prospectus supplement, we will have the right to redeem some or all of the debt securities. The prospectus supplement relating to the particular debt securities offered thereby will describe:

      -- whether and on what terms we will have the option to redeem such debt securities in lieu of paying additional amounts in respect of certain taxes, fees, duties, assessments or governmental charges that might be imposed on holders of such debt securities;

      -- whether any of such debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities may be redeemed, in whole or in part, at our option; and

      -- whether we will be obligated to redeem or purchase any of such debt securities pursuant to any sinking fund or analogous provision or at the option of any holder thereof and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation, and any provisions for the remarketing of such debt securities so redeemed or purchased.

     If provided in the related prospectus supplement, the holders of the debt securities may have the right to cause us to repay their indebtedness upon a change of control of W. R. Berkley. As noted above, a change of control of W. R. Berkley would trigger a similar right of the banks under our $75 million credit facility to cause us to repay any outstanding indebtedness under the facility.

     The W. R. Berkley indentures provide that if we do not redeem all of the debt securities, the trustee will select the securities to be redeemed by such method as it shall deem fair and appropriate. If any debt securities are to be redeemed in part only, we will issue a new note for such securities in principal amount equal to the unredeemed principal portion. If a portion of your debt securities is selected for partial redemption and you convert or elect repurchase of a portion of your securities, the converted or repurchased portion will be

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

deemed to be taken from the portion selected for redemption. Unless otherwise provided in the prospectus supplement, notice of redemption setting forth the redemption date and redemption price must be given at least thirty days and not more than sixty days prior to the redemption date.

     Except as otherwise provided in the related prospectus supplement, in the case of any series of subordinated debt securities issued to a trust, if an Investment Company Event or a Tax Event shall occur and be continuing, we may, at our option, redeem such series of subordinated debt securities, in whole but not in part, at any time within 90 days of the occurrence of such special event, at a redemption price equal to 100% of the principal amount of such subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. (Section 11.8 of the trust-issued subordinated indenture)

     For purposes of the trust-issued subordinated indenture, "Investment Company Event" means, in respect of a trust, the receipt by such trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in the interpretation or application of law or regulation by any legislative body, court or governmental agency or regulatory authority, such trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the preferred securities of such trust. (Section 1.1 of the trust-issued subordinated indenture)

     For purposes of the trust-issued subordinated indenture, "Tax Event" means, in respect of a trust, the receipt by such trust or us of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change, including any announced prospective change, in, the laws of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the preferred securities of such trust, there is more than an insubstantial risk that

      -- such trust is, or will be within 90 days of the date of such opinion, subject to United States Federal income tax with respect to income received or accrued on the corresponding series of subordinated debt securities,

      -- interest payable by us on such subordinated debt securities is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for United States Federal income tax purposes or

      -- such trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimus amount of other taxes, duties or other governmental charges. (Section 1.1 of the trust-issued subordinated indenture).

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of subordinated debt securities to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the subordinated debt securities or portions thereof called for redemption.

COVENANTS APPLICABLE TO SUBORDINATED DEBT SECURITIES ISSUED TO A TRUST

     We will covenant, as to each series of our subordinated debt securities issued to a trust in connection with the issuance of preferred securities and common securities by that trust, that we will not, and will not permit any of our Subsidiaries to,

      -- declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our outstanding capital stock or

      -- make any payment of principal of, or interest or premium, if any, on or repay, repurchase or redeem any debt security of ours that ranks junior in interest to the subordinated debt securities of such series or make any guarantee payments with respect to any guarantee by us of the debt securities of any

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

           Subsidiary of ours if such guarantee ranks junior in interest to the subordinated debt securities of such series, other than

       (a)  dividends or distributions in our common stock,

       (b) redemptions or purchases of any rights outstanding under a shareholder rights plan of ours, or the declaration of a dividend of such rights or the issuance of stock under such plan in the future,

       (c)  payments under any preferred securities guarantee of ours, and

       (d) purchases of common stock related to the issuance of common stock under any of our benefit plans for our directors, officers or employees,

if at such time

     (1) there shall have occurred any event of which we have actual knowledge that

          (A) with the giving of notice or lapse of time or both, would constitute an Event of Default under the applicable subordinated indenture and

          (B) in respect of which we shall not have taken reasonable steps to cure,

     (2) we shall be in default with respect to our payment of obligations under the preferred securities guarantee relating to such preferred securities or

     (3) we shall have given notice of our election to begin an Extension Period as provided in the applicable subordinated indenture with respect to the subordinated debt securities of such series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. (Section 10.10 of the trust-issued subordinated indenture)

     In the event our subordinated debt securities are issued to a trust in connection with the issuance of preferred securities and common securities of such trust, for so long as such series of subordinated debt securities remain outstanding, we will also covenant

      -- to maintain directly or indirectly 100% ownership of the common securities of such trust; provided, however, that any permitted successor of ours under the applicable subordinated indenture may succeed to our ownership of such common securities,

      -- not to voluntarily dissolve, wind-up or liquidate such trust, except in connection with the distribution of our subordinated debt securities to the holders of preferred securities and common securities in liquidation of such trust, the redemption of all of the preferred securities and common securities of such trust, or certain mergers, consolidations or amalgamations, each as permitted by the restated trust agreement of such trust, and

      -- to use our reasonable efforts, consistent with the terms of the related trust agreement, to cause such trust to remain classified as a grantor trust for United States Federal income tax purposes. (Section 10.12 of the trust-issued subordinated indenture)

CONSOLIDATION, AMALGAMATION, MERGER AND SALE OF ASSETS

     Each W. R. Berkley indenture provides that we may not

     (1) consolidate or amalgamate with or merge into any Person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any Person, or

     (2) permit any Person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless

      -- in the case of (1) above, such Person is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and will expressly assume, by supplemental indenture satisfactory in form to the trustee, the due and punctual payment of the

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

           principal of, any premium and interest on and any additional amounts with respect to all of the debt securities issued thereunder, and the performance of our obligations under such W. R. Berkley indenture and the debt securities issued thereunder, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common stock or other securities,

      -- immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or a Subsidiary as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing, and

      --   certain other conditions are met. (Section 8.1)

EVENTS OF DEFAULT

     Each of the following events will constitute an Event of Default under the applicable W. R. Berkley indenture with respect to any series of debt securities issued thereunder, whatever the reason for such Event of Default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

     (1) default in the payment of any interest on any debt security of such series, or any additional amounts payable with respect thereto, when such interest becomes or such additional amounts become due and payable, and continuance of such default for a period of 30 days;

     (2) default in the payment of the principal of or any premium on any debt security of such series, or any additional amounts payable with respect thereto, when such principal or premium becomes or such additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

     (3) default in the deposit of any sinking fund payment, when and as due by the terms of any debt security of such series;

     (4) default in the performance, or breach, of any covenant or warranty of ours contained in the applicable W. R. Berkley indenture for the benefit of such series or in the debt securities of such series, and the continuance of such default or breach for a period of 60 days after there has been given written notice as provided in such W. R. Berkley indenture;

     (5) if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of ours, whether such Indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of such Indebtedness at the maturity thereof, after giving effect to any applicable grace period, or results in such Indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable W. R. Berkley indenture;

     (6) we shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

     (7) in the event subordinated debt securities are issued to a trust or a trustee for such trust in connection with the issuance of preferred securities and common securities by such trust, the voluntary or involuntary dissolution, winding up or termination of such trust, except in connection with the distribution of subordinated debt securities to the holders of preferred securities and common securities in liquidation of that trust, the redemption of all of the preferred securities and common securities of such trust, or certain mergers, consolidations or amalgamations, each as permitted by the restated trust agreement of such trust;

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

     (8)  certain events in our bankruptcy, insolvency or reorganization; and

     (9)  any other Event of Default provided in or pursuant to the applicable
W. R. Berkley indenture with respect to the debt securities of such series. (Section 5.1)

     If an Event of Default with respect to the debt securities of any series, other than an Event of Default described in (8) of the preceding paragraph, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series by written notice as provided in the applicable W. R. Berkley indenture may declare the principal amount, or such lesser amount as may be provided for in the debt securities of such series, of all outstanding debt securities of such series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable W. R. Berkley indenture, the holders of a majority in aggregate principal amount of the debt securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (8) of the preceding paragraph will cause the principal amount and accrued interest, or such lesser amount as provided for in the debt securities of such series, to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

     Each W. R. Berkley indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series, the trustee will transmit, in the manner set forth in such W. R. Berkley indenture, notice of such default to the holders of the debt securities of such series unless such default has been cured or waived; provided, however, that the trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the debt securities of such series; and provided, further, that in the case of any default of the character described in (5) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs. (Section 6.2)

     If an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities of such series by all appropriate judicial proceedings. (Section 5.3) Each W. R. Berkley indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under such W. R. Berkley indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee indemnity reasonably satisfactory to the trustee. (Section 6.1) Subject to such provisions for the indemnification of the trustee, and subject to applicable law and certain other provisions of the applicable W. R. Berkley indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to debt securities of such series. (Section 5.12)

     If an Event of Default with respect to a series of subordinated debt securities issued to a trust has occurred and is continuing and such event is attributable to a default in the payment of interest or principal on the related subordinated debt securities on the date such interest or principal is otherwise payable, a holder of preferred securities of such trust may institute a legal proceeding directly against us for enforcement of payment to such holder of the principal of or interest on such related subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the related preferred securities of such holder. We may not amend the applicable subordinated indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the preferred securities of such trust. If the right to bring such direct action is removed, the applicable trust may become subject to the reporting obligations under the Exchange Act. We will have the right under the subordinated indenture to set-off any payment made to such holder of preferred securities by us, in connection with a direct action. (Section 3.12 of the trust-issued subordinated indenture) The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the related subordinated debt securities.

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

     The holders of the preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the subordinated debt securities unless there shall have been an event of default under the applicable restated trust agreement. See "Description of Preferred Securities--Events of Default; Notice." (Section 5.8 of the trust-issued subordinated indenture)

MODIFICATION AND WAIVER

     We and the trustee may modify or amend a W. R. Berkley indenture with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby,

      -- change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any debt security,

      -- reduce the principal amount of, or the rate, or modify the calculation of such rate, of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security,

      -- change our obligation to pay additional amounts with respect to any debt security,

      -- reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy,

      -- change the redemption provisions of any debt security or adversely affect the right of repayment at the option of any holder of any debt security,

      -- change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any debt security is payable,

      -- impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date,

      -- reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take specific actions,

      -- reduce the requirements for quorum or voting by holders of debt securities in Section 15.4 of the applicable W. R. Berkley indenture,

      -- modify any of the provisions in the applicable W. R. Berkley indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of the debt securities except to increase any percentage vote required or to provide that other provisions of such W. R. Berkley indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby,

      -- make any change that adversely affects the right to convert or exchange any debt security into or for our common stock or other debt securities or other securities, cash or property in accordance with its terms,

      -- modify any of the provisions of the subordinated indenture relating to the subordination of the subordinated debt securities in a manner adverse to holders of the subordinated debt securities, or

      --   modify any of the above provisions. (Section 9.2)

     In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of a subordinated indenture in any manner which might terminate or impair the subordination of the subordinated debt securities to Senior Indebtedness without the prior written consent of the holders of the Senior Indebtedness. (Section 9.7 of the subordinated indenture and the trust-issued subordinated indenture)

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

     We and the trustee may modify or amend a W. R. Berkley indenture and the debt securities of any series without the consent of any holder in order to, among other things:

      -- provide for our successor pursuant to a consolidation, amalgamation, merger or sale of assets;

      -- add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us by the applicable W. R. Berkley indenture;

      -- provide for a successor trustee with respect to the debt securities of all or any series;

      -- cure any ambiguity or correct or supplement any provision in the applicable W. R. Berkley indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the applicable W. R. Berkley indenture which will not adversely affect the interests of the holders of debt securities of any series;

      -- change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities under the applicable W. R. Berkley indenture;

      -- add any additional Events of Default with respect to all or any series of debt securities;

      --   secure the debt securities;

      -- provide for conversion or exchange rights of the holders of any series of debt securities; or

      -- make any other change that does not materially adversely affect the interests of the holders of any debt securities then outstanding under the applicable W. R. Berkley indenture. (Section 9.1)

     The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by us with certain restrictive provisions of the applicable W. R. Berkley indenture. (Section 10.6) The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable W. R. Berkley indenture with respect to debt securities of that series, except a default

      -- in the payment of principal of, any premium or interest on or any additional amounts with respect to debt securities of that series or

      -- in respect of a covenant or provision of the applicable W. R. Berkley indenture that cannot be modified or amended without the consent of the holder of each debt security of any series. (Section 5.13)

     Under each W. R. Berkley indenture, we are required to furnish the trustee annually a statement as to performance by us of certain of our obligations under such W. R. Berkley indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default. (Section 10.7)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     We may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by depositing with the trustee, in trust, funds in U.S. dollars or in the Foreign Currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit, if such debt securities have become due and payable, or to the maturity thereof, as the case may be. (Section 4.1)

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

     Each W. R. Berkley indenture provides that, unless the provisions of
Section 4.2 thereof are made inapplicable to debt securities of or within any series pursuant to Section 3.1 thereof, we may elect either

      -- to defease and be discharged from any and all obligations with respect to such debt securities, except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and other obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such debt securities and to hold moneys for payment in trust, or

      -- to be released from its obligations with respect to such debt securities under certain covenants as described in the related prospectus supplement, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities.

Such defeasance or such covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, such debt securities on the scheduled due dates. (Section 4.2)

     Such a trust may only be established if, among other things,

      -- the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable
           W. R. Berkley indenture or any other material agreement or instrument to which we are a party or by which we are bound,

      -- no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after such date and

      -- we have delivered to the trustee an opinion of counsel, as specified in the applicable W. R. Berkley indenture, to the effect that the holders of such debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States Federal income tax law occurring after the date of the applicable W. R. Berkley indenture. (Section 4.2)

     "Foreign Currency" means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

     "Government Obligations" means debt securities which are

     (1) direct obligations of the United States of America or the government or the governments which issued the Foreign Currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or

     (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (1) and (2), are

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

not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 1.1)

     If after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

     (1) the holder of a debt security of that series is entitled to, and does, elect pursuant to Section 3.1 of the applicable W. R. Berkley indenture or the terms of such debt security to receive payment in a currency other than that in which such deposit has been made in respect of such debt security, or

     (2) a Conversion Event occurs in respect of the Foreign Currency in which such deposit has been made;

the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, any premium and interest on, and any additional amounts with respect to, such debt security as such debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such debt security into the currency in which such debt security becomes payable as a result of such election or such Conversion Event based on

      -- in the case of payments made pursuant to clause (1) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or

      -- with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect, as nearly as feasible, at the time of the Conversion Event. (Section 4.2)

     "Conversion Event" means the cessation of use of

      -- a Foreign Currency both by the government of the country or countries which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or

      -- any currency unit or composite currency for the purposes for which it was established.

All payments of principal of, any premium and interest on, and any additional amounts with respect to, any debt security that are payable in a Foreign Currency that ceases to be used by the government or governments of issuance will be made in U.S. dollars. (Section 1.1)

     In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

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

SUBORDINATION OF THE SUBORDINATED DEBT SECURITIES

     The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness. (Section 16.1 of the subordinated indentures). In the event of

      -- any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets, or

      -- any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy, or

      -- any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours,

then and in any such event the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision will be made for such payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of Senior Indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event. (Section 16.3 of the subordinated indentures)

     By reason of such subordination, in the event of our liquidation or insolvency, holders of Senior Indebtedness and holders of other obligations of ours that are not subordinated to Senior Indebtedness may recover more, ratably, than the holders of subordinated debt securities.

     Subject to the payment in full of all Senior Indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, subordinated debt securities have been paid in full. (Section 16.4 of the subordinated indentures)

     No payment of principal, including redemption and sinking fund payments, of or any premium or interest on or any additional amounts with respect to the subordinated debt securities may be made

      -- if any Senior Indebtedness of ours is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or

      -- if the maturity of any Senior Indebtedness of ours has been accelerated because of a default. (Section 16.2 of the subordinated indentures)

     The subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute Senior Indebtedness under the subordinated indenture.

     The term "Senior Indebtedness" means all Indebtedness of ours outstanding at any time, except

      --   the subordinated debt securities,

      -- indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the subordinated debt securities,

      --   Indebtedness of ours to an Affiliate of ours,

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

      -- interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws,

      --   trade accounts payable and

      -- any Indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to

        (1) W. R. Berkley Capital Trust II or W. R. Berkley Capital Trust III or

        (2) any trust, partnership or other entity affiliated with us which is a financing vehicle of ours or any Affiliate of ours in connection with an issuance by such entity of preferred securities or other securities which are similar to the preferred securities described under "Description of Preferred Securities" below.

     Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.1 and 16.8 of the subordinated indentures)

     The subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

NEW YORK LAW TO GOVERN

     The W. R. Berkley indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed wholly in that state. (Section 1.13)

INFORMATION CONCERNING THE TRUSTEE

     We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business. The trustee will be named in the applicable prospectus supplement.

     Under each W. R. Berkley indenture, the trustee may be required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable W. R. Berkley indenture and related matters. (Section 7.3)

                    DESCRIPTION OF THE WARRANTS TO PURCHASE
                        COMMON STOCK OR PREFERRED STOCK

     The following statements with respect to the common stock warrants and preferred stock warrants are summaries of, and subject to, the detailed provisions of a stock warrant agreement to be entered into by us and a stock warrant agent to be selected at the time of issue. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the forms of the Common Stock Warrant Agreement and the Preferred Stock Warrant Agreement filed as exhibits to the registration statement of which this prospectus forms a part.

GENERAL

     The stock warrants, evidenced by stock warrant certificates, may be issued under the stock warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If stock warrants are offered, the related prospectus supplement will describe the designation and terms of the stock warrants, including without limitation the following:

      --   the offering price, if any;

      -- the designation and terms of the common stock or preferred stock purchasable upon exercise of the stock warrants;

      -- if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

      -- the number of shares of common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which such shares may be purchased upon exercise;

      -- the date on which the right to exercise the stock warrants shall commence and the date on which such right shall expire;

      -- a discussion of certain United States Federal income tax considerations;

      --   the call provisions, if any;

      -- the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

      --   the antidilution provisions of the stock warrants; and

      --   any other terms of the stock warrants.

     The shares of common stock or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

EXERCISE OF STOCK WARRANTS

     Stock warrants may be exercised by surrendering to the stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse thereof duly completed and signed by the warrantholder, or its duly authorized agent, indicating the warrantholder's election to exercise all or a portion of the stock warrants evidenced by the certificate. The signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Surrendered stock warrant certificates shall be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the related prospectus supplement, in lawful money of the United States, unless otherwise provided in the related prospectus supplement. Upon receipt thereof by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the common stock or the preferred stock, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of common stock or preferred stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent shall deliver to the exercising warrantholder a new stock warrant certificate representing the unexercised stock warrants.

ANTIDILUTION AND OTHER PROVISIONS

     The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant and the number of stock warrants outstanding will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock, respectively, or a combination, subdivision or reclassification of common stock or preferred stock, respectively. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of

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

any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of our consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding stock warrant shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

NO RIGHTS AS STOCKHOLDERS

     Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

            DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

     The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected at the time of issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Debt Warrant Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

     The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including without limitation the following:

      --   the offering price, if any;

      -- the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

      -- if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

      -- the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

      -- the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;

      -- a discussion of certain United States Federal income tax considerations;

      -- whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

      -- the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

      --   the antidilution provisions of the debt warrants; and

      --   any other terms of the debt warrants.

     Warrantholders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable W. R. Berkley indenture except as otherwise provided in the applicable W. R. Berkley indenture.

EXERCISE OF DEBT WARRANTS

     Debt warrants may be exercised by surrendering the debt warrant certificate at the office of the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the related prospectus supplement. The signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

                      DESCRIPTION OF PREFERRED SECURITIES

     Each trust will be governed by the terms of the applicable restated trust agreement. Under the restated trust agreement of a trust, the trust may issue, from time to time, only one series of preferred securities. The preferred securities will have the terms set forth in the restated trust agreement or made a part of the restated trust agreement by the Trust Indenture Act, and described in the related prospectus supplement. These terms will mirror the terms of the subordinated debt securities purchased by the trust using the proceeds from the sale of its preferred securities and its common securities. The subordinated debt securities issued to the trust will be guaranteed by us on a subordinated basis and are referred to as the "corresponding subordinated debt securities" relating to the trust. See "Use of Proceeds."

     The following summary sets forth the material terms and provisions of each restated trust agreement and the preferred securities to which any prospectus supplement relates. Because this summary is not complete, you should refer to the form of restated trust agreement and to the Trust Indenture Act for complete information regarding the terms and provisions of that agreement and of the preferred securities, including the definitions of some of the terms used below. The form of restated trust agreement filed as an exhibit to the registration statement of which this prospectus forms a part is incorporated by reference in this summary. Whenever particular sections or defined terms of a restated trust agreement are referred to, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

ISSUANCE, STATUS AND GUARANTEE OF PREFERRED SECURITIES

     Under the terms of the restated trust agreement for each trust, the administrative trustees will issue the preferred securities on behalf of the trust. The preferred securities will represent preferred beneficial interests in the trust and the holders of the preferred securities will be entitled to a preference in certain circumstances as regards distributions and amounts payable on redemption or liquidation over the common securities of the trust, as well as other benefits under the corresponding restated trust agreement. The preferred securities of each trust will rank equally, and payments will be made on the preferred securities pro rata, with the common securities of the trust except as described under "--Subordination of Common Securities." The property trustee will hold legal title to the corresponding subordinated debt securities in trust for the benefit of the holders of the related preferred securities and common securities. The common securities and the preferred securities of each trust are collectively referred to as the "trust securities" of the trust.

     We will issue a guarantee agreement for the benefit of the holders of each trust's preferred securities. Under such preferred securities guarantee, we will guarantee on a subordinated basis payment of distributions on the related preferred securities and amounts payable on redemption or liquidation of such preferred securities, but only to the extent that the related trust has funds on hand to make such payments. See "Description of Preferred Securities Guarantees."

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

DISTRIBUTIONS

     Distributions on the preferred securities will be cumulative, will accumulate from the original issue date and will be payable on the dates as specified in the related prospectus supplement. In the event that any date on which distributions are payable on the preferred securities is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding day that is a Business Day, and without any additional distributions or other payment in respect of any such delay, except that, if such Business Day is in the next succeeding calendar year, payment of such distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. (Section 4.1) A "Business Day" is any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the property trustee or the trustee for the corresponding subordinated debt securities is closed for business. (Section 1.1)

     Distributions on each preferred security will be payable at a rate specified in the related prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the related prospectus supplement. Distributions to which holders of preferred securities are entitled will accumulate additional distributions at the rate per annum if and as specified in the related prospectus supplement. (Section 4.1). References to "distributions" include any such additional distributions unless otherwise stated.

     If provided in the applicable prospectus supplement, we have the right under the subordinated indenture to defer the payment of interest at any time or from time to time on any series of corresponding subordinated debt securities for an Extension Period which will be specified in the related prospectus supplement. No Extension Period may extend beyond the stated maturity of the corresponding subordinated debt securities. See "Description of Debt Securities--Option to Extend Interest Payment Date." As a consequence of any such extension, distributions on the corresponding preferred securities would be deferred, but would continue to accumulate additional distributions at the rate per annum set forth in the prospectus supplement for such preferred securities, by the trust which issued such preferred securities during any such Extension Period. (Section 4.1)

     The funds of each trust available for distribution to holders of its preferred securities will be limited to payments under the corresponding subordinated debt securities in which the trust will invest the proceeds from the issuance and sale of its trust securities. If we do not make interest payments on those corresponding subordinated debt securities, the property trustee will not have funds available to pay distributions on the related preferred securities. The payment of distributions, if and to the extent the trust has funds legally available for the payment of such distributions and cash sufficient to make such payments, is guaranteed by us on a limited basis as set forth herein under "Description of Preferred Securities Guarantees."

     Distributions on the preferred securities will be payable to the holders thereof as they appear on the register of the trust on the relevant record dates. As long as the preferred securities remain in book-entry form, the record dates will be one Business Day prior to the relevant distribution dates. Subject to any applicable laws and regulations and the provisions of the applicable restated trust agreement, each distribution payment will be made as described under "Global Preferred Securities." In the event any preferred securities are not in book-entry form, the relevant record date for such preferred securities will be the date at least 15 days prior to the relevant distribution date, as specified in the related prospectus supplement. (Section 4.1)

REDEMPTION OR EXCHANGE

     Mandatory Redemption. Upon any repayment or redemption, in whole or in part, of any corresponding subordinated debt securities held by a trust, whether at stated maturity, upon earlier redemption or otherwise, the proceeds from such repayment or redemption shall simultaneously be applied by the property trustee, upon not less than 30 nor more than 60 days notice to holders of trust securities, to redeem, on a pro rata basis, preferred securities and common securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the corresponding subordinated debt securities so repaid or redeemed. The redemption price per trust security will be equal to the stated liquidation amount thereof plus accumulated and

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

unpaid distributions thereon to the date of redemption, plus the related amount of premium, if any, and any additional amounts paid by us upon the concurrent repayment or redemption of the corresponding subordinated debt securities. (Section 4.2) If less than all of any series of corresponding subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related preferred securities and the common securities. (Section 4.2)

     We will have the right to redeem any series of corresponding subordinated debt securities

      -- at any time, in whole but not in part, upon the occurrence of a Special Event and subject to the further conditions described under "Description of Debt Securities--Redemption," or

      -- as may be otherwise specified in the applicable prospectus supplement.

     Special Event Redemption or Distribution of Corresponding Subordinated Debt Securities. If a Special Event relating to the preferred securities and common securities of a trust shall occur and be continuing, we have the right to redeem the corresponding subordinated debt securities, in whole but not in part, and thereby cause a mandatory redemption of such preferred securities and common securities, in whole but not in part, at the redemption price within 90 days following the occurrence of the Special Event. At any time, we have the right to dissolve the related trust and after satisfaction of the liabilities of creditors of such trust as provided by applicable law, cause such corresponding subordinated debt securities to be distributed to the holders of such preferred securities and common securities in liquidation of the trust. If we do not elect to redeem the corresponding subordinated debt securities upon the occurrence of a Special Event, the applicable preferred securities will remain outstanding, and in the event a Tax Event has occurred and is continuing, Additional Sums may be payable on the corresponding subordinated debt securities. "Additional Sums" means the additional amounts as may be necessary in order that the amount of distributions then due and payable by a trust on the outstanding preferred securities and common securities of the trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject as a result of a Tax Event. (Section 1.1)

     On and from the date fixed for any distribution of corresponding subordinated debt securities upon dissolution of a trust

      --   the trust securities will no longer be deemed to be outstanding,

      -- the depositary or its nominee, as the record holder of the applicable preferred securities, will receive a registered global certificate or certificates representing the corresponding subordinated debt securities to be delivered upon such distribution and

      -- any certificates representing such preferred securities not held by the depositary or its nominee will be deemed to represent beneficial interests in the corresponding subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of such preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such preferred securities until such certificates are presented to the administrative trustees or their agent for transfer or reissuance. (Section 4.2)

     We cannot predict the market prices for the preferred securities or the corresponding subordinated debt securities that may be distributed in exchange for preferred securities if a dissolution and liquidation of a trust were to occur. Accordingly, the preferred securities that you may purchase, or the corresponding subordinated debt securities that you may receive on dissolution and liquidation of a trust, may trade at a discount to the price that you paid to purchase the preferred securities.

REDEMPTION PROCEDURES

     Preferred securities redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding subordinated debt securities. Redemptions of the preferred securities shall be made and the redemption price shall be payable on

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

each redemption date only to the extent that the related trust has funds on hand available for the payment of such redemption price. See also "--Subordination of Common Securities."

     If a trust gives a notice of redemption, which notice will be irrevocable, in respect of its preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with the depositary for the preferred securities funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of such preferred securities. If such preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such preferred securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any preferred securities called for redemption shall be payable to the holders of such preferred securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, all rights of the holders of such preferred securities so called for redemption will cease, except the right of the holders of such preferred securities to receive the redemption price, but without interest, and such preferred securities will cease to be outstanding. In the event that any date on which any redemption price is payable is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a Business Day, and without any interest or other payment in respect of any such delay, except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. In the event that payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by the related trust or by us pursuant to the preferred securities guarantee as described under "Description of Preferred Securities Guarantees", distributions on such preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the trust for such preferred securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     Subject to applicable law, including, without limitation, United States Federal securities law, we or our subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

     Payment of the redemption price on the preferred securities shall be made to the applicable recordholders as they appear on the register for such preferred securities on the relevant record date, which shall be one Business Day prior to the relevant redemption date; provided, however, that in the event that any preferred securities are not in book-entry form, the relevant record date for such preferred securities shall be a date at least 15 days prior to the redemption date, as specified in the applicable prospectus supplement.

     If less than all of the preferred securities and common securities issued by a trust are to be redeemed on a redemption date, then the aggregate liquidation amount of such preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of such classes. The particular preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding preferred securities not previously called for redemption, or by such other method as the property trustee shall deem fair and appropriate. The property trustee shall promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of each restated trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities shall relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the liquidation amount of preferred securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of

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

the redemption price on the corresponding subordinated debt securities, on and after the redemption date interest will cease to accrue on such subordinated debt securities or portions thereof called for redemption and distributions will cease to accrue on the related preferred securities or portions thereof. (Section 4.2)

SUBORDINATION OF COMMON SECURITIES

     Payment of distributions on, and the redemption price of, each trust's preferred securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of such preferred securities and common securities; provided, however, that if on any distribution date or redemption date an event of default under the corresponding subordinated debt securities shall have occurred and be continuing, no payment of any distribution on, or redemption price of, any of the trust's common securities, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the trust's outstanding preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the trust's outstanding preferred securities then called for redemption, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust's preferred securities then due and payable.

     In the case of any Event of Default under the restated trust agreement resulting from an event of default under the corresponding subordinated debt securities, the holder of such trust's common securities will be deemed to have waived any right to act with respect to any such Event of Default under the applicable restated trust agreement until the effect of all such Events of Default with respect to such preferred securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the applicable restated trust agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of such preferred securities and not on behalf of the holder of the trust's common securities, and only the holders of such preferred securities will have the right to direct the property trustee to act on their behalf. (Section 4.3)

LIQUIDATION DISTRIBUTION UPON DISSOLUTION OF EACH TRUST

     Pursuant to each restated trust agreement, each trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of:

          1.  certain events of our bankruptcy, dissolution or liquidation;

          2. the distribution to the holders of its trust securities of corresponding subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities, if we, as Depositor, have given written direction to the property trustee to dissolve such trust, which direction is optional and wholly within our discretion, as Depositor;

          3. the redemption of all of the trust's trust securities following a Special Event;

          4. the redemption of all of the trust's preferred securities as described under "Description of Preferred Securities--Redemption or Exchange--Mandatory Redemption"; and

          5. the entry of an order for the dissolution of the trust by a court of competent jurisdiction. (Section 9.2)

     If an early dissolution occurs as described in clause (1), (2) or (5) above or upon the date designated for automatic dissolution of the trust, the trust shall be liquidated by the trustees as expeditiously as the trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such trust as provided by applicable law, to the holders of such trust securities corresponding subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities. However, if such distribution is determined by the property trustee, in consultation with us, not to be practical, such holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to, in the case

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

of holders of preferred securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If such Liquidation Distribution can be paid only in part because such trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such trust on its preferred securities shall be paid on a pro rata basis. Holders of such trust's common securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its preferred securities, except that if an event of default under the corresponding subordinated debt securities has occurred and is continuing, the preferred securities shall have a priority over the common securities. (Section 9.4)

EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an "Event of Default" under each restated trust agreement with respect to the applicable preferred securities, whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

          (1) the occurrence of an event of default in respect of the corresponding subordinated debt securities (see "Description of Debt Securities--Events of Default"); or

          (2) default by the property trustee in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

          (3) default by the property trustee in the payment of any redemption price of any trust security when it becomes due and payable; or

          (4) default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in such restated trust agreement, other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (2) or (3) above, and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee or trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding preferred securities of the applicable trust, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under such restated trust agreement; or

          (5) the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and the failure by the holder of the common securities of the applicable trust to appoint a successor property trustee within 60 days thereof. (Section 1.1)

     Within five Business Days after the occurrence of any Event of Default actually known to the property trustee, the property trustee shall transmit notice of such Event of Default to the holders of such trust's preferred securities, the administrative trustees and to us, as Depositor, unless such Event of Default shall have been cured or waived. We, as Depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we and the administrative trustees are in compliance with all the conditions and covenants applicable to us and the administrative trustees under each restated trust agreement. (Sections 8.15 and 8.16)

     If an event of default under the corresponding subordinated debt securities has occurred and is continuing, the preferred securities shall have a preference over the common securities upon dissolution of each trust as described above. See "--Liquidation Distribution Upon Dissolution of a Trust." The existence of an Event of Default under the restated trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof.

REMOVAL OF TRUSTEES

     Unless an event of default under the corresponding subordinated debt securities shall have occurred and be continuing, any trustee may be removed at any time by the holder of the common securities. If an event of default under the corresponding subordinated debt securities has occurred and is continuing, the property

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

trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable restated trust agreement. (Section 8.10)

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the property of any trust may at the time be located, the holder of the common securities and the administrative trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the property of any trust, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable restated trust agreement. In case an event of default under the corresponding subordinated debt securities has occurred and is continuing, the property trustee alone shall have power to make such appointment. (Section 8.9)

MERGER OR CONSOLIDATION OF TRUSTEES

     Any corporation into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such trustee shall be a party shall be the successor of such trustee under each restated trust agreement, provided such corporation shall be otherwise qualified and eligible. (Section 8.12)

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUSTS

     A trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except as described below or as described in "Liquidation Distribution Upon Dissolution of a Trust." A trust may, at our request, with the consent of only the administrative trustees and without the consent of the holders of the preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State, provided, that

      --   such successor entity either

        (a) expressly assumes all of the obligations of such trust with respect to the preferred securities or

        (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so long as such successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise,

      -- we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding subordinated debt securities,

      -- the successor securities are listed or traded, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed or traded, if any,

      -- such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization,

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

      -- such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect,

      -- such successor entity has a purpose substantially identical to that of the trust,

      -- prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the trust experienced in such matters to the effect that

        (a) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, and

        (b) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor any successor entity will be required to register as an "investment company" under the Investment Company Act, and

      -- we or any permitted successor or assignee own all of the common securities of such successor entity and guarantee the obligations of such successor entity under the successor securities at least to the extent provided by the preferred securities guarantee.

     Notwithstanding the foregoing, a trust shall not, except with the consent of holders of 100% in liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, convert into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States Federal income tax purposes. (Section 9.5)

VOTING AND PREEMPTIVE RIGHTS

     Except as provided below and under "Description of Preferred Securities Guarantees--Amendments and Assignment" and as otherwise required by law and the applicable restated trust agreement, the holders of the preferred securities will have no voting rights. Holders of the preferred securities have no preemptive or similar rights. (Section 6.1)

AMENDMENT OF RESTATED TRUST AGREEMENTS

     Each restated trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the trust securities:

          1. to cure any ambiguity, correct or supplement any provisions in such restated trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such restated trust agreement, which shall not be inconsistent with the other provisions of such restated trust agreement, or

          2. to modify, eliminate or add to any provisions of such restated trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States Federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act;

provided, however, that in the case of clause (1), such action shall not adversely affect in any material respect the interests of any holder of trust securities. Any such amendments of a restated trust agreement shall become effective when notice thereof is given to the holders of trust securities of the applicable trust.

     Each restated trust agreement may be amended by us and the trustees with the consent of holders representing not less than a majority, based upon liquidation amounts, of the outstanding trust securities, and receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the trust's status as a grantor trust for United States Federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, such restated trust agreement may not be amended to:

      -- change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or

      -- restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date. (Section 10.2)

     So long as any corresponding subordinated debt securities are held by the property trustee, the trustees shall not:

      -- direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or executing any trust or power conferred on the property trustee with respect to such corresponding subordinated debt securities,

      -- waive any past default that is waivable under Section 5.13 of the subordinated indentures (as described in "Description of the Debt Securities--Modification and Waiver"),

      -- exercise any right to rescind or annul a declaration that the principal of all the subordinated debt securities shall be due and payable, or

      -- consent to any amendment, modification or termination of the subordinated indenture or such corresponding subordinated debt securities, where such consent shall be required,

without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities.

     However, where a consent under the subordinated indenture would require the consent of each holder of corresponding subordinated debt securities affected thereby, no such consent shall be given by the property trustee without the prior consent of each holder of the corresponding preferred securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee shall notify each holder of preferred securities of any notice of default with respect to the corresponding subordinated debt securities. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees shall obtain an opinion of counsel experienced in such matters to the effect that the trust will not be classified as a corporation for United States Federal income tax purposes on account of such action. (Section 6.1)

     Any required approval or action of holders of preferred securities may be given or taken at a meeting of holders of preferred securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of preferred securities are entitled to vote to be given to each holder of record of preferred securities in the manner set forth in each restated trust agreement. (Sections 6.2, 6.3 and 6.6)

     No vote or consent of the holders of preferred securities will be required for a trust to redeem and cancel its preferred securities in accordance with the applicable restated trust agreement.

     Notwithstanding that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any affiliate of ours or any trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

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

GLOBAL PREFERRED SECURITIES

     The preferred securities of a trust may be issued in whole or in part in the form of one or more global preferred securities that will be deposited with, or on behalf of, the depositary identified in the prospectus supplement.

     The specific terms of the depositary arrangement with respect to the preferred securities of a trust will be described in the related prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a global preferred security, and the deposit of such global preferred security with or on behalf of the depositary, the depositary for such global preferred security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by such global preferred securities to the accounts of participants. Such accounts shall be designated by the underwriters or agents with respect to such preferred securities or by us if such preferred securities are offered and sold directly by us. Ownership of beneficial interests in a global preferred security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants, and the records of participants with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global preferred security.

     So long as the depositary for a global preferred security, or its nominee, is the registered owner of such global preferred security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by such global preferred security for all purposes under the restated trust agreement governing such preferred securities. Except as provided below, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by such global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any such preferred securities in definitive form and will not be considered the owners or holders thereof under the restated trust agreement.

     Payments of any liquidation amount, premium or distributions in respect of individual preferred securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global preferred security representing such preferred securities. None of W. R. Berkley, the property trustee, any paying agent, or the securities registrar for such preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing such preferred securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the depositary or its nominee, upon receipt of any payment in respect of a global preferred security representing any trust's preferred securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of such global preferred security for such preferred securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global preferred security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants.

     Unless otherwise specified in the applicable prospectus supplement, the restated trust agreement of each trust will provide that

      -- if we advise the trustees in writing that the depositary is no longer willing or able to act as depositary and we fail to appoint a qualified successor within 90 days,

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

      -- we at our option advise the trustees in writing that we elect to terminate the book-entry system through the depositary or

      -- after the occurrence of an event of default under the corresponding subordinated debt securities, owners of preferred securities representing at least a majority of liquidation amount of such preferred securities advise the property trustee in writing that the continuation of a book-entry system through the depositary is no longer in their best interests, then the global preferred securities will be exchanged for preferred securities in definitive form in accordance with the instructions of the depositary. It is expected that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global preferred securities. Individual preferred securities so issued will be issued in authorized denominations.

PAYMENT AND PAYING AGENCY

     Payments in respect of the preferred securities shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates or, if any trust's preferred securities are not held by the depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register of such trust. Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the property trustee and any copaying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to us and the property trustee. In the event the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and us, to act as paying agent. (Section 5.9)

REGISTRAR AND TRANSFER AGENT

     Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the preferred securities.

     Registration of transfers of preferred securities will be effected without charge by or on behalf of each trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trusts will not be required to register or cause to be registered the transfer of their preferred securities after such preferred securities have been called for redemption. (Section 5.4)

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence of and continuation of a default by us in performance of any trust-issued subordinated indenture, undertakes to perform, without negligence, acting in bad faith or willful misconduct, only those duties specifically set forth in each restated trust agreement, provided that it must exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs after default with respect to any trust-issued subordinated indenture. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable restated trust agreement at the request of any holder of preferred securities unless it is offered indemnity reasonably satisfactory to the property trustee against the costs, expenses and liabilities that might be incurred thereby. If in performing its duties under the restated trust agreement, the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable restated trust agreement or is unsure of the application of any provision of the applicable restated trust agreement, and the matter is not one on which holders of preferred securities are entitled under such restated trust agreement to vote, then the property trustee shall take such action as is directed by us. If it is not so directed, the property trustee shall take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

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

ADMINISTRATIVE TRUSTEES

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the trusts in such a way that no trust will be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States Federal income tax purposes and so that the corresponding subordinated debt securities will be treated as our indebtedness for United States Federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each trust or each restated trust agreement, that we and the administrative trustees determine in our and their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related preferred securities.

                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

     Concurrently with the issuance by each trust of its preferred securities, we will execute and deliver a preferred securities guarantee for the benefit of the holders from time to time of such preferred securities. The property trustee will act as indenture trustee under each preferred securities guarantee for the purposes of compliance with the Trust Indenture Act, and each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. In this prospectus, we refer to the property trustee acting as indenture trustee under each preferred securities guarantee as the "guarantee trustee." Because the following summary of certain provisions of the preferred securities guarantees is not complete, you should refer to the form of preferred securities guarantee and the Trust Indenture Act for more complete information regarding the provisions of each preferred securities guarantee, including the definitions of some of the terms used below. The form of the preferred securities guarantee has been filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference in this summary. Whenever particular sections or defined terms of a preferred securities guarantee are referred to, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Reference in this summary to preferred securities means the trust's preferred securities to which a preferred securities guarantee relates. The guarantee trustee will hold each preferred securities guarantee for the benefit of the holders of the related trust's preferred securities.

GENERAL

     We will irrevocably agree to pay in full on a subordinated basis, to the extent described herein, the Guarantee Payments, as defined below, without duplication of amounts theretofore paid by or on behalf of the trust, to the holders of the preferred securities, as and when due, regardless of any defense, right of setoff or counterclaim that the trust may have or assert other than the defense of payment. The following Guarantee Payments with respect to the preferred securities, to the extent not paid by or on behalf of the related trust, will be subject to the preferred securities guarantee:

      -- any accrued and unpaid distributions required to be paid on such preferred securities, to the extent that the trust has funds on hand available for payment at such time,

      -- the redemption price, including all accrued and unpaid distributions to the redemption date, with respect to any preferred securities called for redemption, to the extent that the trust has funds on hand available for payment at such time, and

      -- upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, unless the corresponding subordinated debt securities are distributed to holders of such preferred securities, the lesser of

        (a) the Liquidation Distribution, to the extent such trust has funds available for payment at such time and

        (b) the amount of assets of such trust remaining available for distribution to holders of preferred securities.

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

     Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of the applicable preferred securities or by causing the trust to pay such amounts to such holders. (Section 5.1)

     Each preferred securities guarantee will be an irrevocable guarantee on a subordinated basis of the related trust's payment obligations under the preferred securities, but will apply only to the extent that such related trust has funds sufficient to make such payments. Each preferred securities guarantee is, to that extent, a guarantee of payment and not a guarantee of collection.

     If we do not make interest payments on the corresponding subordinated debt securities held by a trust, the trust will not be able to pay distributions on the preferred securities and will not have funds legally available for payment. Each preferred securities guarantee will rank subordinate and junior in right of payment to all other Indebtedness of ours, including all debt securities, except those ranking equally or subordinate by their terms. See "--Status of the Preferred Securities Guarantees." Because we are a holding company, our rights and the rights of our stockholders and creditors, including the holders of preferred securities who are creditors of ours by virtue of the preferred securities guarantee, to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. The right of creditors of ours, including the holders of preferred securities who are creditors of ours by virtue of the preferred securities guarantee, to participate in the distribution of stock owned by us in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries. Except as otherwise provided in the applicable prospectus supplement, the preferred securities guarantees do not limit our ability to incur or issue other secured or unsecured debt, whether under an indenture or otherwise.

     Our obligations described herein and in any accompanying prospectus supplement, through the applicable preferred securities guarantee, the applicable restated trust agreement, the subordinated indenture and any supplemental indentures thereto and the expense agreement described below, taken together, constitute a full, irrevocable and unconditional guarantee by us of payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities. See "The Trusts," "Description of Preferred Securities," and "Description of Debt Securities."

STATUS OF THE PREFERRED SECURITIES GUARANTEES

     Each preferred securities guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all other Indebtedness of ours, except those ranking equally or subordinate by their terms. (Section 6.2)

     Each preferred securities guarantee will rank equally with all other similar preferred securities guarantees issued by us on behalf of holders of preferred securities of any trust, partnership or other entity affiliated with us which is a financing vehicle of ours. (Section 6.3). Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity (Section 5.4). Each preferred securities guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the trust or upon distribution to the holders of the preferred securities of the corresponding subordinated debt securities. None of the preferred securities guarantees places a limitation on the amount of additional Indebtedness that may be incurred by us. We expect from time to time to incur additional Indebtedness that will rank senior to the preferred securities guarantees.

PAYMENT OF ADDITIONAL AMOUNTS

     We will make all Guarantee Payments pursuant to the preferred securities guarantee without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or

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

governmental charges of whatever nature imposed or levied by or on behalf of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by

      -- the laws, or any regulations or rulings promulgated thereunder, of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or

      -- an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings, including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof.

If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holders of the related preferred securities such additional amounts as may be necessary so that every Guarantee Payment pursuant to the preferred securities guarantee made to such holder, after such withholding or deduction, will not be less than the amount provided for in such preferred securities guarantee to be then due and payable.

     We will not be required to pay any additional amounts for or on account of:

     1. any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder

          (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of preferred securities, or receipt of payment under such preferred securities guarantee,

          (b) presented such preferred security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such preferred security could not have been presented for payment elsewhere, or

          (c) presented such preferred security for payment more than 30 days after the date on which the payment in respect of such preferred security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such preferred security for payment on any day within that 30-day period;

     2. any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

     3. any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such preferred security to comply with any reasonable request by us or the trust addressed to the holder within 90 days of such request

          (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or

          (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

     4.  any combination of items (1), (2) and (3).

     In addition, we will not pay any additional amounts with respect to the preferred securities guarantee to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such preferred security to the extent such payment would be required by the laws of the relevant taxing jurisdiction, or any political subdivision or relevant taxing authority thereof or therein, to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the preferred securities.

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

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the related preferred securities, in which case no vote will be required, no preferred securities guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of such outstanding preferred securities. (Section 8.2). All guarantees and agreements contained in each preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the related preferred securities then outstanding. (Section 8.1)

EVENTS OF DEFAULT

     An event of default under each preferred securities guarantee will occur upon the failure of ours to perform any of our payment or other obligations thereunder. The holders of not less than a majority in aggregate liquidation amount of the related preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of such preferred securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under such preferred securities guarantee. (Section 5.4)

     If the guarantee trustee fails to enforce a preferred securities guarantee, any holder of the preferred securities may institute a legal proceeding directly against us to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. (Section 5.4)

     We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the preferred securities guarantee. (Section 2.4)

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of any preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in each preferred securities guarantee and, after default with respect to any preferred securities guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. (Section 3.1). Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any preferred securities guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses, and liabilities that might be incurred thereby. (Section 3.2)

TERMINATION OF THE PREFERRED SECURITIES GUARANTEES

     Each preferred securities guarantee will terminate and be of no further force and effect upon

      -- full payment of the redemption price of the related preferred securities,

      -- the distribution of the corresponding subordinated debt securities to the holders of the related preferred securities or

      -- upon full payment of the amounts payable upon liquidation of the related trust.

Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred securities must restore payment of any sums paid with respect to such preferred securities or such preferred securities guarantee. (Section 7.1)

NEW YORK LAW TO GOVERN

     Each preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and performed wholly in that state. (Section 8.5)

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

EXPENSE AGREEMENT

     Pursuant to the expense agreement entered into by us under the restated trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom a trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust of the amounts due such holders pursuant to the terms of the preferred securities or such other similar interests, as the case may be.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The price per share may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for the holder's obligations to purchase the shares under the stock purchase contracts, either

      --   senior debt securities or our subordinated debt securities,

      -- debt obligations of third parties, including U.S. Treasury securities, or

      --   preferred securities of a trust.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to

      --   the stock purchase contracts,

      -- the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and

      -- if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

                              PLAN OF DISTRIBUTION

     We and/or any trust may sell offered securities in any one or more of the following ways from time to time:

      --   through agents;

      --   to or through underwriters;

      --   through dealers; or

      --   directly to purchasers.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including the name or names of any underwriters, dealers or agents; the purchase price of the offered securities and the proceeds to us and/or a trust from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such offered securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us and/or the applicable trust to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

     If offered securities are sold by means of an underwritten offering, we and/or the applicable trust will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the offered securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all such offered securities of a series if any are purchased.

     We and/or the applicable trust may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price, with additional underwriting discounts or commissions, as may be set forth in the prospectus supplement relating thereto. If we and/or the applicable trust grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

     If a dealer is utilized in the sales of offered securities in respect of which this prospectus is delivered, we and/or the applicable trust will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

     Offers to purchase offered securities may be solicited directly by us and/or the applicable trust and the sale thereof may be made by us and/or the applicable trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the related prospectus supplement.

     Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, acting as principals for their own accounts or as agents for us and/or the applicable trust. Any such remarketing firm will be identified and the terms of its agreements, if any, with us and/or the applicable trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

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

     Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us and/or the applicable trust to indemnification by us and/or the applicable trust against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

     If so indicated in the prospectus supplement, we and/or the applicable trust will authorize underwriters or other persons acting as our and/or the applicable trust's agents to solicit offers by certain institutions to purchase offered securities from us and/or the applicable trust at the public offering price, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us and/or the applicable trust. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Disclosure in the prospectus supplement of our and/or the applicable trust's use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

     Each series of offered securities will be a new issue and, other than the shares of common stock which are listed on the New York Stock Exchange, will have no established trading market. We and/or the applicable trust may elect to list any series of offered securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, neither we nor the applicable trust shall be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

     Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                 LEGAL OPINIONS

     The validity of any securities offered by us in the applicable prospectus supplement will be passed upon for us by Willkie Farr & Gallagher, New York, New York. Unless otherwise stated in the applicable prospectus supplement, the validity of the preferred securities offered by the trusts in the applicable prospectus supplement will be passed upon for the trusts by Prickett, Jones & Elliott, special Delaware counsel to the trusts. The validity of any securities offered in the applicable prospectus supplement will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement. As of May 15, 2001, attorneys of Willkie Farr & Gallagher beneficially own an aggregate of 45,534 shares of our common stock, of which 30,934 are beneficially owned by Robert B. Hodes and 14,600 are beneficially owned by Jack H. Nusbaum, which amount includes 3,000 shares held in trusts as to which Mr. Nusbaum is a co-trustee. Mr. Hodes and Mr. Nusbaum are also members of our board of directors.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the reports of KPMG LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. Any audited financial statements and schedules that are incorporated or that are deemed to be incorporated by reference into this prospectus that are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents of these accountants filed with the Commission.

                      WHERE YOU CAN FIND MORE INFORMATION

W. R. BERKLEY

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act, relating to our common stock and other securities. This prospectus is a part of such registration statement, but such registration statement also contains additional information and exhibits.

     We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the Commission. You can read and copy the registration statement and any other document that we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Our filings with the Commission are also available from the Commission's web site at http://www.sec.gov. Please call the Commission's toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the Commission's public reference room. Information about us is also available on our web site at http://www.wrberkley.com. Such information on our web site is not a part of this prospectus.

THE TRUSTS

     There are no separate financial statements of the trusts in this prospectus. We do not believe the financial statements would be helpful to the holders of the preferred securities of the trusts because:

      -- We, a reporting company under the Exchange Act, will directly or indirectly own all of the voting securities of the trusts;

      -- The trusts have no independent operations or proposals to engage in any activity other than issuing securities representing undivided beneficial interests in the assets of the applicable trust and investing the proceeds in subordinated debt securities issued by us; and

      -- The obligations of the trusts under the preferred securities will be fully and unconditionally guaranteed by us. See "Description of Preferred Securities Guarantees."

     The trusts are not currently subject to the information reporting requirements of the Exchange Act. The trusts will become subject to the requirements upon the effectiveness of the registration statement that contains this prospectus, although the trusts intend to seek and expect to receive an exemption from those requirements. If the trusts do not receive such an exemption, the expenses of operating the trusts would increase, as would the likelihood that we would exercise our option to dissolve and liquidate the trusts early.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Commission, modifies or replaces this information. All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the

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Exchange Act, prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following documents:

      --   Our Annual Report on Form 10-K for the year ended December 31, 2000;

      --   Our Quarterly Report on Form 10-Q for the quarter ended March 31,
           2001;

      -- Our Current Reports on Form 8-K, dated December 8, 2000, February 5, 2001, February 6, 2001 (as amended), February 28, 2001, April 4, 2001, April 23, 2001, April 26, 2001 and May 15, 2001;

      -- Our Proxy Statement dated April 4, 2001 for our 2001 Annual Meeting of Stockholders; and

      -- The descriptions of our common stock set forth in our registration statement on Form 8-A/A filed with the Commission on May 1, 2001 and of our rights to purchase Series A Junior Participating Preferred Stock set forth in our registration statement on Form 8-A filed with the Commission on May 11, 1999, as amended on May 1, 2001, including any further amendments or reports for the purposes of updating such descriptions.

     To receive a free copy of any of the documents incorporated by reference in this prospectus, other than any exhibits, unless the exhibits are specifically incorporated by reference into this prospectus, call or write us at the following address: W. R. Berkley Corporation, Attn: Ira S. Lederman, Assistant Secretary, 165 Mason Street, P.O. Box 2518, Greenwich, Connecticut 06836-2518,
(203) 629-3000.

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                          W. R. Berkley Corporation